Exhibit 10.68

JOINDER AND FOURTH AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT

THIS JOINDER AND FOURTH AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT (this “Amendment”), with an effective date of August 23, 2018, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”, and together with each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), Quantum LTO Holdings, LLC, a Delaware limited liability company (“New Guarantor”), each other Loan Party (as defined in the Credit Agreement) party hereto, the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”) party hereto, and TCW ASSET MANAGEMENT COMPANY LLC (“TCW”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).

RECITALS

A. Agent, the Lenders, the Borrowers and the each other Loan Party from time to time party thereto are parties to that certain Term Loan Credit and Security Agreement, dated as of October 21, 2016 (as amended by the First Amendment to Term Loan Credit and Security Agreement, dated as of April 19, 2017, the Second Amendment to Term Loan Credit and Security Agreement, dated as of November 6, 2017, the Third Amendment to Term Loan Credit and Security Agreement, dated as of February 14, 2018 and this Amendment, and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B. The Borrowers have notified Agent and Lenders that Quantum has formed New Subsidiary as a wholly-owned Subsidiary on or about August 17, 2018, and, pursuant to Section 7.12 of the Credit Agreement, Administrative Borrower requests that such Subsidiary join the Credit Agreement as a Guarantor and become jointly and severally liable for the obligations of the Loan Parties thereunder and under the Other Documents and grant to Agent, for its benefit and for the ratable benefit of each Lender and each other Secured Party, a security interest in its Collateral to secure the Obligations.

C. The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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1. Definitions. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

2. New Guarantor Joinder. New Guarantor has indicated its desire to join the Credit Agreement as a Guarantor pursuant to the terms thereof. Accordingly, New Guarantor, Agent, Lenders and the other Loan Parties hereby agree as follows:

(a) New Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto, in each case as amended to date (including by this Amendment).

(b) New Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Amendment, New Guarantor will become a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the Other Documents, and shall have all of the obligations of a Guarantor thereunder as if it had originally executed the Credit Agreement and such Other Documents. New Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and in the Other Documents applicable to Guarantors and/or the Loan Parties, including without limitation (i) all of the representations and warranties set forth in Article V of the Credit Agreement, (ii) all of the affirmative covenants set forth in Article VI of the Credit Agreement, and (iii) all of the negative covenants set forth in Article VII of the Credit Agreement.

(c) Without limiting the generality of the foregoing, New Guarantor hereby (i) assigns, pledges and grants to Agent, for its benefit and for the ratable benefit of each Lender and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, to secure the prompt payment and performance to Agent and each Lender (and each other holder of any Obligations) of the Obligations, and (ii) unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. In furtherance of the foregoing, New Guarantor authorizes Agent to file against it, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of such New Guarantor).

(d) New Guarantor hereby agrees that at any time and from time to time, upon the reasonable request of Agent, it will execute and deliver such other and further agreements, documents and instruments and do such other further acts and things as Agent may reasonably request in order to effect the purposes of the joinder set forth in this Section 2. In addition, and in accordance with Article XV of the Credit Agreement, New Guarantor hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request the Delayed Draw Term Loan, (iii) sign and endorse notes, (iv) execute and deliver all instruments, documents, applications, security agreements and all other agreements, documents, instruments, certificates, notices and further assurances now or hereafter required under the

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Credit Agreement or the Other Documents, (v) make elections regarding interest rates, and (vi) otherwise take action under and in connection with the Credit Agreement and the Other Documents, all on behalf of and in the name such Loan Party, and hereby authorizes Agent to pay over or credit all loan proceeds thereunder in accordance with the request of Borrowing Agent.

3. Amendments to Credit Agreement. Subject to the satisfaction of the conditions to effectiveness set forth in Section 4 of this Amendment and in reliance upon the representations and warranties set forth in Section 5 of this Amendment, the Credit Agreement is hereby amended as follows:

(a) The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth in the amended Credit Agreement attached hereto as Exhibit A (the “Amended Credit Agreement”), and any term or provision of the Credit Agreement which is different from that set forth in the Amended Credit Agreement shall be replaced and superseded in all respects by the terms and provisions of the Amended Credit Agreement.

(b) The schedules to the Credit Agreement are hereby amended as set forth on the attached Exhibit B.

4. Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a) Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party and each Lender;

(b) Agent shall have received a fully executed copy (as applicable), in each case in form and substance reasonably satisfactory to Agent, of each of the documents set forth on the closing checklist attached hereto as Exhibit C;

(c) Agent shall have received payment of all fees payable to Agent and Lenders pursuant to the terms of the Fee Letter, and all other fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment;

(d) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel; and

(e) on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

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5. Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a) each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b) this Amendment has been duly executed and delivered by each Loan Party;

(c) this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(d) the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate powers, as applicable, (ii) have been duly authorized by all necessary corporate action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Revolving Loan Documents, (iv) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect or (y) any immaterial Consents of any Governmental Body, all of which will have been duly obtained, made or complied with prior to the date hereof and which are in full force and effect on the date hereof, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Revolving Loan Documents;

(e) each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f) each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the

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transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof)) as of such earlier or specified date; and

(g) after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

6. Conditions Subsequent. Any failure by the Loan Parties to comply with the requirements of this Section 6 shall constitute an immediate Event of Default.

(a) On or prior to the date that is five (5) Business Days after the date hereof (or such later date as Agent shall agree to in writing in its sole discretion), the Loan Parties shall deliver to Agent appropriate loss payable endorsements, in form and substance satisfactory to Agent, naming Agent as mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage of the Loan Parties referred to in clauses (i) and (iii) of Section 6.6 of the Credit Agreement, and providing (i) that all proceeds under such policies shall be payable to Agent, (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (iii) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice).

(b) On or prior to the date that is thirty (30) days after the date hereof (or such later date as Agent shall agree to in writing in its sole discretion), Quantum shall (i) transfer to New Guarantor all of its rights, titles and interests under, in and to (x) the LTO Program, the Recurring Royalty Revenue, all Format Development Agreements and any other contracts related to the foregoing, and (y) all Intellectual Property necessary to, and primarily used in, the LTO Program, and (ii) take all action that Agent may reasonably request in order to perfect Agent’s Lien on, or to enable Agent to protect, exercise or enforce its rights in, the Collateral of such New Guarantor (including, but not limited to, executing and delivering an assignment of security interest in all of such New Guarantor’s Intellectual Property), in each case in form and substance reasonably satisfactory to Agent.

(c) On or prior to January 31, 2019, each Loan Party shall, or shall cause Borrowing Agent on its behalf to, furnish to Agent audited financial statements of Quantum and its Subsidiaries, on a consolidated basis and unaudited financial statements of Quantum and its Subsidiaries, on a consolidating basis (which shall consist of a balance sheet and statements of income, stockholders’ equity and cash flow), with respect to the fiscal year of Quantum ended March 31, 2018 and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP, and in reasonable detail and audited by independent certified public accountants reasonably acceptable to Agent and certified without qualification (except (i) to the extent such qualification solely is due to the projected, potential or possible failure to comply with any covenant under the Credit Agreement or the Revolving Loan Agreement during the one year period following the date such certification is delivered, or (b) a “going concern” statement or qualification solely due to the impending maturity of the Obligations and the Revolving Loan Indebtedness), together with a completed Compliance Certificate.

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(d) Each Loan Party, will, and will cause each of its Subsidiaries to, comply with each of the Milestones (as defined below) set forth in Section 7 on or prior to the applicable date for compliance indicated below with respect to such Milestone.

7. Repayment Transaction and Related Milestones. The Loan Parties have notified Agent and the Lenders that the Loan Parties have retained Armory Securities, LLC (the “Investment Banker”) to pursue a refinancing or other transaction that results in the Payment in Full of all of the Obligations and the termination of the Credit Agreement and the Other Documents pursuant to the terms of a payoff letter reasonably acceptable to Agent (the “Repayment Transaction”) with one or more Potential Repayment Transaction Parties (as defined below). The Loan Parties hereby (i) authorize the Investment Banker to meet with Agent, Lenders, and each of their respective advisors (in person and telephonically), and provide to Agent such information and reports as Agent may request from time to time, and (ii) agree, at all times, to (x) continue to retain the Investment Banker for the purpose of effectuating the Repayment Transaction, (y) not interfere with the Investment Banker or with the performance of the Investment Banker’s responsibilities, and (z) diligently pursue the Repayment Transaction and take all commercially reasonable steps to consummate the Repayment Transaction. In furtherance of the foregoing, the Loan Parties, will, and will cause each of their Subsidiaries to, comply with each of the milestones (the “Milestones”) set forth below. Failure by the Loan Parties to comply with any Milestone as of the date indicated below therefor (or such later date as Agent agrees to in writing in its sole discretion) will constitute an immediate Event of Default.

(a) List of Potential Repayment Transaction Parties. On or before August 24, 2018 (or such later date as Agent agrees to in writing in its sole discretion), Borrowers will provide to Agent a list of financial institutions and/or investors that Borrowers, in consultation with the Investment Bank, have identified as a potential financing source or transaction counterparty for the Repayment Transaction (each, a “Potential Repayment Transaction Party”); provided, that if negotiations cease with any Potential Repayment Transaction Party in respect of the Repayment Transaction, such financial institution or other third party shall no longer be considered a “Potential Repayment Transaction Party” for purposes of this Section 7.

(b) Distribution of “Teaser” and Non-Disclosure Agreement. On or before August 31, 2018 (or such later date as Agent agrees to in writing in its sole discretion), Borrowers will cause the Investment Bank to distribute a “teaser” regarding the Loan Parties assets and businesses, and a non-disclosure agreement with respect to the Repayment Transaction, in each case in form and substance reasonably acceptable to Agent, to each Potential Repayment Transaction Party.

(c) Establishment of Data Site. On or before August 31, 2018 (or such later date as Agent agrees to in writing in its sole discretion), Borrowers will cause the Investment Banker to (i) establish a data site with respect to the Repayment Transaction and (ii) permit each Potential Repayment Transaction Party who has executed a non-disclosure agreement in form and substance reasonably satisfactory to the Borrowers (an “NDA”) to obtain access thereto.

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(d) Distribution of CIM. On or before August 31, 2018 (or such later date as Agent agrees to in writing in its sole discretion), Borrowers will cause the Investment Banker to distribute a confidential information memorandum, in form and substance reasonably acceptable to Agent, with respect to the Repayment Transaction, to each Potential Repayment Transaction Party who has executed an NDA.

(e) Term Sheet. On or before October 15, 2018 (or such later date as Agent agrees to in writing in its sole discretion), Borrowers will provide to Agent copies of one or more non-binding term sheets (at least one of which (i) contains reasonable and market diligence and closing conditions for a transaction of the type which would, if consummated, result in the consummation of the Repayment Transaction, and (ii) sets forth the material economic terms of a proposed transaction which, if consummated, would be sufficient to result in the consummation of a Repayment Transaction (“Sufficient Terms”)).

(f) Commitment Letter/Draft Documentation. On or before November 30, 2018 (or such later date as Agent agrees to in writing in its sole discretion), Borrowers will provide to Agent either (i) executed copies of at least one binding commitment letter, setting forth Sufficient Terms and a reasonable timeline for closing of a Repayment Transaction on or prior to January 31, 2019, or (ii) copies of draft documentation that has been provided to the Borrowers by a Potential Repayment Transaction Party containing Sufficient Terms.

8. Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party, in each case as amended by this Amendment or, with respect to the Other Documents, as otherwise amended or modified on of the date hereof.

9. Acknowledgments. To induce Agent and Lenders to enter into this Amendment, Borrowers and each other Loan Party acknowledge that:

(a) as of the date hereof, (i) Agent and Lenders have performed without default all obligations required of Agent and Lenders under the Credit Agreement and each of the Other Documents; and (ii) there are no disputes with or claims against Agent or Lenders, or any knowledge of any facts giving rise to any disputes or claims, related to any of the Credit Agreement or any of the Other Documents, including without limitation any disputes or claims, or knowledge of facts giving rise thereto, that involve a breach or violation on the part of Agent or any Lender of the terms and conditions of the Credit Agreement or any of the Other Documents;

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(b) as of the date hereof, after giving effect to the borrowing of the First Delayed Draw Term Loan to be funded on the date hereof and application of all fees payable to Agent and Lenders pursuant to the terms of the Fee Letter on the date hereof, Borrowers are indebted to Lenders in respect of the Term Loan (including any PIK Interest that has been added to the outstanding principal amount of the Term A Loan) in the aggregate outstanding principal amount of $98,382,131.98, and all such Loans, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Borrowers to Agent and Lenders pursuant to the terms of the Credit Agreement, are unconditionally owing by Borrowers (and guaranteed by each of the Loan Parties) to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description; and

(c) no Borrower nor any other Loan Party has any valid defense to the enforcement of their respective obligations set forth in the Credit Agreement, the Other Documents or this Amendment, as applicable, by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment.

10. Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

11. Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

12. Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

13. Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

14. Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

15. Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such

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other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, as of the date of this Amendment, both at law and in equity, which such Loan Party, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, any of the Other Documents or transactions thereunder or related thereto; provided that nothing contained herein shall release any Releasee from any Claims resulting from the gross negligence, willful misconduct or material breach of the Credit Agreement or any of the Other Documents by any Releasee as determined by a court of competent jurisdiction in a final non-appealable judgment or order or for any Claim arising with respect to obligations arising under this Amendment or the documents entered into as of the date hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

LOAN PARTIES:	QUANTUM CORPORATION, as Borrower

	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
	Title:	Chief Financial Officer

QUANTUM LTO HOLDINGS, LLC, as a Guarantor

	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
	Title:	Chief Financial Officer

Signature Page to Joinder and Fourth Amendment to Term Loan Credit and Security Agreement

AGENT AND LENDERS:	TCW ASSET MANAGEMENT COMPANY LLC, as Agent and a Lender

	By:	/s/ Suzanne Grosso
Name:
Title:

TCW DIRECT LENDING, LLC, as a Lender
By: TCW Asset Management Company LLC, its Investment Advisor

	By:	/s/ Suzanne Grosso
Name:
Title:

WEST VIRGINIA DIRECT LENDING LLC, as a Lender
By: TCW Asset Management Company LLC, its Investment Advisor

	By:	/s/ Suzanne Grosso
Name:
Title:

TCW SKYLINE LENDING, L.P., as a Lender
By: TCW Asset Management Company LLC, its Investment Advisor

	By:	/s/ Suzanne Grosso
Name:
Title:

Signature Page to Joinder and Fourth Amendment to Term Loan Credit and Security Agreement

Exhibit A

Amended Credit Agreement

(attached)

~~<Conformed through:>~~

~~<First Amendment to Term Loan Credit and Security Agreement, dated as of April 19, 2017 >~~

~~<Second Amendment to Term Loan Credit and Security Agreement, dated as of November 6, 2017>~~

~~<Third Amendment to Term Loan Credit and Security Agreement, dated as of February 14, 2018>~~

TERM LOAN CREDIT

AND

SECURITY AGREEMENT

TCW ASSET MANAGEMENT COMPANY LLC

(AS AGENT)

THE LENDERS PARTY HERETO

(AS LENDERS)

WITH

QUANTUM CORPORATION

(AS BORROWER)

October 21, 2016

~~<Conformed through:>~~

~~<First Amendment to Term Loan Credit and Security Agreement, dated as of April 19, 2017 >~~

~~<Second Amendment to Term Loan Credit and Security Agreement, dated as of November 6, 2017>~~

~~<Third Amendment to Term Loan Credit and Security Agreement, dated as of February 14, 2018>~~

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	4.3	Preservation of Collateral	~~<68>~~	78

	4.4	Ownership and Location of Collateral.	~~<69>~~	78

	4.5	Defense of Agent’s and Lenders’ Interests	~~<69>~~	79

	4.6	Inspection of Premises	~~<70>~~	79

	4.7	Appraisals	~~<70>~~	80

	4.8	Receivables; Deposit Accounts and Securities Accounts.	~~<71>~~	80

	4.9	Inventory	~~<74>~~	84

	4.10	Maintenance of Equipment	~~<74>~~	84

	4.11	Exculpation of Liability	~~<74>~~	84

	4.12	Financing Statements	~~<74>~~	85

	4.13	Investment Property Collateral.	~~<75>~~	85

	4.14	Provisions Regarding Certain Investment Property Collateral	~~<75>~~	86

V	REPRESENTATIONS AND WARRANTIES.		~~<76>~~	86

	5.1	Authority	~~<76>~~	86

	5.2	Formation and Qualification.	~~<76>~~	87

	5.3	Survival of Representations and Warranties	~~<77>~~	87

	5.4	Tax Returns	~~<77>~~	87

	5.5	Financial Statements.	~~<77>~~	88

	5.6	Entity Names	~~<78>~~	88

	5.7	O.S.H.A. Environmental Compliance; Flood Insurance.	~~<78>~~	89

	5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.	~~<79>~~	90

	5.9	Intellectual Property	~~<81>~~	91

	5.10	Licenses and Permits	~~<81>~~	92

	5.11	[Reserved]	~~<82>~~	92

	5.12	No Default	~~<82>~~	92

	5.13	No Burdensome Restrictions	~~<82>~~	92

	5.14	No Labor Disputes	~~<82>~~	92

	5.15	Margin Regulations	~~<82>~~	93

	5.16	Investment Company Act	~~<82>~~	93

	5.17	Swaps	~~<82>~~	93

	5.18	Business and Property of the Loan Parties	~~<82>~~	93

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	5.19	[Reserved].	~~<82>~~	93

	5.20	[Reserved]	~~<82>~~	93

	5.21	Equity Interests	~~<83>~~	93

	5.22	Commercial Tort Claims	~~<83>~~	94

	5.23	Letter of Credit Rights	~~<83>~~	94

	5.24	Material Contracts	~~<83>~~	94

	5.25	Investment Property Collateral	~~<83>~~	94

	5.26	Convertible Subordinated Debt Documents	~~<84>~~	94

	5.27	Revolving Loan Documents	~~<84>~~	95

	5.28	Disclosure	~~<84>~~	95

VI	AFFIRMATIVE COVENANTS.		~~<84>~~	95

	6.1	Compliance with Laws	~~<84>~~	95

	6.2	Conduct of Business and Maintenance of Existence and Assets	~~<84>~~	95

	6.3	Books and Records	~~<85>~~	96

	6.4	Payment of Taxes	~~<85>~~	96

	6.5	Financial Covenants.	~~<85>~~	96

	6.6	Insurance.	~~<86>~~	98

	6.7	Payment of Indebtedness and Leasehold Obligations	~~<88>~~	99

	6.8	Environmental Matters.	~~<88>~~	99

	6.9	Standards of Financial Statements	~~<89>~~	100

	6.10	Federal Securities Laws	~~<89>~~	100

	6.11	Execution of Supplemental Instruments	~~<89>~~	100

	6.12	Government Receivables	~~<89>~~	100

	6.13	[Reserved].	~~<89>~~	100

	6.14	Post-Closing Covenants	~~<89>~~	101

	6.15	Board Observation Rights	102

	6.16	LTO Program	102

	6.17	Repayment Transaction Status Report	103

VII	NEGATIVE COVENANTS.		~~<91>~~	103

	7.1	Merger, Consolidation, Acquisition and Sale of Assets.	~~<91>~~	103

	7.2	Creation of Liens	~~<92>~~	104

	7.3	Guarantees	~~<92>~~	105

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	7.4	Investments	~~<92>~~	105

	7.5	Loans	~~<92>~~	105

	7.6	Capital Expenditures	~~<92>~~	105

	7.7	Restricted Payments	~~<93>~~	105

	7.8	Indebtedness	~~<93>~~	106

	7.9	Nature of Business	~~<93>~~	106

	7.10	Transactions with Affiliates	~~<94>~~	106

	7.11	Reserved	~~<94>~~	107

	7.12	Subsidiaries.	~~<94>~~	107

	7.13	Fiscal Year and Accounting Changes	~~<95>~~	108

	7.14	Reserved	~~<95>~~	108

	7.15	Amendment of Organizational Documents	~~<95>~~	108

	7.16	Compliance with ERISA	~~<96>~~	108

	7.17	Prepayment of Indebtedness	~~<96>~~	109

	7.18	Convertible Subordinated Debt	~~<97>~~	110

	7.19	Amendments to Certain Documents	~~<97>~~	110

	7.20	LTO Subsidiary as a Special Purpose Vehicle	111

VIII	CONDITIONS PRECEDENT.		~~<98>~~	111

	8.1	Conditions to Initial Loans	~~<98>~~	111

IX	INFORMATION AS TO BORROWERS.		~~<102>~~	115

	9.1	[Reserved]	~~<102>~~	115

	9.2	Schedules	~~<102>~~	115

	9.3	Environmental Reports.	~~<102>~~	116

	9.4	Litigation	~~<103>~~	117

	9.5	Material Occurrences	~~<103>~~	117

	9.6	Government Receivables	~~<104>~~	117

	9.7	Annual Financial Statements	~~<104>~~	118

	9.8	Quarterly Financial Statements	~~<104>~~	118

	9.9	Monthly Financial Statements	~~<105>~~	118

	9.10	Other Reports	~~<105>~~	118

	9.11	Additional Information	~~<105>~~	119

	9.12	Projected Operating Budget	~~<106>~~	119

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	9.13	Variances From Operating Budget	~~<106>~~	119

	9.14	~~<Reserved 106>~~SEC Inquiry	120

	9.15	ERISA Notices and Requests	~~<106>~~	120

	9.16	Additional Documents	~~<107>~~	121

	9.17	Updates to Certain Schedules	~~<107>~~	121

	9.18	Financial Disclosure	~~<107>~~	121

	9.19	Weekly Information Report	121

	9.20	Monthly Cash Flow Forecast Report	121

	9.21	Variance Report	122

X	EVENTS OF DEFAULT.		~~<107>~~	122

	10.1	Nonpayment	~~<107>~~	122

	10.2	Breach of Representation	~~<108>~~	122

	10.3	Financial Information	~~<108>~~	122

	10.4	[Reserved]	~~<108>~~	122

	10.5	Noncompliance	~~<108>~~	122

	10.6	Judgments	~~<108>~~	123

	10.7	Bankruptcy	~~<109>~~	123

	10.8	Reserved;	~~<109>~~	123

	10.9	Lien Priority	~~<109>~~	124

	10.10	Reserved;	~~<109>~~	124

	10.11	Cross Default	~~<109>~~	124

	10.12	Termination or Limitation of Guaranty, Guarantor Security Agreement or Pledge Agreement	~~<109>~~	124

	10.13	Change of Control	~~<110>~~	124

	10.14	Invalidity	~~<110>~~	124

	10.15	~~<[Reserved] 110>~~SEC Inquiry	124

	10.16	Pension Plans	~~<110>~~	125

XI	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.		~~<110>~~	125

	11.1	Rights and Remedies.	~~<110>~~	125

	11.2	Agent’s Discretion	~~<113>~~	127

	11.3	Setoff	~~<113>~~	128

	11.4	Rights and Remedies not Exclusive	~~<113>~~	128

-v-

	11.5	Allocation of Payments After Event of Default	~~<113>~~	128

XII	WAIVERS AND JUDICIAL PROCEEDINGS.		~~<114>~~	129

	12.1	Waiver of Notice	~~<114>~~	129

	12.2	Delay	~~<114>~~	129

	12.3	Jury Waiver	~~<114>~~	129

XIII	EFFECTIVE DATE AND TERMINATION.		~~<114>~~	129

	13.1	Term	~~<114>~~	129

	13.2	Termination	~~<115>~~	130

XIV	REGARDING AGENT.		~~<115>~~	130

	14.1	Appointment	~~<115>~~	130

	14.2	Nature of Duties	~~<115>~~	130

	14.3	Lack of Reliance on Agent	~~<116>~~	131

	14.4	Resignation of Agent; Successor Agent	~~<116>~~	131

	14.5	Certain Rights of Agent	~~<117>~~	132

	14.6	Reliance	~~<117>~~	132

	14.7	Notice of Default	~~<117>~~	132

	14.8	Indemnification	~~<117>~~	133

	14.9	Agent in its Individual Capacity	~~<118>~~	133

	14.10	Delivery of Documents	~~<118>~~	133

	14.11	Loan Parties Undertaking to Agent	~~<118>~~	133

	14.12	No Reliance on Agent’s Customer Identification Program	~~<118>~~	133

	14.13	Other Agreements	~~<118>~~	134

	14.14	Swiss Law Governed Security Documents.		134

XV	BORROWING AGENCY.		~~<119>~~	134

	15.1	Borrowing Agency Provisions.	~~<119>~~	134

	15.2	Waiver of Subrogation	~~<120>~~	135

XVI	MISCELLANEOUS.		~~<120>~~	135

	16.1	Governing Law	~~<120>~~	135

	16.2	Entire Understanding.	~~<120>~~	136

	16.3	Successors and Assigns; Participations; New Lenders.	~~<122>~~	138

	16.4	Application of Payments	~~<125>~~	141

	16.5	Indemnity	~~<125>~~	141

-vi-

	16.6	Notice	~~<126>~~	143

	16.7	Survival	~~<128>~~	144

	16.8	Severability	~~<128>~~	145

	16.9	Expenses	~~<128>~~	145

	16.10	Injunctive Relief	~~<129>~~	145

	16.11	Consequential Damages	~~<129>~~	145

	16.12	Captions	~~<129>~~	146

	16.13	Counterparts; Facsimile Signatures	~~<129>~~	146

	16.14	Construction	~~<129>~~	146

	16.15	Confidentiality; Sharing Information	~~<130>~~	146

	16.16	Publicity	~~<130>~~	147

	16.17	Certifications From Banks and Participants; USA PATRIOT Act.	~~<131>~~	147

	16.18	Anti-Terrorism Laws	~~<131>~~	147

	16.19	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	~~<131>~~	148

XVII	GUARANTY.		~~<132>~~	148

	17.1	Guaranty	~~<132>~~	148

	17.2	Waivers	~~<132>~~	149

	17.3	No Defense	~~<132>~~	149

	17.4	Guaranty of Payment	~~<133>~~	149

	17.5	Liabilities Absolute	~~<133>~~	150

	17.6	Waiver of Notice	~~<134>~~	150

	17.7	Agent’s Discretion	~~<134>~~	151

	17.8	Reinstatement	~~<134>~~	151

-vii-

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Form of Compliance Certificate
Exhibit 2.1(a)	Form of Existing Term ~~<A >~~ Loan Note
Exhibit 2.1(b)	Form of Delayed Draw Term Loan Note
Exhibit 2.2	Form of Payment Notification
Exhibit 3.2	Form of Notice of Borrowing
Exhibit 8.1(d)	Form of Financial Condition Certificate
Exhibit 16.3	Form of Assignment Agreement

Schedules

Schedule 1.1	Commitments
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(e)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.21	Equity Interests
Schedule 5.22	Commercial Tort Claims
Schedule 5.23	Letter of Credit Rights
Schedule 5.24	Material Contracts
Schedule 7.2	Permitted Encumbrances
Schedule 7.3	Guarantees
Schedule 7.4	Permitted Investments
Schedule 7.8	Permitted Indebtedness

-viii-

~~<Conformed through:>~~

~~<First Amendment to Term Loan Credit and Security Agreement, dated as of April 19, 2017 >~~

~~<Second Amendment to Term Loan Credit and Security Agreement, dated as of November 6, 2017>~~

~~<Third Amendment to Term Loan Credit and Security Agreement, dated as of February 14, 2018>~~

TERM LOAN CREDIT

AND

SECURITY AGREEMENT

Term Loan Credit and Security Agreement, dated as of October 21, 2016, by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum” and together with each Person joined hereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), each Person joined hereto as a guarantor from time to time (collectively, the “Guarantors”, and each a “Guarantor” and together with the Borrowers, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party hereto (together with their respective successors and assigns, collectively, the “Lenders” and each individually a “Lender”), and TCW ASSET MANAGEMENT COMPANY LLC (“TCW”), in its capacity as agent for Lenders (in such capacity, together with its successors and assigns, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings set forth herein, the Loan Parties, Lenders and Agent hereby agree as follows:

I	DEFINITIONS.

1.1 Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 hereof to the extent not defined shall have the respective meanings given to them under GAAP; provided that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP; provided that, notwithstanding the foregoing, if there occurs after March 31, 2016 any change in GAAP that affects in any respect the calculation of any covenant set forth in this Agreement or the definition of any term defined under GAAP used in such calculations, and either Agent or Borrowing Agent so request, Agent and Borrowing Agent shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and the Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and the Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. The term “without qualification” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified (other than qualifications pertaining solely to changes in GAAP to the extent any such change has no effect on the calculation of, or compliance with, any financial covenant contained herein), and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquired Indebtedness” shall mean Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided that such Indebtedness: (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Additional Reporting Liquidity Triggering Event” shall mean Liquidity is less than $35,000,000 on any Business Day.

“Additional Reporting Period” shall mean the period commencing upon the occurrence of an Additional Reporting Triggering Event and ending on the occurrence of an Additional Reporting Satisfaction Event.

“Additional Reporting Satisfaction Event” shall mean the earliest date on which all of the following conditions precedent have been satisfied: (a) if the Additional Reporting Triggering Event shall have occurred as a result of the occurrence of an Additional Reporting Liquidity Triggering Event, Liquidity is equal to or greater than $35,000,000 for thirty (30) consecutive days; and (b) if the Additional Reporting Triggering Event shall have occurred as a result of the occurrence of an Event of Default, such Event of Default shall have been waived in writing by Agent and all of the Lenders or the Required Lenders, as applicable.

“Additional Reporting Triggering Event” shall mean any of the following: (a) an Additional Reporting Liquidity Triggering Event has occurred or (b) an Event of Default has occurred and is continuing.

“Adjusted Funded Debt” shall mean, with respect to any Person on any date of determination, the result of (a) the Funded Debt of such Person on such date, minus (b) the Convertible Subordinated Debt of such Person outstanding on such date, minus (c) all Qualified Cash of such Person and all PNC Other Cash of such Person on such date in an aggregate amount of up to the Specified Adjusted Funded Debt Amount.

“Advances” shall have the meaning provided for in the Revolving Loan Credit Agreement.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.

“Agreement” shall mean this Term Loan Credit and Security Agreement, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Alternate Source” shall have the meaning set forth in the definition of “Federal Funds Open Rate”.

“Anti-Terrorism Laws” shall mean any Laws applicable to any Loan Party relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, modified, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

~~<”Applicable Margin” shall mean the applicable rate per annum corresponding to the applicable Senior Net Leverage Ratio, all as set forth in the following table:>~~

~~Senior Net Leverage Ratio~~	~~Prime Rate Loans~~	~~LIBOR Rate Loans~~
~~> 3.00x~~	~~7.25%~~	~~8.25%~~
~~> 2.50x, but < 3.00x~~	~~6.75%~~	~~7.75%~~
~~>2.00x, but < 2.50x~~	~~6.25%~~	~~7.25%~~
~~<2.00x~~	~~6.00%~~	~~7.00%~~

~~<The>~~“Applicable Margin~~< shall be adjusted quarterly, to the extent applicable, as of the first Business Day of the month following the date on which financial statements are required to be delivered pursuant to Section 9.8 hereof (including with respect to the last fiscal quarter of each fiscal year) after the end of each related fiscal quarter based on the Senior Net Leverage Ratio as of the last day of such fiscal quarter. Notwithstanding the foregoing, (a) until the first Business Day of the month following the date on which financial statements for the fiscal quarter ending March 31, 2019 are required to be delivered pursuant to Section 9.8~~

~~hereof, the Applicable Margin shall be (i>~~” shall mean (a) 7.25% per annum with respect to Prime Rate Loans and (~~<ii>~~b) 8.25% per annum with respect to LIBOR Rate Loans~~<, (b) if Borrowers fail to deliver the financial statements required by Section 9.8 hereof, and the related Compliance Certificate required by Section 9.8 hereof, by the respective date required thereunder after the end of any related fiscal quarter, if requested in writing by Agent or Required Lenders, the Applicable Margin shall be the rates corresponding to the Senior Net Leverage Ratio of > 3.00x in the foregoing table until such financial statements and Compliance Certificate are delivered (plus, if requested by Agent or Required Lenders, the Default Rate), (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing; provided, that such a reduction shall occur on the date all such Events of Default have been cured or waived in accordance with Section 16.2(b) hereof, and (d)>~~. Notwithstanding the foregoing, during the PIK Interest Period, the Applicable Margin shall be increased by an amount equal to the PIK Interest Rate, with 100% of such increase being paid in kind by adding such interest to the outstanding principal amount of the Term A Loan (“PIK Interest”).

~~<If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Agent determines that (a) the Senior Net Leverage Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Senior Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Senior Net Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, promptly on demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Senior Net Leverage Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Senior Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then (x) the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods and (y) the amount credited to Borrowers pursuant to clause (ii) above shall be based upon the excess, if any, of the amount of interest paid by Borrowers for all applicable periods over the amount of interest that should have been paid for all such periods.>~~

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Pinnacle System, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Assignment Agreement” shall mean a document in the form of Exhibit 16.3 hereto or such other form acceptable to Agent.

“Audit Committee” shall mean the audit committee of Quantum.

“Average Liquidity” shall mean, for any period of determination, the quotient obtained by dividing (a) the sum of Liquidity for each day during the applicable period ending on the day immediately preceding such date of determination, by (b) the number of days in such period.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 44 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Blocked Account Banks” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrower Account” shall have the meaning set forth in Section 2.2(b) hereof.

“Borrowing Agent” shall mean Quantum.

“Borrowing Base Certificate” shall have the meaning provided for in the Revolving Loan Credit Agreement.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean (a) expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures and (b) purchases of Service Inventory and net transfers of Manufacturing Inventory into Service Inventory. Capital Expenditures for any period shall include the principal portion of Capitalized Lease Obligations paid in such period.

“Capitalized Lease Obligation” shall mean, with respect to any Person, obligations of such Person under a Capital Lease.

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Liquidity Triggering Event” shall mean Liquidity is less than the following amount on any Business Day: (a) for the period from the Closing Date until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition, $30,000,000, (b) for the period from the date of the satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition to March 31, 2018, $22,000,000, and (c) from and after April 1, 2018, $30,000,000.

“Cash Dominion Period” shall mean the period commencing upon the occurrence of a Cash Dominion Triggering Event and ending on the occurrence of a Cash Dominion Satisfaction Event.

“Cash Dominion Satisfaction Event” shall mean the earliest date on which all of the following conditions precedent have been satisfied: (a) if the Cash Dominion Triggering Event shall have occurred as a result of the occurrence of a Cash Dominion Liquidity Triggering Event, Liquidity is equal to or greater than the following amount for thirty (30) consecutive days: (i) for the period from the Closing Date until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition, $30,000,000, (ii) for the period from the date of the satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition to March 31, 2018, $22,000,000, and (iii) from and after April 1, 2018, $30,000,000; and (b) if the Cash Dominion Triggering Event shall have occurred as a result of the occurrence of an Event of Default, such Event of Default shall have been waived in writing by Agent and all of the Lenders or the Required Lenders, as applicable.

“Cash Dominion Triggering Event” shall mean any of the following: (a) a Cash Dominion Liquidity Triggering Event has occurred or (b) an Event of Default has occurred and is continuing.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Policy” shall mean that certain Domestic Investment Policy of Quantum, as approved by its board of directors and as in effect on the Closing Date.

“Cash Management Products and Services” shall mean agreements or other arrangements entered into by a Loan Party in the Ordinary Course of Business for the following products or services: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; or (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:

(a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of thirty-five percent (35%) or more of the voting Equity Interests of Quantum;

(b) any person or group of persons shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Quantum or control over the Equity Interests of such persons entitled to vote for members of the board of directors of Quantum (on a fully diluted basis and taking into account all such Equity Interests that such person or group of persons has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such Equity Interests;

(c) the failure of Quantum to beneficially own, directly or indirectly (on a fully diluted basis), one hundred percent (100%) of the voting Equity Interests of any other Loan Party; or

(d) while the Convertible Subordinated Debt is outstanding, the occurrence of a “Change in Control” under (and as such term is defined in) the Convertible Subordinated Debt Documents.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority or other Governmental Body, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Subsidiaries or Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Claims” shall have the meaning set forth in Section 16.5 hereof.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended, modified or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a) all Receivables and all supporting obligations relating thereto;

(b) all Equipment and fixtures;

(c) all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d) all Inventory;

(e) all Subsidiary Stock, securities, Investment Property, and financial assets;

(f) all Real Property;

(g) all Leasehold Interests;

(h) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(i) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (h) of this definition; and

(j) all proceeds and products of the property described in clauses (a) through and including (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against the Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the Disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

“Commitment” shall mean, as to any Lender, such Lender’s commitment to make ~~<the Term A Loan, the Original>~~First Delayed Draw Term ~~<Loan or the Incremental>~~Loans, Second Delayed Draw Term ~~<Loan>~~Loans or Third Delayed Draw Term Loans, as applicable, under this Agreement. The initial amount of each Lender’s commitment to make ~~<the Term A Loan, the Original>~~First Delayed Draw Term ~~<Loan or the Incremental>~~Loans, Second Delayed Draw Term ~~<Loan>~~Loans or Third Delayed Draw Term Loans, as applicable, is set forth in the Schedule 1.1 hereto.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Financial Officer, Treasurer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, or the Revolving Loan Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, Revolving Loan Agent and the applicable depository bank (with respect to a Blocked Account or Depository Account) or securities intermediary (with respect to a securities account).

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Convertible Subordinated Debt” shall mean the Indebtedness owing by Borrowers to the “Holders” (as defined in Convertible Trust Indenture) pursuant to the Convertible Subordinated Debt Documents.

“Convertible Subordinated Debt Documents” shall mean, collectively, the following (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof): (a) the Convertible Trust Indenture, including all of the exhibits and schedules thereto, and (b) all of the other agreements, documents and instruments executed and delivered in connection therewith or related to the Convertible Subordinated Debt.

“Convertible Subordinated Debt Maturity Date” shall mean November 15, 2017.

“Convertible Subordinated Debt Payment Conditions” shall mean, on any applicable date of determination: (a) Liquidity shall be equal to or greater than $20,000,000 on such date, and (b) no Event of Default shall exist or shall have occurred and be continuing on such date.

“Convertible Trust Indenture” shall mean the Indenture, dated as of October 31, 2012, between Quantum and U.S. Bank National Association, as trustee.

“Covered Entity” shall mean (a) each Loan Party, each Subsidiary of each Loan Party, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Currency Exchange Rate” means, with respect to a currency, the rate determined by Agent as the spot rate for the purchase of such currency with another currency.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Debt Payments” shall mean for any Person for any period, all cash actually expended by such Person to make:

(a) Interest Expense for such period (including, without limitation, interest payments on any Term Loans hereunder or any other Indebtedness but excluding interest paid-in-kind, amortization of financing fees and other non-cash Interest Expense), plus

(b) regularly scheduled principal payments made by such Person during such period in respect of the Term Loan and, to the extent accompanied with a permanent reduction of the applicable underlying commitment, regularly scheduled principal payments made by such Person during such period in respect of any other Indebtedness for borrowed money (which shall exclude, for the avoidance of doubt, the repayment of the Convertible Subordinated Debt on the Convertible Subordinated Debt Maturity Date), plus

(c) regularly scheduled principal payments in respect of Capitalized Lease Obligations during such period, plus

(d) payments of any fees, commissions and charges payable under this Agreement, any of the Other Documents or any of the Revolving Loan Documents during such period.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Term Loans or (ii) pay over to Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Loan Parties or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund Term Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; or (d) has become the subject of an Insolvency Event.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Delayed Draw Funding Conditions” shall mean, with respect to ~~<the>~~each First Delayed Draw Term Loan, each Second Delayed Draw Term Loan and each Third Delayed Draw Term Loan, the following: (a) Borrowing Agent shall have given written notice to Agent of the proposed funding of ~~<the>~~such First Delayed Draw Term Loan, such Second Delayed Draw Term Loan or such Third Delayed Draw Term Loan, as applicable, not later than 11:00 a.m. (Chicago time), at least ten Business Days prior to the proposed applicable Delayed Draw Term Loan Draw Date (or by such later time as Agent may agree, in its sole discretion); provided that Borrowing Agent and Agent agree and acknowledge that delivery and execution of the ~~<Second>~~Fourth Amendment constitutes sufficient notice that the proposed funding of the first First Delayed Draw Term Loan shall be ~~<November 8>~~August 23, ~~<2017>~~2018, (b) if the applicable Delayed Draw Term Loan Draw Date is after September 30, 2018, Borrowers shall have provided Agent with written confirmation, supported by reasonably detailed calculations, that the EBITDA of Quantum and its Subsidiaries, on a consolidated basis, for the fiscal quarter period ending on the last day of the most recently ended fiscal quarter is not less than the amount set forth in Section 6.5(b) for such fiscal quarter, (c) Borrowers shall have provided Agent with written confirmation, supported by reasonably detailed calculations, that, on a pro forma basis after giving effect to funding of ~~<the>~~such First Delayed Draw Term Loan~~< and the repayment of the Convertible Subordinated Debt, the Loan Parties >~~, such Second Delayed Draw Term Loan or such Third Delayed Draw Term Loan, as applicable, Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for ~~<the>~~each (4) fiscal ~~<quarters (on a quarter-by-quarter basis) immediately following the>~~quarter period ended after the proposed applicable Delayed Draw Term Loan Draw Date prior to the Maturity Date, and (~~<c>~~d) immediately before and after giving effect to the funding of ~~<the>~~such First Delayed Draw Term Loan, such Second Delayed Draw Term Loan or such Third Delayed Draw Term Loan, as applicable, no Default or Event of Default shall have occurred and be continuing.

“Delayed Draw Term Loan” shall ~~have the meaning set forth in Section 2.1(a)(ii) hereof~~mean, collectively, the First Delayed Draw Term Loans, the Second Delayed Draw Term Loans and the Third Delayed Draw Term Loans, in each case when and to the extent funded.

“Delayed Draw Term Loan Amount” shall mean an amount equal to $~~<40,000,000>~~20,000,000.

~~<”Delayed Draw Term Loan Commitment Completion Date” shall mean the date on which the Lenders have made to Borrowers the Delayed Draw Term Loan in accordance with Section 2.1(a)(ii) hereof.>~~

“Delayed Draw Term Loan Commitment Percentage” shall mean, as to any Lender, (a) on any date prior to the Delayed Draw Term Loan ~~<Draw>~~Commitment Termination Date, the percentage set forth opposite such Lender’s name on Schedule 1.1 hereof under the column “Delayed Draw Term Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then such percentage for such Lender shall be deemed to be zero) (or, in the case of any Lender that became party to this Agreement after the ~~<Closing>~~Fourth Amendment Effective Date, the Delayed Draw Term Loan Commitment Percentage of such Lender as set forth in the applicable Assignment Agreement) and (b) on any date following the Delayed Draw Term Loan ~~<Draw>~~Commitment Termination Date, the percentage equal to the principal amount of the Delayed Draw Term Loan held by such Lender on such date divided by the aggregate principal amount of the Delayed Draw Term Loan on such date.

~~<”>Delayed Draw Term Loan Commitment Period” shall mean the period commencing on the <Closing >Date and ending on the Delayed Draw Term Loan Commitment Termination Date.~~

“Delayed Draw Term Loan Commitment Termination Date” shall mean the ~~<earliest>~~earlier of (a) the date ~~<of satisfaction of the Specified Convertible Subordinated Debt Condition, (b) the date that the>~~that the Commitments of the Lenders to make First Delayed Draw Term ~~<Loan Amount has>~~Loans, Second Delayed Draw Term Loans and Third Delayed Draw Term Loans have been reduced to zero~~<, (c) the Maturity Date,>~~ and (~~<d>~~b) ~~<the Convertible Subordinated Debt Maturity Date>~~December 31, 2018.

“Delayed Draw Term Loan Draw Date” shall ~~<have the meaning set forth in Section 2.1(a)(ii) hereof>~~mean a First Delayed Draw Term Loan Draw Date, a Second Delayed Draw Term Loan Draw Date or a Third Delayed Draw Term Loan Draw Date, as applicable.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Disposition” shall mean, with respect to any particular property or asset (other than cash or Cash Equivalents), the sale, lease, license, exchange, transfer or other disposition of such property or asset, and to “Dispose” of any particular property or asset shall mean to sell, lease, license, exchange, transfer or otherwise dispose of such property or asset.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the date that is one hundred eighty (180) days following the Maturity Date, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” means, as of any date of determination, (a) as to any amount denominated in Dollars, the amount thereof as of such date of determination, and (b) as to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency in effect on such date of determination.

“EBITDA” shall mean, for any period, with respect to Quantum and its Subsidiaries, on a consolidated basis, the result of:

(a) net income (or loss) for such period, minus

(b) without duplication, the sum of the following amounts for such period (in each case to the extent included in determining net income (or loss) for such period):

(i) tax credits based on income, profits or capital, including federal, foreign, state, franchise and similar taxes,

(ii) extraordinary, unusual, or non-recurring revenue, income and gains,

(iii) interest income,

(iv) income arising by reason of the application of FAS 141R,

(v) gains attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to Quantum and its Subsidiaries,

(vi) cash or non-cash exchange, translation or performance gains relating to any Interest Rate Hedge or Foreign Currency Hedge, and

(vii) reserve reversals of production Inventory in the Permitted Discretion of Agent based on excess or out of period adjustments in an amount not to exceed $2,000,000 in any fiscal year, plus

(c) without duplication, the sum of the following amounts for such period (in each case to the extent included in determining net income (or loss) for such period):

(i) (x) extraordinary, unusual, or non-recurring non-cash costs, non-cash expenses and non-cash losses, and (y) extraordinary, unusual, or non-recurring cash costs, cash expenses and cash losses in an aggregate amount not to exceed $~~<3,000,000>~~750,000 in any fiscal ~~<year>~~quarter commencing with the fiscal ~~<year>~~quarter commencing on ~~<April>~~July 1, 2018,

(ii) Interest Expense,

(iii) cash or non-cash exchange, translation, or performance losses relating to any Interest Rate Hedge or Foreign Currency Hedge,

(iv) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Body),

(v) depreciation and amortization expenses,

(vi) service parts lower of cost or market adjustment up to an aggregate amount not to exceed $~~<8,000,000>~~2,000,000 in any fiscal ~~<year>~~quarter,

(vii) reasonable transaction costs and expenses (whether or not capitalized through amortization) incurred in connection with this Agreement and the Revolving Loan Agreement on or prior to the Closing Date up to an aggregate amount not to exceed $5,000,000,

~~<(viii) >~~(viii) reasonable transaction costs and expenses (whether or not capitalized through amortization) (A) incurred in connection with this Agreement and the Revolving Loan Agreement (1) during the period from the Closing Date through and including the fiscal year ending on or about March 31, 2017 up to an aggregate amount not to exceed $750,000, and (2) in addition to, but without duplication of, the transaction costs and expenses described in clauses (B) and (C) below, during any fiscal year ending thereafter up to an aggregate amount not to exceed $500,000 in any fiscal year; (B) actually incurred in connection with the Second Amendment, the Third Amendment and the Fourth Amendment and the corresponding amendments to the Revolving Loan Agreement and the Intercreditor Agreement ~~<up to an aggregate amount not to exceed $1,500,000>~~(other than, for the avoidance of doubt, any costs and expenses incurred in connection with the Repayment Transaction (as defined in the Fourth Amendment)); and (C) actually incurred in connection with the warrants issued to the Lenders in connection with the Second Amendment, the Third Amendment and the Fourth Amendment,

(ix) amortization or write-off of capitalized debt issuance costs arising with respect to the Loan Parties’ existing credit facility under the Existing Credit Agreement up to an aggregate amount not to exceed $150,000,

(x) amortization or write-off of capitalized debt issuance costs arising with respect to any permitted Refinancing Indebtedness hereunder or the repayment of the Convertible Subordinated Debt and permitted Refinancing Indebtedness in respect thereof up to an aggregate amount not to exceed $1,000,000 in any fiscal year,

(xi) reasonable fees, costs and expenses incurred prior to the Maturity Date in connection with cash restructuring charges up to (A) the amount of such restructuring charges actually incurred through October 31, 2017 and (B) an aggregate amount not to exceed $15,000,000 during the Term for such restructuring charges incurred after October 31, 2017, in each case, to the extent (1) the realization of the savings to Quantum and its Subsidiaries directly arising from such restructuring charges are reasonably expected by Borrowers to commence within 12 months of any such restructuring charge and (2) Agent has received evidence, in form and substance reasonably satisfactory to Agent, supporting such expectations,

(xii) reasonable fees, costs and expenses incurred prior to the Maturity Date in connection with non-cash restructuring charges; provided, that to the extent any such non-cash charges in any period results in a cash payment in such period or in a subsequent period such cash charges shall be subject to the limitation set forth in clause (c)(xi) above

(xiii) non-cash compensation expenses (including deferred non-cash compensation expenses), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements), minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net income (or loss),

(xiv) expenses reimbursed in cash by a third Person pursuant to an indemnity or guaranty in favor of Quantum or any of its Subsidiaries to the extent such amounts are actually received by Quantum or any of its Subsidiaries during such period,

(xv) with respect to any Permitted Acquisition consummated after the Closing Date:

(A) out-of pocket costs, fees, charges or expenses paid by Quantum or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition to the extent incurred on or within 180 days prior to the consummation of such Permitted Acquisition, (1) up to an aggregate amount for such Permitted Acquisition not to exceed the greater of (x) $1,500,000 and (y) 1.50% of the purchase price of such Permitted Acquisition and (2) in any amount to the extent such costs, fees, charges or expenses in this clause (A) are paid with proceeds of new equity Investments in exchange for Equity Interests of Quantum contemporaneously made by current shareholders of Quantum;

(B) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and

(C) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141R and EITF Issue No. 01-3, in the event that such an adjustment is required by Quantum’s independent auditors, in each case, as determined in accordance with GAAP,

(xvi) non-cash losses attributable to Investments in joint ventures and partnerships,

(xvii) non-cash losses on sales of assets or write-downs of assets,

(xviii) without duplication of any other add-back herein, cost savings and expense reductions factually supportable and projected by Borrower in good faith to be realized as a result of specified actions taken in the fiscal quarters ending September 30, 2017, December 31, 2017 and March 31, 2018, in each case, calculated on a pro forma basis as though such cost savings and expense reductions had been realized on the first day of each applicable fiscal quarter; provided, that in any four-quarter period containing any such fiscal quarter, the amount of cost savings and expense reductions added back pursuant to this clause (xviii) shall not exceed (x) $9,800,000 with respect to the fiscal quarter ending September 30, 2017, (y) $8,100,000 with respect to the fiscal quarter ending December 31, 2017 and (z) $3,100,000 with respect to the fiscal quarter ending March 31, 2018, ~~<and>~~

(xix) without duplication of any other add-back herein, amounts paid by Borrowers to Agent to reimburse Agent for costs, fees and expenses incurred in connection with Agent’s engagement of an independent financial advisor pursuant to Section 4.7(b) hereof, in an aggregate amount not to exceed $250,000 during the Term, ~~<minus>~~ and

~~<(d) the amount (if any) by which the aggregate “Total Controlled Spend” (as such term is used in the income statements of Quantum and its Subsidiaries) for any fiscal quarter exceeds $51,800,000.>~~

(xx) reasonable fees, costs, and expenses incurred in connection with the SEC Inquiry and the Repayment Transaction (as defined in the Fourth Amendment), in an aggregate amount for all such fees, costs and expenses incurred under this clause (xx) not to exceed $4,000,000 in any fiscal quarter.

Notwithstanding the foregoing, for purposes of calculating EBITDA for any fiscal period ending on December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017, (a) EBITDA for the fiscal quarter ending on March 31, 2016 shall be deemed to be $11,377,144; (b) EBITDA for the fiscal quarter ending on June 30, 2016 shall be deemed to be $4,720,666; (c) EBITDA for the fiscal quarter ending on September 30, 2016 shall be deemed to be $8,429,074, and (d) EBITDA for the fiscal quarter ending on December 31, 2016 shall be calculated in a manner consistent with the adjustments set forth above. In addition, for the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Quantum or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower and Agent).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equipment” shall have the meaning given to the term “equipment” in the Uniform Commercial Code.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase from such Person, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Cash Flow” shall mean, for any Person for any period of determination, the result of:

(a) EBITDA of such Person for such period, plus

(b) the sum of the following:

(i) the cash portion of extraordinary, unusual, or non-recurring revenue, income and gains received by such Person during such period,

(ii) the cash portion of interest income received by such Person during such period, and

(iii) cash exchange, translation or performance gains relating to any Interest Rate Hedge or Foreign Currency Hedge received by such Person during such period, minus

(c) the sum of the following:

(i) the cash portion of extraordinary, unusual, or non-recurring costs, expenses and losses of such Person during such period,

(ii) the cash portion of all Interest Expense paid by such Person during such period,

(iii) the cash portion of all taxes paid by such Person during such period,

(iv) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of the reasonable transaction costs and expenses (whether or not capitalized through amortization) incurred in connection with this Agreement and the Revolving Loan Agreement on or prior to the Closing Date which is paid by such Person during such period,

(v) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of the reasonable transaction costs and expenses (whether or not capitalized through amortization) incurred in connection with this Agreement and the Revolving Loan Agreement after the Closing Date which is paid by such Person during such period,

(vi) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of capitalized debt issuance costs arising with respect to the Loan Parties’ existing credit facility under the Existing Credit Agreement which is paid by such Person during such period,

(vii) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of capitalized debt issuance costs arising with respect to any refinancing of Indebtedness permitted hereunder or the repayment of the Convertible Subordinated Debt and permitted Refinancing Indebtedness in respect thereof which is paid by such Person during such period,

(viii) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of the reasonable fees, costs and expenses incurred prior to the Maturity Date in connection with restructuring charges which is paid by such Person during such period,

(ix) to the extent added back to net income in the calculation of EBITDA during such period, the cash portion of out-of pocket costs, fees, charges or expenses paid by Quantum or any of its Subsidiaries during such Period to any Person for services performed by such Person in connection with a Permitted Acquisition consummated after the Closing Date to the extent incurred on or within 180 days prior to the consummation of such Permitted Acquisition,

(x) the cash portion of all Unfunded Capital Expenditures (net of any proceeds of related financings with respect to such Capital Expenditures) made by such Person during such period,

(xi) the cash portion of all regularly scheduled principal payments made by such Person during such period in respect of the Term Loan and, to the extent accompanied with a permanent reduction of the applicable underlying commitment, the cash portion of all regularly scheduled principal payments made by such Person during such period in respect of any other Indebtedness for borrowed money (which shall exclude, for the avoidance of doubt, the repayment of the Convertible Subordinated Debt on the Convertible Subordinated Debt Maturity Date),

(xii) the cash portion of all regularly scheduled principal payments in respect of Capitalized Lease Obligations made by such Person during such period,

(xiii) the cash portion of all fees, commissions and charges paid by such Person during such period under this Agreement, any of the Other Documents or any of the Revolving Loan Documents, and

(xiv) the cash portion of all Restricted Payments made by such Person during such period (to the extent such Restricted Payments are permitted to be made hereunder).

“Excess Cash Flow Due Date” shall have the meaning set forth in Section 2.3(e) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (a) deposit accounts of Quantum and its Subsidiaries maintained at a depository bank located in the United States having an aggregate amount on deposit of not more than $250,000 at any one time, (b) deposit accounts of Quantum and its Subsidiaries maintained at depository banks located outside of the United States (other than the Swiss Blocked Accounts) having an aggregate amount on deposit of not more than $2,000,000 at any one time, (c) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of Quantum or any of its Subsidiaries, (d) the deposit account maintained at Existing Agent for the sole purpose of cash collateralizing letters of credit issued by Existing Agent in favor of Quantum up to an aggregate amount, as of any date of determination, not to exceed the aggregate undrawn amount of all such outstanding letters of credit as of such date of determination, (e) deposit accounts or securities accounts of Quantum and its Subsidiaries maintained for the sole purpose of cash collateralizing the German Tax Obligations or bank guaranties issued in respect of the German Tax Obligations, and (f) deposit accounts or securities accounts of Quantum and its Subsidiaries maintained for the sole purpose of providing deposits permitted pursuant to clause (k) of the definition of “Permitted Encumbrances”.

“Excluded Property” shall mean (a) any lease, license, license agreement, permit, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (i) any Applicable Law, or (ii) a term, provision or condition of any such lease, license, license agreement, permit, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clauses (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of the Loan Parties’ business associated therewith or attributable thereto; (b) Excluded Accounts; (c) any Real Property of any Loan Party with a fair market value of less than $500,000; (d) Equity Interests issued by any Foreign Subsidiary other than Equity Interests described in clause (b) of the definition of Subsidiary Stock; and (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral.

“Excluded Taxes” shall mean, with respect to any Recipient, (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office or applicable lending office is located or (ii) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under, this Agreement or any Other Document), (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is or has been located, (c) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 3.10(a) hereof, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e) hereof, or (e) any Taxes imposed under FACTA.

“Existing Agent” shall mean Wells Fargo Capital Finance, LLC, a Delaware limited liability company, in its capacity as administrative agent under the Existing Loan Documents.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of March 29, 2012, as heretofore amended, modified and supplemented, by and among Quantum, Existing Agent and Existing Lenders.

“Existing Lenders” shall mean the financial institutions which are parties to the Existing Credit Agreement as lenders.

“Existing Loan Documents” shall mean, collectively, the Existing Credit Agreement and all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.

“Existing Term Loan” shall have the meaning set forth in Section 2.1(a)(i) hereof.

“Extraordinary Receipts” shall mean the Net Cash Proceeds received by any Loan Party or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds from the sale of Inventory), including, without limitation, (a) proceeds under any insurance policy on account of damage or destruction of any assets or property of such Loan Party or Subsidiary, (b) condemnation awards (and payments in lieu thereof), (c) indemnity payments, (d) foreign, United States, state or local tax refunds, (e) pension plan reversions and (f) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing, and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three major banks of recognized standing selected by it.

“Fee Letter” shall mean the fee letter dated the Closing Date among Borrowers and Agent, as amended, restated or otherwise modified from time to time, including as amended by the First Amendment to Fee Letter~~< and>~~, the Second Amendment to Fee Letter and the Third Amendment to Fee Letter.

“First Delayed Draw Term Loan” shall have the meaning set forth in Section 2.1(a)(ii) hereof.

“First Delayed Draw Term Loan Amount” shall mean an amount equal to $6,700,000.

“First Delayed Draw Term Loan Commitment Period” shall mean the period commencing on the Fourth Amendment Effective Date and ending on the First Delayed Draw Term Loan Commitment Termination Date.

“First Delayed Draw Term Loan Commitment Termination Date” shall mean the earlier of (a) the date that the Commitments of the Lenders to make First Delayed Draw Term Loans has been reduced to zero and (b) December 31, 2018.

“First Delayed Draw Term Loan Draw Date” shall have the meaning set forth in Section 2.1(a)(ii) hereof.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any fiscal period, the ratio of (a) the result of (i) EBITDA for such Person for such period, minus (ii) Unfunded Capital Expenditures made by such Person during such period, to (b) the sum of all Fixed Charges made by such Person during such period.

“Fixed Charges” shall mean, with respect to any Person for any fiscal period, the sum of the following, without duplication (in each case determined in accordance with GAAP): (a) all Debt Payments made by such Person during such period, plus (b) all federal, state, and local income taxes paid in cash during such period (other than the German Tax Obligations in an amount not to exceed the Dollar Equivalent of €1,313,582.12 during the Term), plus (c) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period; plus (d) all rent paid in cash during such period for restructured facilities; provided that, notwithstanding the foregoing, “Fixed Charges” shall not include ~~<(x) >~~any prepayments or repayments of the Convertible Subordinated Debt made in accordance with Section 7.18 ~~<hereof during such period and (y) the amount of the Incremental Delayed Draw Term Loan repaid on June 30, 2020 in accordance with Section 2.1(b)(ii) >~~hereof during such period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries for any fiscal period ending on December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018: the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on December 31, 2017 shall be deemed to be $3,078,104.00.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United Kingdom or any European Union Central Bank or issued by any agency thereof and backed by the full faith and credit of the United Kingdom or any European Union Central Bank, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state, province or territory of the United Kingdom or any European Union Central Bank, or any political subdivision of any such state, province, territory or country or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United Kingdom or any European Union Central Bank at the date of acquisition thereof combined capital and surplus of not less than the Dollar Equivalent of $500,000,000, (d) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (c) above, or (ii) any other bank organized under the laws of the United Kingdom so long as the full amount maintained with any such other bank is insured by the Financial Services Compensation Scheme, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition or recognized securities dealer having combined capital and surplus of not less than the Dollar Equivalent of $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a)

or (c) above, (f) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (c) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” shall mean the liabilities of the Loan Parties and their Subsidiaries owing to the provider of a Foreign Currency Hedge.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean (a) any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia, or (b) any Subsidiary of any Person that is organized or incorporated in the United States, any State or territory thereof or the District of Columbia that owns (directly or indirectly) no assets other than Equity Interests and/or debt interests of one or more Subsidiaries described in clause (a) above and other de minimis assets.

“Format Development Agreement” shall mean: (a) the Format Development Agreement, dated March 10, 2016, among Quantum, Hewlett-Packard Company (“HP”) and International Business Machines Corporation (“IBM”) relating to LTO8; (b) the Format Development Agreement, dated August 20, 2012, between Quantum, HP, and IBM relating to LTO7; (c) the Format Development Agreement, dated August 24, 2009, between Quantum, HP and IBM relating to LTO6; (d) the Format Development Agreement, dated March 23, 2007, between Quantum, HP and IBM relating to LTO 5; (e) the Format Development Agreement, dated August 18, 2005, between Quantum, HP and IBM relating to LTO4; (f) the Format Development Agreement, dated January 22, 2003, between Certance LLC, HP and IBM relating to LTO3; and (g) any prior or subsequent format development agreement relating to LTO to which Quantum or any Subsidiary is a party.

“Fourth Amendment” means that certain Joinder and Fourth Amendment to Term Loan Credit and Security Agreement, dated as of the Fourth Amendment effective Date, by and among Quantum, LTO Subsidiary, the Lenders party thereto, and Agent.

“Fourth Amendment Effective Date” means August 23, 2018.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Loan Parties, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons; provided however that for purposes of determining the amount of Funded Debt with respect to the Revolving Loan Indebtedness, the amount of Funded Debt shall be equal to the quotient of (x) the sum of the outstanding Advances for each day of the most recently ended fiscal quarter, divided by (y) the number of such days in such fiscal quarter.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“German Tax Obligations” shall mean the potential tax obligations of Quantum Böhmenkirch GmbH & Co. KG and Advanced Digital Information Corp. resulting from a tax audit covering the fiscal years 2004 through 2011 in an aggregate amount of up to the Dollar equivalent of $3,200,000.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance reasonably satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Agent, including Article XVII hereof.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Immaterial Subsidiary” shall mean, at any time, any Subsidiary of any Loan Party (a) designated as such by Borrowing Agent after the Closing Date in a written notice delivered to Agent and (b) which does not (x) own or generate any Receivables or Inventory, (y) have revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) and (z) receive or generate any royalty revenue; it being understood that, as of the Closing Date, each of (1) Advanced Digital Information Corporation, a Washington corporation, (2) Certance (US) Holdings, Inc., a Delaware corporation, (3) Certance Holdings Corporation, a Delaware corporation, (4) Certance LLC, a Delaware limited liability company, (5) Quantum International, (6) Quantum India Development Center Private Ltd. and (7) Quantum Storage Mexico S. de R.L. de C.V. shall be deemed to be an “Immaterial Subsidiary”.

~~< Incremental >Delayed Draw Term Loan” shall have the meaning set forth in Section 2.1(a)(ii) hereof.~~

~~<“Incremental >Draw Term Loan Amount” shall mean an amount equal to $<20,000,000><.>~~

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities of such Person (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or any other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due (and, for the avoidance of doubt, any royalty payments payable in the Ordinary Course of Business in respect of non-exclusive licenses); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Independent Investigation” shall mean the independent investigation, assisted by independent advisors, initiated by the Audit Committee in connection with the SEC Inquiry.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect Parent (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, trade name, mask work, trade secrets or design right under Applicable Law, including any such property to which a Loan Party has a license or other right to use any of the foregoing under Applicable Law.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date among Agent, Revolving Loan Agent and the Loan Parties, as the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms thereof.

“Interest Expense” shall mean, for any period, the aggregate interest expense of Quantum and its Subsidiaries, for such period, determined in accordance with GAAP.

“Interest Period” shall mean, as to any LIBOR Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrowing Agent pursuant to Section 3.2 hereof; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period, as applicable, and (c) the Borrowing Agent shall not elect an Interest Period which will end after the Maturity Date.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party or any of its Subsidiaries in order to provide protection to, or minimize the impact upon, any Loan Party or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, moving expenses and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a permitted transferee, successor or assign of any Lender. For the purposes of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

“LIBOR” shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the greater of (a) one percent (1.00%) per annum and (b) the rate per annum appearing on Bloomberg L.P.‘s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period, which determination shall be conclusive absent manifest error. If such rate is not available at such time for any reason, then “LIBOR” for such Interest Period shall be the rate per annum determined by the Agent to be the rate per annum equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable LIBOR Rate Loan of 3 major London banks for which LIBOR is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, which determination shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, if “LIBOR” shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Rate” shall mean, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards if necessary, to the next 1/100 of 1.00%) by dividing (a) LIBOR for such Interest Period by (b) one hundred percent (100%) minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loans” shall mean any Loans which accrue interest by reference to the LIBOR Rate, in accordance with the terms of this Agreement.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance reasonably satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to Dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), delinquent Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent and Revolving Loan Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance reasonably satisfactory to Agent.

“Liquidity” shall mean, as of any date of determination, the sum of (a) Undrawn Availability on such date, plus (b) the aggregate amount of all Qualified Cash on such date, plus (c) the aggregate amount of all PNC Other Cash on such date.

“Loan Party” or “Loan Parties” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Loans” shall mean the Term Loan.

“LTO Consortium” shall mean any Person party to a Format Development Agreement.

“LTO Program” shall mean assets (including Intellectual Property) and revenue directly related and attributable to the Linear Tape-Open (“LTO”) format for which a Format Development Agreement exists.

“LTO Subsidiary” shall mean Quantum LTO Holdings, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Quantum.

“Manufacturing Inventory” shall mean Inventory classified on any Loan Party’s balance sheet as manufacturing inventory in accordance with GAAP.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of either (i) Quantum or (ii) the Loan Parties, taken as a whole, (b) the ability of either (i) Quantum or (ii) the Loan Parties, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms hereof, (c) Agent’s Liens on the Collateral or the priority of any such Lien on all or a material portion of the Collateral or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Material Customers” shall mean as of any date of determination, the top five (5) Customers of Quantum and its Subsidiaries for the trailing twelve (12) month period ending on the last day of the month most recently ended, as measured by royalty revenue received by Quantum and its Subsidiaries in the aggregate.

“Maturity Date” shall mean ~~<October 21>~~January 31, ~~<2021>~~2019.

“Minimum PNC Qualified Cash Amount” shall mean ~~<(a) for the period from the Third Amendment Effective Date through March 31, 2019, $5,000,000, (b) for the period from April 1, 2019 through June 30, 2019, $7,500,000, (c) for the period from July 1, 2019 through September 30, 2019, $10,000,000, and (d) at all times on and after October 1, 2019, $12,000,000.>~~$5,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Net Cash Proceeds” shall mean:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of any assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than (A) the Obligations and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise Disposed of at the time of, or within 30 days after, the date of such Disposition;

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and

(c) with respect to any Extraordinary Receipts received by any Loan Party or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Encumbrance on any asset (other than the Obligations) and which is required to be, and is, repaid in connection with such Extraordinary Receipt; (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such Extraordinary Receipt; and (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such Extraordinary Receipt, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash proceeds, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Notes” shall mean collectively, the Existing Term ~~<A >~~Loan Note and the Delayed Draw Term Loan Note.

“Notice of Borrowing” shall mean a written notification substantially in the form of Exhibit 3.2.

“Obligations” shall mean all obligations, liabilities and indebtedness (monetary (including post-petition interest, fees and other charges whether or not allowed or allowable) or otherwise) of each Loan Party under this Agreement or any Other Document owing to any Secured Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Ordinary Course of Business” shall mean, with respect to any Loan Party or any Subsidiary of a Loan Party, the ordinary course of the business of such Loan Party or such Subsidiary, as applicable.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

~~<”Original >Delayed Draw Term Loan” shall have the meaning set forth in Section 2.1(a)(ii) hereof.~~

~~<“Original >Draw Term Loan Amount” shall mean an amount equal to $<20,000,000><.>~~

“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, the Intercreditor Agreement, and any and all other agreements, instruments and documents, including any subordination agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other agreements, documents or instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all amendments, modifications, supplements, renewals, extensions, restatements, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, fifty percent (50%) or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Loans, commitments or other interests hereunder and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of Borrowers to Agent under this Agreement and the Other Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrowing Agent.

“Payment Conditions” shall mean, on any applicable date of determination: (a) Liquidity shall be equal to or greater than $30,000,000 on such date, and (b) no Event of Default shall exist or shall have occurred and be continuing on such date.

“Payment Notification” shall mean a written notification substantially in the form of Exhibit 2.2.

“Payment in Full” or “Paid in Full” shall mean (a) the final payment ~~<and satisfaction>~~or repayment in full in immediately available funds of all of the Obligations, including without limitation all fees or charges that have accrued hereunder or under any Other Document and are unpaid and the obligations of the Loans Parties under Section 16.9 hereof (other than contingent indemnification Obligations which pursuant to the express terms of this Agreement or any of the Other Documents survive the termination hereof or thereof but are not then ~~<due and payable)>~~asserted and are unknown), (b) the receipt by Agent of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, and (c) the termination of this Agreement and all of the Commitments of the Lenders. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code and either (a) is maintained or to which contributions are required by Loan Party or any member of the Controlled Group or (b) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.

“Permitted Acquisition” shall mean an acquisition by a Loan Party of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that:

(a) such acquisition shall not be consummated prior to the satisfaction of the Specified Convertible Subordinated Debt Condition;

(b) at least fifteen (15) Business Days prior to the anticipated closing date of the proposed acquisition, Borrowing Agent has provided Agent with written notice of the proposed acquisition,

(c) the board of directors (or other comparable governing body) of the Target shall have duly approved the acquisition;

(d) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Loan Party and newly formed for the sole purpose of effecting such acquisition;

(e) the Target or assets acquired shall be used or useful in the business of the Borrowers, and Borrowing Agent shall have provided Agent all memoranda and presentations delivered to the board of directors of Quantum or the applicable Subsidiary describing the rationale for such acquisition;

(f) no Indebtedness will be incurred, assumed or would exist with respect to Quantum or its Subsidiaries as a result of such acquisition, other than Indebtedness permitted under clauses (f), (g) and (h) of the definition of “Permitted Indebtedness”, and no Liens will be incurred, assumed or would exist with respect to the assets of Quantum or its Subsidiaries as a result of such acquisition, other than Permitted Encumbrances;

(g) Agent shall have received a first priority Lien in all acquired assets or Equity Interests which do not constitute Excluded Property, subject to documentation satisfactory to Agent;

(h) the Loan Parties shall have delivered to Agent, in form and substance reasonably acceptable to Agent, financial statements of the acquired entity for the two (2) most recent fiscal years then ended;

(i) in connection with the acquisition of Equity Interests, the Target shall (1) have EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, of at least negative $1,000,000 (or such other minimum amount as Agent shall agree), (2) be projected to have positive EBITDA within twelve (12) months following the date of such acquisition, calculated in accordance with GAAP, and (3) be added as a Borrower or a Guarantor (as Agent shall determine in its Permitted Discretion) and be jointly and severally liable for all Obligations;

(j) Borrowing Agent shall have delivered to Agent a pro forma balance sheet, pro forma financial statements and a Compliance Certificate demonstrating by reasonably detailed calculations that, upon giving effect to such acquisition on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowing Agent and Agent) created by adding the historical combined financial statements of Quantum and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Target (or the historical financial statements related to the assets to be acquired) pursuant to the proposed acquisition, Quantum and its Subsidiaries, on a consolidated basis, (1) would have been in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended immediately prior to the proposed date of consummation of the proposed acquisition, and (2) are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of consummation of the proposed acquisition;

(k) if the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts), of any such acquisition shall exceed $10,000,000, Borrowing Agent shall have delivered to Agent a quality of earnings report performed by a third party firm acceptable to Agent;

(l) immediately after giving effect to the consummation of the proposed acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal month for which financial statements are required to be delivered pursuant to Section 9.9 hereof;

(m) on the date of any such acquisition, Borrowers shall have Average Liquidity for the thirty (30) days immediately preceding the date of such acquisition of not less than $30,000,000;

(n) on the date of any such acquisition and after giving pro forma effect thereto, each of the Payment Conditions shall have been satisfied;

(o) the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of all such acquisitions shall not exceed $20,000,000 in the aggregate during the Term;

(p) not later than five (5) Business Days prior to the anticipated closing date of the proposed acquisition, Borrowing Agent has provided Agent with copies of the most recent drafts of the acquisition agreement and other material agreements, documents and instruments related to the proposed acquisition, including, without limitation, any related management, non-compete, employment, option or other material agreements (the “Acquisition Documents”), and, in any event, promptly following the closing date of the acquisition, Borrowing Agent shall provide Agent with a true, correct and complete copies of the Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto, together with any schedules to such Acquisition Documents;

(q) such assets shall be located in the United States or such Target shall be incorporated in a state within the United States; and

(r) no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent.

For the purposes of calculating Liquidity and Average Liquidity under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (o) above and so long as such assets satisfy the applicable eligibility criteria described herein.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; and (b) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured term loan lender) of commercially reasonable business judgment.

“Permitted Dispositions” shall mean:

(a) Dispositions of Equipment that is substantially worn, damaged or obsolete or no longer used or useful in the Ordinary Course of Business of the Loan Parties or their Subsidiaries and leases or subleases of Real Property that is not useful in the conduct of the business of the Loan Parties or their Subsidiaries;

(b) sales of Inventory to Customers in the Ordinary Course of Business;

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or any of the Other Documents;

(d) the licensing of patents, trademarks, copyrights, and other Intellectual Property rights (i) on a non-exclusive basis in the Ordinary Course of Business or (ii) on a non-exclusive basis (other than with respect to exclusivity for specific geographic locations), in each case under this clause (ii), in the Ordinary Course of Business to the extent consistent with past practice;

(e) the granting of Permitted Encumbrances;

(f) the sale or discount, in each case without recourse, of Receivables arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;

(g) any involuntary loss, damage or destruction of property;

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i) the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the Ordinary Course of Business;

(j) (i) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Quantum, (ii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any wholly-owned Subsidiary of a Loan Party that is itself a Loan Party to such Loan Party and (iii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party;

(k) (i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of any Loan Party or its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights or other Intellectual Property rights so long as (in each case under clauses (i) and (ii)), (A) such patents, trademarks, copyrights or other Intellectual Property rights do not generate material revenue, (B) such lapse or abandonment would not reduce the recurring royalty revenue stream of assets not Disposed of, and (C) such lapse or abandonment is not materially adverse to the interests of Agent and the other Secured Parties;

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(m) the making of Permitted Investments;

(n) Dispositions of assets acquired by any Loan Party or its Subsidiaries pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of the proposed Disposition so long as (i) the consideration received for the assets to be so Disposed is at least equal to the fair market value (as determined in good faith by such Loan Party or the applicable Subsidiary) of such assets, (ii) the assets to be so Disposed are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, and (iii) the assets to be so Disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition;

(o) transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to a Loan Party, in each case, to the extent made in accordance with Section 7.10 hereof;

(p) Dispositions of intangible assets not otherwise permitted in clauses (a) through (o) above, so long as (i) no Default or Event of Default then exists or would arise therefrom, (ii) such Disposition would not reduce the recurring royalty revenue stream of assets not Disposed of, (iii) such intangible assets do not generate material revenue, (iv) any such Disposition would not result in a material increase in any costs or expenses of Quantum and its Subsidiaries, (v) such Disposition is made at fair market value (as determined in good faith by Borrowing Agent or the applicable Subsidiary), and (vi) the aggregate fair market value of all such intangible assets Disposed of in any fiscal year (including the proposed Disposition) would, together with the aggregate fair market value of all assets Disposed of pursuant to clause (q) of this definition, not exceed $20,000,000; and

(q) Dispositions of fixed assets not otherwise permitted in clauses (a) through (o) above, so long as (i) such Disposition would not reduce the recurring royalty revenue stream of assets not Disposed of, (ii) no Default or Event of Default then exists or would arise therefrom, (iii) such Disposition is made at fair market value (as determined in good faith by Borrowing Agent or the applicable Subsidiary), (iv) the aggregate fair market value of all such assets Disposed of in any fiscal year (including the proposed Disposition) would, together with the aggregate fair market value of all assets Disposed of pursuant to clause (p) of this definition, not exceed $20,000,000, (v) in any such Disposition, at least 75% of the purchase price is paid to such Loan Party or Subsidiary in cash, and (vi) within five (5) Business Days of the consummation of any single Disposition or series of related Dispositions in which the aggregate fair market value of all such assets Disposed of exceeds $5,000,000, Borrowing Agent shall deliver to Agent an updated Borrowing Base Certificate.

“Permitted Earnouts” shall mean, with respect to a Loan Party, any obligations of such Loan Party arising from a Permitted Acquisition which are payable to the seller based on the achievement of specified financial results over time and are subject to subordination terms (or a Subordination Agreement in favor of Agent and Lenders) reasonably acceptable to Agent.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Agent, for the benefit of the Secured Parties, to secure the Obligations;

(b) Liens in favor of Revolving Loan Agent, for the benefit of the Revolving Loan Lenders, to secure the Revolving Loan Indebtedness;

(c) Liens for unpaid taxes, assessments or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments or charges or levies are being Properly Contested;

(d) judgment Liens arising solely as a result of the existence of judgments, orders or awards that do not constitute an Event of Default under Section 10.6 hereof;

(e) Liens set forth on Schedule 7.2 hereof; provided that such Liens shall secure only the Indebtedness or other obligations which they secure on the Closing Date (and any Refinancing Indebtedness in respect thereof permitted hereunder) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Closing Date.

(f) the interests of lessors (and interests in the title of such lessors) under operating leases and non-exclusive licensors (and interests in the title of such licensors) under license agreements;

(g) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(h) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers arising in the Ordinary Course of Business and not in connection with the borrowing of money and which Liens either (i) are for sums not yet delinquent, or (ii) are being Properly Contested;

(i) Liens on amounts deposited to secure obligations of the Loan Parties and their Subsidiaries in connection with worker’s compensation or other unemployment insurance;

(j) Liens on amounts deposited to secure obligations of the Loan Parties and their Subsidiaries in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of Business and not in connection with the borrowing of money;

(k) Liens on amounts deposited to secure reimbursement obligations of the Loan Parties and their Subsidiaries with respect to surety or appeal bonds obtained in the Ordinary Course of Business;

(l) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(m) to the extent constituting a Permitted Disposition, licenses of patents, trademarks, copyrights and other Intellectual Property rights;

(n) Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(o) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts of the Loan Parties and their Subsidiaries in the Ordinary Course of Business;

(p) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is permitted under the definition of “Permitted Indebtedness”;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Loan Parties and their Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(s) Liens that secure Indebtedness of Foreign Subsidiaries permitted under clause (q) of the definition of “Permitted Indebtedness”; and

(t) other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.

“Permitted Indebtedness” shall mean:

(a) the Obligations (including Indebtedness in respect of the Delayed Draw Term ~~<Loans>~~Loan);

(b) Indebtedness as of the Closing Date set forth on Schedule 7.8 hereto and any Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000 at any time;

(d) endorsement of instruments or other payment items for deposit;

(e) Indebtedness consisting of guarantees permitted under Section 7.3 hereof;

(f) Indebtedness incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition; provided that (i) such Indebtedness shall at all times be unsecured, (ii) such Indebtedness is not incurred for working capital purposes, (iii) such Indebtedness shall not amortize or mature prior to the date that is six (6) months after the Maturity Date and such Indebtedness shall not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is six (6) months after the Maturity Date, (iv) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent; and (v) the aggregate outstanding principal amount of such Indebtedness shall not exceed $20,000,000 at any time;

(g) Acquired Indebtedness and any Refinancing Indebtedness in respect of such Acquired Indebtedness; provided that (i) such Indebtedness shall at all times be unsecured, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000 at any time;

(h) Indebtedness (x) constituting deferred purchase price obligations arising in connection with Permitted Acquisitions, (y) under Permitted Seller Notes and Permitted Earnouts arising in connection with Permitted Acquisitions, and (z) under non-compete payment obligations arising in connection with Permitted Acquisitions, provided that, (i) such Indebtedness shall at all times be unsecured, (ii) such Indebtedness described in clauses (x) and (y) above (other than, with respect to any Permitted Acquisition, deferred purchase price obligations arising in connection therewith, the payment of which are not subject to any condition or contingency other than the passage of time, in an amount not to exceed 15% of the purchase price for such Permitted Acquisition) shall be subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and in no event shall the Loan Parties make any payments in respect of such Indebtedness unless, as of the date of any such payment and after giving effect thereto, (A) each of the Payment Conditions shall have been satisfied; and (B) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of such payment; and; and (iii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $20,000,000 at any time;

(i) Indebtedness in respect of the Convertible Subordinated Debt and any Refinancing Indebtedness in respect thereof; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $100,000,000 at any time;

(j) Indebtedness incurred in the Ordinary Course of Business under performance, surety, bid, statutory, or appeal bonds;

(k) Indebtedness owed to any Person providing property, casualty, liability or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(l) Indebtedness consisting of Interest Rate Hedges and Foreign Currency Hedges that is incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with the operations of the Loan Parties and their Subsidiaries and not for speculative purposes;

(m) [Reserved];

(n) unsecured Indebtedness of Quantum owing to former employees, officers or directors (or any spouses, ex-spouses or estates of any of the foregoing) incurred in connection with the repurchase by Quantum of the Equity Interests of Quantum that has been issued to such Persons, so long as (i) such Indebtedness shall at all times be unsecured; (ii) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent; and (iii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $1,000,000 at any time;

(o) Indebtedness constituting Permitted Investments;

(p) unsecured Indebtedness incurred in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(q) Indebtedness of any Foreign Subsidiaries of Quantum; provided that (i) the aggregate outstanding principal amount of such Indebtedness shall not exceed $2,500,000 at any time, and (ii) such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets;

(r) Indebtedness of any Loan Party or its Subsidiaries in respect of Permitted Intercompany Advances;

(s) the accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;

(t) any other Indebtedness which is unsecured (or, to the extent a Lien securing such Indebtedness constitutes a Permitted Encumbrance, secured Indebtedness) incurred by any Loan Party or any of its Subsidiaries, not otherwise permitted in clauses (a) through (s) above, and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed $5,000,000;

(u) any other unsecured Subordinated Indebtedness incurred by any Loan Party or any of its Subsidiaries (and any Refinancing Indebtedness in respect of such Subordinated Indebtedness) not otherwise permitted in clauses (a) through (t) above; provided that (i) on the date such Indebtedness is incurred and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, and (ii) the aggregate principal amount of such Indebtedness outstanding at any one time shall not exceed $15,000,000; and

(v) the Revolving Loan Indebtedness; provided that the Borrowers shall not exercise their rights to increase the Revolving Loan Indebtedness under Section 2.24 of the Revolving Loan Agreement without the prior written consent of Agent.

“Permitted Intercompany Advances” shall mean any loans and/or advances made:

(a) pursuant to, and in accordance with, the Transfer Pricing Program;

(b) by a Loan Party to another Loan Party;

(c) by a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party;

(d) by a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party; and

(e) by a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party; provided that (i) the aggregate amount of all such loans and advances made after the Closing Date at any one time outstanding shall not exceed $2,500,000; (ii) immediately after giving effect to the making of such loan or advance, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal month for which financial statements are required to be delivered pursuant to Section 9.9 hereof; (iii) on the date any such loan or advance is made and after giving effect thereto, each of the Payment Conditions shall have been satisfied; and (iv) in connection with any loan or advance made for purposes of funding a Permitted Acquisition, such loan or advance shall immediately be repaid in full by such Subsidiary to such Loan Party if such Permitted Acquisition is not consummated within thirty (30) days of the making of such loan or advance.

“Permitted Investments” shall mean:

(a) Investments in (i) cash and Cash Equivalents, (ii) Foreign Cash Equivalents, and (iii) readily marketable United States corporate securities that are made in compliance with the Cash Management Policy;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(c) advances made in connection with purchases of goods or services in the Ordinary Course of Business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of an Insolvency Event involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule 7.4 hereto;

(f) guarantees permitted under Section 7.3 hereof;

(g) Permitted Intercompany Advances, so long as, at the request of Agent, (i) the applicable loan or advance is evidenced by a promissory note on terms and conditions (including terms subordinating payment of the Indebtedness evidenced by such note to the prior Payment in Full of all of the Obligations) acceptable to Agent in its Permitted Discretion and (ii) such note has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable the Loan Parties that are the payees on such note;

(h) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Quantum);

(i) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of Customers or suppliers or otherwise outside the Ordinary Course of Business) or as security for any such Indebtedness or claims;

(j) deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;

(k) (i) non-cash loans and advances to employees, officers and directors of any Quantum or any of its Subsidiaries for the purpose of purchasing Equity Interests in Quantum, so long as the proceeds of such loans or advances are used in their entirety to purchase such Equity Interests in Quantum, and (ii) loans and advances to employees and officers of any Loan Party or any of its Subsidiaries in the Ordinary Course of Business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time;

(l) Permitted Acquisitions;

(m) Investments resulting from entering into (i) Interest Rate Hedges, Foreign Currency Hedges or Cash Management Products and Services, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of “Permitted Indebtedness”;

(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by Applicable Law to maintain a minimum net capital requirement or as may be otherwise required by Applicable Law;

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(p) any Investment by way of (i) merger, consolidation, reorganization or recapitalization, (ii) reclassification of Equity Interests; or (iii) transfer of assets, in each case solely to the extent permitted by Section 7.1 hereof;

(q) to the extent constituting an Investment, any Restricted Payment to the extent permitted by Section 7.7 hereof; and

(r) any other Investments in an aggregate amount not to exceed $10,000,000 outstanding at any time; provided that (i) on the date any Investment is made and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) on the date any Investment is made which would cause the aggregate amount of all Investments outstanding under this clause (r) to exceed $1,000,000, and after giving effect to such Investment, each of the other Payment Conditions shall have been satisfied.

“Permitted Purchase Money Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred after the Closing Date and at the time of, or within ninety (90) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Permitted Seller Note” shall mean a promissory note containing subordination terms (or subject to a subordination agreement in favor of Agent and Lenders) and other terms and conditions reasonably satisfactory to Agent, with respect to unsecured Indebtedness of any Loan Party incurred in connection with a Permitted Acquisition and payable to the seller in connection therewith (excluding Indebtedness arising from deferred purchase price obligations).

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIK Interest” shall have the meaning set forth in the definition of “Applicable Margin”.

“PIK Interest Rate” shall mean a rate per annum equal to 2.00%.

“PIK Interest Period” shall mean the period commencing on the Third Amendment Effective Date and ending on the earlier of (x) the date that the aggregate amount of Net Cash Proceeds received by Quantum from the issuance of Qualified Equity Interests after the Third Amendment Effective Date is at least $25,000,000 and (y) the first date thereafter on which financial statements delivered pursuant to Section 9.8 hereof demonstrate that Quantum and its Subsidiaries, on a consolidated basis, are in compliance with each of the financial covenants set forth in Section 6.5 hereof (as in effect immediately prior to the Third Amendment Effective Date) for the four (4) fiscal quarter period then ended; provided that for purposes of determining compliance with the financial covenants set forth in Section 6.5 hereof (as in effect immediately prior to the Third Amendment Effective Date) for purposes of this clause (y), EBITDA shall be calculated without giving effect to clause (c)(xviii) of the definition of EBITDA.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean any pledge agreement executed and delivered by any Loan Party or other Person in favor of Agent subsequent to the Closing Date to secure the Obligations.

“PNC” shall mean PNC Bank, National Association.

“PNC Other Cash” shall mean all unrestricted cash and Cash Equivalents of the Borrowers which is maintained in a Depository Account at PNC and is subject to a Control Agreement.

“PNC Qualified Cash” all unrestricted cash and Cash Equivalents of the Borrowers which is maintained in a Blocked Account at PNC and is subject to a Control Agreement.

“Prime Rate” shall means, for any period, the greatest of (a) three percent (3.00%) per annum, (b) the Federal Funds Rate plus one-half of one percent (0.50%) per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus one percent (1.00%) per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prime Rate Loans” shall mean Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(e) hereof.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified Cash” shall mean, as of any date of determination, the sum of:

(a) so long as Quantum is in compliance with Section 6.14(a)(i) hereof, all unrestricted cash and Cash Equivalents of Quantum which is maintained in a Blocked Account at a Specified Domestic Blocked Account Bank;

(b) so long as Quantum is in compliance with Section 6.14(a)(ii) hereof, all unrestricted cash and Cash Equivalents of Quantum in an amount not to exceed $5,000,000 which is maintained in the Swiss Blocked Accounts; and

(c) all PNC Qualified Cash.

“Qualified Equity Interests” shall mean Equity Interests issued by Quantum (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

~~<“Quality of Earnings Reporting >Period” shall mean the period commencing <upon the occurrence of a Quality of Earnings Triggering Event and ending on the >Delayed Draw Term Loan Commitment Termination Date.~~

~~<“Quality of Earnings Triggering Event” shall mean that EBITDA of Quantum and its Subsidiaries for the twelve (12) month period ending on June 30, 2017, as set forth in the financial statements required to be delivered to Agent pursuant to Section 9.9 with respect to the month ending on June 30, 2017, shall be less than or equal to $28,000,000.>~~

“Quantum” shall have the meaning set forth in the preamble to this Agreement.

“Quantum Board of Directors” shall have the meaning set forth in the Section 6.15 hereof.

“Quantum International” shall mean Quantum International, Inc., a Delaware corporation.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.

“Real Property” shall mean all of the real property owned, leased or operated by any Loan Party on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Recipient” shall mean (a) Agent, (b) any Lender, (c) any Participant, or (d) any other recipient of any payment to be made by or on account of any Obligations.

“Recurring Royalty Revenue” shall mean revenue received and recognized by Quantum or any of its Subsidiaries pursuant to a Format Development Agreement relating to the LTO Program.

“Refinancing Indebtedness” shall mean any financing, renewal or extension of Indebtedness so long as:

(a) such refinancing, renewal or extension does not result in an increase in the principal amount of the Indebtedness so refinanced, renewed or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;

(b) such refinancing, renewal or extension does not result in a shortening of the average weighted maturity (measured as of the date of the refinancing, renewal or extension) of the Indebtedness so refinanced, renewed or extended, and such refinancing, renewal or extension is not on terms or conditions that, taken as a whole, are less favorable to the interests of the Secured Parties than the terms and conditions of the Indebtedness being refinanced, renewed or extended;

(c) if the Indebtedness that is refinanced, renewed or extended was Subordinated Indebtedness, then the terms and conditions of the refinancing, renewal or extension shall include subordination terms and conditions that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed or extended Indebtedness; and

(d) the Indebtedness that is refinanced, renewed or extended is not recourse to any Person that is liable on account of the Obligations, other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed or extended.

“Register” shall have the meaning set forth in Section 2.2(c) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any material aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than an event for which the 30-day notice period is waived.

“Required Lenders” shall mean Lenders holding at least fifty-one percent (51%) of the sum of the outstanding principal balance of the Term Loans.

“Reserve Percentage” shall mean, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by any Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Equity Interests issued by any Loan Party in their capacity as such holders (other than dividends or distributions payable in Qualified Equity Interests issued by Quantum), (b) the purchase, redemption or making of any sinking fund or similar payment, or otherwise acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) any Equity Interests issued by any Loan Party, or (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of any Loan Party now or hereafter outstanding.

“Revolving Commitment” shall have the meaning provided in the Revolving Loan Agreement.

“Revolving Loan Agent” shall mean the “Agent” as defined in the Revolving Loan Agreement.

“Revolving Loan Agreement” shall mean that certain Revolving Credit and Security Credit Agreement dated as of the Closing Date by and among Revolving Loan Agent, the Revolving Loan Lenders and the Loan Parties, as amended, restated or otherwise modified from time to time to the extent not prohibited by the Intercreditor Agreement.

“Revolving Loan Documents” shall mean, collectively, the following (as the same may be amended, restated or otherwise modified from time to time to the extent not prohibited by the Intercreditor Agreement): (a) the Revolving Loan Agreement, all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, (b) all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof, and (c) all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.

“Revolving Loan Indebtedness” shall mean “Obligations” (or any such similar term) (as defined in the Revolving Loan Agreement) of the Loan Parties owing to Revolving Loan Agent, Revolving Loan Lenders and the other Secured Parties (as defined in the Revolving Loan Agreement) under the Revolving Loan Documents.

“Revolving Loan Lenders” shall mean the financial institutions from time to time party to the Revolving Loan Agreement as lenders.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Scheduled Term Loan Installment Payments” shall have the meaning set forth in Section 2.1(b) hereof.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“SEC Inquiry” shall mean that certain inquiry initiated by the Securities and Exchange Commission on or around January 11, 2018 regarding Quantum’s accounting practices and internal controls related to revenue recognition for transactions commencing April 1, 2016.

“Second Amendment” means that certain Second Amendment to Term Loan Credit and Security Agreement, dated as of the Second Amendment effective Date, by and among Quantum, the Lenders party thereto, and Agent.

“Second Amendment Effective Date” means November 6, 2017.

“Second Delayed Draw Term Loan Amount” shall mean an amount equal to $6,600,000.

“Second Delayed Draw Term Loan Commitment Period” shall mean the period commencing after the date that the Commitments of the Lenders to make First Delayed Draw Term Loans has been reduced to zero and ending on the Second Delayed Draw Term Loan Commitment Termination Date.

“Second Delayed Draw Term Loan Commitment Termination Date” shall mean the earlier of (a) the date that the Commitments of the Lenders to make Second Delayed Draw Term Loans has been reduced to zero and (b) December 31, 2018.

“Second Delayed Draw Term Loan Draw Date” shall have the meaning set forth in Section 2.1(a)(ii) hereof.

“Secured Parties” shall mean, collectively, Agent and the Lenders and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Net Leverage Ratio” shall mean, for any Person on any date of determination, the ratio of (a) the Adjusted Funded Debt of such Person on such date, to (b) EBITDA of such Person for the four (4) fiscal quarter period ending on or immediately prior to such date; provided that for purposes of calculating Senior Net Leverage Ratio for purposes of determining Applicable Margin, EBITDA shall be calculated without giving effect to clause (c)(xviii) of the definition of EBITDA.

“Service Inventory” shall mean Inventory consisting of (a) component parts used to repair defective products and (b) finished units provided for Customer use either permanently or on a temporary basis while a defective product is being repaired and, in each case, specified as “service parts inventories” (or with a similar description) on the balance sheets of the Loan Parties.

“Specified Adjusted Funded Debt Amount” shall mean (a) at all times prior to and on the date of the satisfaction of the Specified Convertible Subordinated Debt Condition, $20,000,000, and (b) after the date of the satisfaction of the Specified Convertible Subordinated Debt Condition, $35,000,000.

“Specified Convertible Subordinated Debt Condition” shall mean that Quantum shall have either (a) extended the Convertible Subordinated Debt Maturity Date (either through an extension or a refinancing of the Convertible Subordinated Debt which constitutes permitted Refinancing Indebtedness) to a date no earlier than the later of (x) January 21, 2022 and (y) the date which is ninety-one (91) days after the last day of the Term, in either case in accordance with the terms of the Convertible Subordinated Debt Documents, (b) converted the Convertible Subordinated Debt to Qualified Equity Interests in Quantum in a cashless exchange (with cash payment made in exchange for fractional shares) in accordance with the terms of the Convertible Subordinated Debt Documents, or (c) repaid, prepaid, repurchased, redeemed, retired or otherwise acquired the Convertible Subordinated Debt in full (in one or more transactions) in accordance with Section 7.18 hereof.

“Specified Domestic Blocked Account Banks” shall mean, collectively, the following (together with their respective successors and assigns): (a) Wells Fargo Bank, National Association, (b) Silicon Valley Bank, and (c) PNC.

“Specified Equity Issuance” shall mean an issuance of Qualified Equity Interests for the sole purpose of, and the proceeds of which shall be used only in connection with, the repayment of all or any portion of the Convertible Subordinated Debt.

“Specified Swiss Blocked Account Bank” shall mean UBS Switzerland AG, Max-Hoegger-Strasse 80, P.O. Box CH-8098, Zurich, Switzerland, and its successors and permitted assigns.

“Subordinated Indebtedness” shall mean: (a) the Convertible Subordinated Debt, (b) Indebtedness under any Permitted Seller Notes, (c) Indebtedness in respect of Permitted Earnouts, and (d) any other unsecured Indebtedness of any Loan Party or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and that (i) is guaranteed by the Loan Parties, (ii) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six (6) months after the Maturity Date, (iii) does not include any covenant (including without limitation any financial covenant) or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement; provided that with respect to any financial covenant, such covenant shall not be more restrictive or onerous on any Loan Party in any respect, and (iv) contains customary subordination (including customary payment blocks during a payment default under any “senior debt” designated thereunder) and turnover provisions and shall be limited to cross-payment default and cross-acceleration to other “senior debt” designated thereunder.

“Subordination Agreement” shall mean any subordination agreement by and among Agent, any Loan Party and any holder of Subordinated Indebtedness, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to Quantum or any of its Subsidiaries) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Swiss Blocked Accounts” shall mean the Blocked Accounts of Quantum maintained at Specified Swiss Blocked Account Bank.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term A Loan” shall have the meaning set forth in Section 2.1(a)(i) hereof.

~~<“Term A Loan Commitment Percentage” shall mean, as to any Lender, (i) on >the Closing Date, the <percentage set forth opposite such Lender’s name on Schedule 1.1 hereof under the column >“Term A Loan <Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the principal amount >of the Term A Loan <held by such Lender on such date divided by the aggregate >principal amount <of >Term A Loan <on such date.>~~

“Term B Loan” shall have the meaning set forth in Section 2.1(a)(i) hereof.

“Term C Loan” shall have the meaning set forth in Section 2.1(a)(i) hereof.

“Term Loan” shall mean, collectively, the Term A Loan, the ~~<Original>~~Term B Loan, the Term C Loan, each First Delayed Draw Term Loan, when funded, each Second Delayed Draw Term Loan, when funded, and ~~<the Incremental>~~each Third Delayed Draw Term Loan, when funded.

~~<“Term Loan Commitment Percentage” shall mean, as to any Lender, the percentage equal to the principal amount of the Term Loan held by such Lender on such date divided by the aggregate principal amount of Term Loan on such date.>~~

“Term Priority Collateral” shall have the meaning given to such term in the Intercreditor Agreement.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Pension Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Pension Benefit Plan or Multiemployer Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Third Amendment” means that certain Third Amendment to Term Loan Credit and Security Agreement, dated as of the Third Amendment effective Date, by and among Quantum, the Lenders party thereto, and Agent.

“Third Amendment Effective Date” means February 14, 2018.

“Third Delayed Draw Term Loan” shall have the meaning set forth in Section 2.1(a)(ii) hereof.

“Third Delayed Draw Term Loan Amount” shall mean an amount equal to $6,700,000.

“Third Delayed Draw Term Loan Commitment Period” shall mean the period commencing after the date that the Commitments of the Lenders to make Second Delayed Draw Term Loans has been reduced to zero and ending on the Third Delayed Draw Term Loan Commitment Termination Date.

“Third Delayed Draw Term Loan Commitment Termination Date” shall mean the earlier of (a) the date that the Commitments of the Lenders to make Third Delayed Draw Term Loans has been reduced to zero and (b) December 31, 2018.

“Third Delayed Draw Term Loan Draw Date” shall have the meaning set forth in Section 2.1(a)(ii) hereof.

“Total Leverage Ratio” shall mean, for any Person on any date of determination, the ratio of (a) Funded Debt of such Person on such date to (b) EBITDA of such Person for the four (4) fiscal quarter period ending on or immediately prior to such date.

“Toxic Substance” shall mean and include any material present on any Real Property owned or leased by any Loan Party (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall mean the transactions under or contemplated by this Agreement, the Other Documents and the Revolving Loan Documents to occur on the Closing Date.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Transfer Pricing Program” shall mean the transactions between Quantum and any of its Subsidiaries or between any Subsidiaries of Quantum pursuant to which Quantum, directly or indirectly, reimburses expenses incurred by its Subsidiaries in the operation of the business, in each case, in accordance with applicable law, in the Ordinary Course of Business and in a manner consistent with past practice.

“Undrawn Availability” shall have the meaning provided for in the Revolving Loan Credit Agreement.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party, without duplication, Capital Expenditures funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of an Advance. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries for any fiscal period ending on December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017: (a) the Unfunded Capital Expenditures of Quantum and its Subsidiaries for the fiscal quarter ending on March 31, 2016 shall be deemed to be $1,710,550; (b) the Unfunded Capital Expenditures of Quantum and its Subsidiaries for the fiscal quarter ending on June 30, 2016 shall be deemed to be $1,631,630; and (c) the Unfunded Capital Expenditures of Quantum and its Subsidiaries for the fiscal quarter ending on September 30, 2016 shall be deemed to be $2,175,836.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, amended, modified, supplemented, renewed, extended or replaced.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, except where the context clearly requires otherwise. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in Chicago, Illinois. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the Borrowers’ knowledge” or “to the Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower or any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II	LOANS, PAYMENTS.

2.1 Term Loan.

(a) Term Loan Amounts.

~~(i) <On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make to Quantum on the Closing Date a term loan in an original principal amount equal to $50,000,000 (the “Term A Loan”). Each Lender’s obligation to fund the Term A Loan shall be limited to such Lender’s Term Loan Commitment Percentage of the Term A Loan, and no Lender shall have any obligation~~

~~to fund any portion of the Term A Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund the Term A Loan because another Lender has failed to fund>. Borrowers shall not have any right to reborrow any portion of the <Term A >Loan which is repaid or prepaid from time to time. <The Commitments of the Lenders to make the Term A Loan shall expire concurrently with the making of the Term A Loan on the Closing Date.>~~

(i) On the Closing Date, the Lenders made to Quantum a term loan in an original principal amount equal to $50,000,000 (the “Term A Loan”). As of the Fourth Amendment Effective Date, but prior to giving effect to the making of any First Delayed Draw Term Loan, the outstanding principal balance of the Term A Loan is $52,681,899.14, with such outstanding principal balance held by the Lenders on the Fourth Amendment Effective Date as set forth in the Schedule 1.1 hereto. On or around the Second Amendment Effective Date, the Lenders made to Quantum a term loan in an original principal amount equal to $20,000,000 (the “Term B Loan”). As of the Fourth Amendment Effective Date, but prior to giving effect to the making of any First Delayed Draw Term Loan, the outstanding principal balance of the Term B Loan is $19,648,966.42, with such outstanding principal balance held by the Lenders on the Fourth Amendment Effective Date as set forth in the Schedule 1.1 hereto. On or around the Second Amendment Effective Date, the Lenders made to Quantum a term loan in an original principal amount equal to $20,000,000 (the “Term C Loan”; and, together with the Term A Loan and the Term B Loan, collectively the “Existing Term Loan”). As of the Fourth Amendment Effective Date, but prior to giving effect to the making of any First Delayed Draw Term Loan, the outstanding principal balance of the Term C Loan is $19,150,266.42, with such outstanding principal balance held by the Lenders on the Fourth Amendment Effective Date as set forth in the Schedule 1.1 hereto. Borrowers shall not have any right to reborrow any portion of the Existing Term Loan which is repaid or prepaid from time to time.

(ii) On the terms and subject to the conditions set forth herein, at the election of, and on ~~<a >~~Business ~~<Day>~~Days during the First Delayed Draw Term Loan Commitment Period identified by, Borrowing Agent (each such date, ~~<the>~~a “First Delayed Draw Term Loan Draw Date”), so long as, in each instance, each of the Delayed Draw Funding Conditions shall have been satisfied, the Lenders hereby agree to make to Quantum on ~~<the>~~First Delayed Draw Term Loan Draw ~~<Date (A) a>~~Dates delayed draw term ~~<loan>~~loans up to an aggregate original principal amount, for all such delayed draw term loans, equal to the ~~<Original>~~First Delayed Draw Term Loan Amount (~~<the “Original>~~each, a “First Delayed Draw Term Loan”~~<)>~~; and ~~<(B) a >~~collectively, the “First Delayed Draw Term Loans”). Any First Delayed Draw Term Loan shall be in an amount of at least $1,000,000 and integral multiples of $100,000 in excess thereof. On the terms and subject to the conditions set forth herein, at the election of, and on Business Days during the Second Delayed Draw Term Loan Commitment Period identified by, Borrowing Agent (each such date, a “Second Delayed Draw Term Loan Draw Date”), so long as, in each instance, each of the Delayed Draw Funding Conditions shall have been satisfied, the Lenders hereby agree to make to Quantum on Second Delayed Draw Term Loan Draw Dates delayed draw term ~~<loan>~~loans up to an aggregate original principal amount, for all such delayed draw term loans, equal to the ~~<Incremental>~~Second Delayed Draw Term Loan Amount (~~<the “Incremental>~~each, a “Second Delayed Draw Term Loan”; and~~<, when funded, together with the Original>~~ collectively, the “Second Delayed Draw Term Loans”). Any Second Delayed Draw Term Loan~~<, collectively the “>~~ shall be in an amount of at least $1,000,000 and integral multiples of $100,000 in excess thereof. On the terms and subject to the conditions set forth herein, at the election of, and on Business Days during the Third Delayed Draw Term Loan Commitment Period identified by, Borrowing Agent (each such date, a “Third Delayed Draw Term Loan Draw Date”), so long as, in each instance, each of the Delayed Draw Funding Conditions shall have been satisfied, the Lenders hereby agree to make to Quantum on Third Delayed Draw Term Loan Draw Dates delayed draw term loans up to an aggregate original principal amount, for all such delayed draw term loans, equal to the Third Delayed Draw Term Loan Amount (each, a “Third Delayed Draw Term Loan”~~<), in each case, to a Blocked Account>~~; and collectively, the “Third Delayed Draw Term Loans”). Any Third Delayed Draw Term Loan shall be in an amount of at least $1,000,000 and integral multiples of $100,000 in excess thereof.. Each Lender’s obligation to fund ~~<the Original>~~each First Delayed Draw Term Loan, each Second Delayed Draw Term Loan and ~~<the Incremental>~~each Third Delayed Draw Term Loan shall be limited to such Lender’s Delayed Draw Term Loan Commitment Percentage of ~~<the Original>~~such First Delayed Draw Term Loan, such Second Delayed Draw Term Loan and ~~<the Incremental>~~such Third Delayed Draw Term Loan, as applicable, and no Lender shall have any obligation to fund any portion of ~~<the Original>~~any First Delayed Draw Term Loan, any Second Delayed Draw Term Loan or ~~<the Incremental>~~any Third Delayed Draw Term Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund ~~<the Original>~~any First Delayed Draw Term Loan, any Second Delayed Draw Term Loan or ~~<the Incremental>~~any Third Delayed Draw Term Loan because another Lender has failed to fund. When funded, ~~<the>~~each First Delayed Draw Term Loan, each Second Delayed Draw Term Loan and each Third Delayed Draw Term Loan shall become part of, and have all of the terms and conditions applicable to (including without limitation in respect of pricing, repayments and maturity), the Term Loan for all purposes hereunder and under the Other Documents and shall be secured by the Collateral in all respects. Borrowers shall not have any right to reborrow any portion of the Delayed Draw Term Loan which is repaid or prepaid from time to time. The Commitments of the Lenders to make ~~<the Original >~~First Delayed Draw Term Loans, Second Delayed Draw Term Loans and Third Delayed Draw Term Loans shall be permanently and concurrently reduced by the original principal amount of, and upon the making of, each First Delayed Draw Term Loan, each Second Delayed Draw Term Loan and ~~<the Incremental >Delayed Draw Term Loan shall <expire concurrently with the making of the Original >Delayed Draw Term Loan <and the Incremental>~~each Third Delayed Draw Term Loan, ~~<as applicable>~~respectively, on the applicable Delayed Draw Term Loan Draw Date.

(iii) The Borrowing Agent shall deliver to Agent a Notice of Borrowing, not later than 10:00 a.m. (Chicago time) on the Closing Date or the applicable Delayed Draw Term Loan Draw Date, as applicable. Such Notice of Borrowing shall be irrevocable and shall specify (x) the principal amount of the proposed Loan, (y) whether the proposed Loan is requested to be a Prime Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (z) wire instructions for the account to which funds to the Borrowers should be deposited. Agent and the Lenders may act without liability upon the basis of written notice believed by the Agent in good faith to be from the Borrowing Agent. Each Borrower hereby waives the right to dispute the Agent’s record of the terms of any such Notice of Borrowing. Agent and each Lender shall be entitled to rely conclusively on the Borrowing Agent’s authority to request a Loan on behalf of the Borrowers until Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(iv) All Loans under this Agreement shall be made by the Lenders, to the account specified by Agent, no later than 3:00 p.m. (Chicago time) on the borrowing date of the proposed Loan, simultaneously and proportionately to their Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Promptly upon receipt of all funds requested in the Notice of Borrowing, the Agent will make the proceeds of such Loans available to the Borrowers by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Agent to the account provided by the Borrowing Agent in the Notice of Borrowing for such purpose.

(b) Scheduled Term Loan Payments.

~~(i) <The principal amount of the Term Loan (other than the Incremental >Delayed Draw Term <Loan) shall be paid in installments on the dates shown below in an amount equal to the product of (i) the percentage set forth in Column B below shown opposite each date as set forth in Column A below times (ii) the sum of (x) >the original principal amount of <the Term A Loan plus (ii) commencing the last Business Day of the first full Fiscal Quarter after the Delayed >Term Loan Draw Date, <the original principal amount of the Original >Delayed Draw Term Loan <as of such date, as adjusted in accordance with Section 2.3(f) hereof:>~~

~~Column A~~	~~Column B~~
~~Date of Payment~~	~~Percentage of Original Principal Amount to be Paid~~
~~March 31 2018~~	~~1.250%~~
~~June 30, 2018~~	~~1.250%~~
~~September 30, 2018~~	~~1.250%~~
~~December 31, 2018~~	~~1.250%~~

~~Column A~~	~~Column B~~
~~Date of Payment~~	~~Percentage of Original Principal Amount to be Paid~~
~~March 31 2019~~	~~1.250%~~
~~June 30, 2019~~	~~1.250%~~
~~September 30, 2019~~	~~1.250%~~
~~December 31, 2019~~	~~1.250%~~
~~March 31 2020~~	~~1.250%~~
~~June 30, 2020~~	~~1.250%~~
~~September 30, 2020~~	~~1.250%~~
~~December 31, 2020~~	~~1.250%~~
~~March 31 2021~~	~~1.250%~~
~~June 30, 2021~~	~~1.250%~~
~~September 30, 2021~~	~~1.250%~~
~~Maturity Date~~	~~The remaining principal balance of the Term Loan~~

(i) [Reserved].

~~(ii) <The principal amount of the Incremental >Delayed Draw Term Loan shall be <paid in installments on the dates and in the amounts shown below:>~~

~~Date of Payment~~	~~Installment Amount to be Paid~~
~~June 30, 2018~~	~~$1,000,000~~
~~September 30, 2018~~	~~$1,000,000~~
~~December 31, 2018~~	~~$1,000,000~~
~~March 31 2019~~	~~$1,000,000~~
~~June 30, 2019~~	~~$2,500,000~~
~~September 30, 2019~~	~~$2,500,000~~
~~December 31, 2019~~	~~$2,500,000~~
~~March 31 2020~~	~~$2,500,000~~
~~June 30, 2020~~	~~The remaining principal balance of the Incremental Delayed Draw Term Loan, together with all accrued and unpaid interest thereon~~

(ii) [Reserved].

(iii) ~~<Notwithstanding the foregoing, the>~~The outstanding principal amount of the Term Loan, together with all accrued and unpaid interest thereon and all other Obligations accrued and unpaid, shall be due and payable on the Maturity Date. Notwithstanding the foregoing, all Loans shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.

(c) Optional Prepayments. Subject to ~~<Section 7.8 hereof, >~~the provisions of the Intercreditor Agreement and the Fee Letter, Borrowers may, upon ~~<the receipt by any Loan Party of the Net Cash Proceeds from the issuance or sale of any Indebtedness or any equity securities (other than (i) Permitted Indebtedness, (ii) Net Cash Proceeds from the issuance of Qualified Equity Interests to members of the management or employees of any Loan Party, (iii) Net Cash Proceeds of the issuance of Equity Interests to any Loan Party, and (iv) Specified Equity Issuances to the extent that the Net Cash Proceeds received therefrom have been deposited in an account pledged solely to Agent and held in such account until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition (at which such time, such Net Cash Proceeds can be released to repay the Convertible Subordinated Debt in accordance with Section 7.18 hereof or released to the Borrowers)), Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds promptly, but in no event more than one (1) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent; provided that, so long as no Default or Event of Default has occurred and is continuing, such percentage shall be reduced to (x) 50% with respect to the first $40,000,000 of Net Cash Proceeds received from the issuance of Qualified Equity Interests during the Term and (y) 0% with respect to the next (but only the next) $10,000,000 of Net Cash Proceeds received from the issuance of Qualified Equity Interests during the Term. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof. The foregoing shall not be deemed to be implied consent to any issuance or sale of any Indebtedness or any equity securities otherwise prohibited by the terms and conditions hereof.>~~at least ten Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.1(c) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.

2.2 General Provisions Regarding Payment; Register.

(a) All payments to be made by Borrowers under any Other Document, including payments of principal and interest on the Notes, and all fees, expenses, indemnities and reimbursements, shall be made without set off or counterclaim, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Borrowers shall make all payments in immediately available funds to the Payment Account before 1:00 p.m. (Chicago time) on the date when due; provided that all payments received by Agent after 1:00 p.m. (Chicago time) on any Business Day may (in Agent’s discretion) be credited as if received on the next succeeding Business Day. Any optional or mandatory prepayment of the Term Loan shall be accompanied by timely delivery to Agent of an appropriately completed Payment Notification, as provided in Section 2.3(g) hereof. In the absence of receipt by Agent of an appropriately completed Payment Notification on or prior to such prepayment, each Borrower and each Lender hereby fully authorizes and directs Agent, notwithstanding any contrary application provisions contained herein, to apply payments and/or prepayments received from any

Borrower against the outstanding Term Loan in accordance with the provisions of Section 2.3(f) hereof; provided, that if Agent at any time determines that payments received by Agent were in respect of a mandatory prepayment event, Agent shall apply such payments in accordance with the provisions of Section 2.3(f) hereof, and shall be fully authorized by each Borrower and each Lender to make any corresponding Register reversals in respect thereof. Notwithstanding anything to the contrary contained herein, any Payment Notification may state that such Payment Notification is conditioned upon the effectiveness of a Payment in Full of the Indebtedness or the consummation of a Change in Control in connection with another transaction may be conditioned on the closing of such other transaction.

(b) Agent shall maintain on its books an account (the “Borrower Account”) to record Loans and other extensions of credit made by the Lenders hereunder or under any Other Document, and all payments thereon made by any Borrower. All entries in the Borrower Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Borrower Account, as recorded on Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to Agent by Borrowers absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay all amounts owing hereunder or under any Other Document. Unless Borrowing Agent notifies Agent in writing of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein

(c) Agent, acting as a non-fiduciary agent of the Loan Parties, shall maintain at its address a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

2.3 Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.

(a) Subject to Section 7.1 hereof, the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Loan Party of the Net Cash Proceeds of any Disposition of any Collateral which constitutes Term Priority Collateral pursuant to clauses (h), (n), (p) or (q) of the definition of “Permitted Dispositions”, Borrowers shall prepay the Loans in an amount equal to the Net Cash Proceeds of such Disposition promptly, but in no event more than one (1) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent. Notwithstanding the foregoing, (A) so long as no Default or Event of Default has occurred and is continuing, on the date any Loan Party or any of its Subsidiaries receives

Net Cash Proceeds of any such Disposition, such Net Cash Proceeds may, at the option of Borrowing Agent, be applied to invest in property or assets used or useful in the business of any Borrower, provided that (x) Agent has a Lien on such property or assets, (y) Borrowing Agent delivers to Agent within ten (10) days after the date of receipt of such Net Cash Proceeds a certificate stating that such Net Cash Proceeds shall be used to acquire property or assets used or useful in the business of any Borrower within one hundred eighty (180) days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth an estimate of the Net Cash Proceeds to be so expended), (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Net Cash Proceeds shall be deposited in an account pledged solely to Agent, and (C) any Net Cash Proceeds applied to repair, refurbish or replace Collateral pursuant to and in accordance with this Section 2.3(b) shall not be deemed Capital Expenditures for purposes of this Agreement. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof. The foregoing shall not be deemed to be implied consent to any Disposition otherwise prohibited by the terms and conditions hereof.

(b) Subject to Section 6.6 hereof, the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Loan Party of any Extraordinary Receipts which constitute Term Priority Collateral in an aggregate amount equal to or in excess of $500,000 in any fiscal year, the Borrowers shall prepay the Loans in an amount equal to the amount of such Extraordinary Receipts promptly, but in no event more than one (1) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Loans in the manner described in Section 2.3(f) hereof. Notwithstanding the foregoing, (A) so long as no Default or Event of Default has occurred and is continuing, on the date any Loan Party or any of its Subsidiaries receives Extraordinary Receipts which constitute Term Priority Collateral consisting of insurance proceeds from one or more policies covering, or proceeds from any judgment, settlement, condemnation or other cause of action in respect of, the loss, damage, taking or theft of any property or assets, such Extraordinary Receipts may, at the option of Borrowing Agent, be applied to repair, refurbish or replace such property or assets or acquire replacement property or assets for the property or assets so lost, damaged or stolen or other property or assets used or useful in the business of any Borrower for the property or assets so disposed, provided that (x) Agent has a Lien on such replacement (or repaired or restored) property or assets, (y) Borrowing Agent delivers to Agent within ten (10) days after the date of receipt of such Extraordinary Receipts a certificate stating that such Extraordinary Receipts shall be used to repair or refurbish such property or assets or to acquire such replacement property or assets for the property or assets so lost, damaged or stolen or such other property or assets used or useful in the business of any Borrower within one hundred eighty (180) days after the date of receipt of such Extraordinary Receipts (which certificate shall set forth an estimate of the Extraordinary Receipts to be so expended), (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Extraordinary Receipts shall be deposited in an account pledged solely to Agent, and (C) any Extraordinary Receipts applied to repair, refurbish or replace Collateral pursuant to and in accordance with this Section 2.3(b) shall not be deemed Capital Expenditures for purposes of this Agreement.

(c) Subject to Section 7.8 hereof, the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Loan Party of the Net Cash Proceeds from the issuance or sale of any Indebtedness or any equity securities (other than (i) Permitted Indebtedness, (ii) Net Cash Proceeds from the issuance of Qualified Equity Interests to members of the management or employees of any Loan Party, (iii) Net Cash Proceeds of the issuance of Equity Interests to any Loan Party, and (iv) Specified Equity Issuances to the extent that the Net Cash Proceeds received therefrom have been deposited in an account pledged solely to Agent and held in such account until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition (at which such time, such Net Cash Proceeds can be released to repay the Convertible Subordinated Debt in accordance with Section 7.18 hereof or released to the Borrowers)~~<, and (v) so long as no Default or Event of Default has occurred and is continuing, Net Cash Proceeds from the issuance of Qualified Equity Interests up to an aggregate amount, for all such issuances under this clause (v), equal to $30,000,000>~~), Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds promptly, but in no event more than one (1) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof. The foregoing shall not be deemed to be implied consent to any issuance or sale of any Indebtedness or any equity securities otherwise prohibited by the terms and conditions hereof.

(d) Subject to the provisions of the Intercreditor Agreement and the Fee Letter, if, at any time, (i) the outstanding principal balance of the Term A Loan minus $5,000,000 exceeds (ii) an amount equal to 90% multiplied by the net orderly liquidation value of the LTO Program (as determined by the most recent appraisal conducted by an independent appraisal firm of reputable standing satisfactory to Agent), Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such excess promptly, but in no event more than one (1) Business Day following the determination of such excess. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof.

~~<(e) Subject to the provisions of the Intercreditor Agreement and the Fee Letter, on or before the fifth (5th) Business Day following the date on which audited financial statements are required to be delivered pursuant to Section 9.7 hereof (the “Excess Cash Flow Due Date”), beginning with respect to the fiscal year ending March 31, 2019 and for each fiscal year thereafter, Borrowers shall prepay the Loans in an amount equal to an amount equal to fifty percent (50%) of Excess Cash Flow for such fiscal year minus voluntary prepayments of the Term Loans to the extent made during the applicable fiscal year of measurement (such amount not to be less than zero); provided further that, in the event Borrowers are unable to make any mandatory prepayment described in this Section 2.3(e) on any Excess Cash Flow Due Date due the failure to satisfy the conditions in Section 7.17(b) of the Revolving Loan Credit Agreement (as in~~

~~effect on the date hereof) on such date, then Borrowers shall make such prepayment on or before the fifth (5th) Business Day following delivery of the first monthly financial statements delivered thereafter to Agent pursuant to Section 9.9 hereof that demonstrates that the conditions in Section 7.17(b) of the Revolving Loan Credit Agreement (as in effect on the date hereof) have been satisfied. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof.>~~

(e) [Reserved].

(f) Any prepayment of a LIBOR Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.2(d) hereof. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Prime Rate Loans and then to that portion of such Loan comprised of LIBOR Rate Loans, in direct order of Interest Period maturities. Subject to the provisions of the Intercreditor Agreement and the Fee Letter, all prepayments under Section 2.1(c) hereof and clauses (a), (b), (c) (solely with respect to prepayments arising from the issuance of any Indebtedness) and (d) of this Section 2.3 shall be applied pro rata to the Term Loan to the remaining installments thereof on a pro rata basis. Subject to the provisions of the Intercreditor Agreement and the Fee Letter, all prepayments under clauses (c) (solely with respect to prepayments arising from the issuance or sale of any equity securities) and (e) of this Section 2.3 shall be applied, first, pro rata, against the remaining ~~<installments of >~~principal due on the ~~<Incremental >~~Delayed Draw Term Loan~~< in the inverse order of maturity (for the avoidance of doubt, the payment required to be made on June 30, 2020 shall constitute an installment)>~~, and, second, pro rata against the remaining ~~<installments of >~~principal due on ~~<Term A Loan and >~~the ~~<Original Delayed Draw>~~Existing Term Loan~~< on a pro rata basis (>for the avoidance of doubt, any <amount that is due and payable on the Maturity Date shall constitute an installment)>~~.

(g) Borrowing Agent shall deliver to Agent an appropriately completed Payment Notification by 10:00 a.m. (Chicago time) on the date of payment of each mandatory prepayment pursuant to this Section 2.3 and each optional prepayment pursuant to Section 2.1(c) and Agent shall promptly notify each Lender of such notice.

~~<(h) Subject to the provisions of the Intercreditor Agreement and the Fee Letter, if the Lenders have made to Borrowers the Delayed Draw Term Loan in accordance with Section 2.1(a)(ii) hereof and the Convertible Subordinated Debt has not been paid in full in accordance with Section 7.18 hereof on or prior to the Convertible Subordinated Debt Maturity Date, Borrowers shall repay in full the Delayed Draw Term Loan promptly, but in no event more than one (1) Business Day following the Convertible Subordinated Debt Maturity Date. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof. >~~

2.4 Use of Proceeds.

(a) Borrowers shall apply the proceeds of (i) the Term A Loan to (x) repay the Indebtedness owing to Existing Agent and Existing Lenders under the Existing Loan Documents, (y) pay fees and expenses relating to the Transactions, and (z) provide for their working capital needs and other general corporate purposes, ~~<and >~~(ii) the ~~<Delayed Draw >~~Term B Loan and the Term C Loan solely to repay a portion of the Convertible Subordinated Debt (to the extent permitted under Section 7.18 hereof) and for no other purposes, and (iii) the Delayed Draw Term Loan to provide for their working capital needs and other general corporate purposes.

(b) Without limiting the generality of Section 2.4(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Term Loan, directly or indirectly, for any purpose in violation in any material respect of Applicable Law.

III	INTEREST AND FEES.

3.1 Interest.

(a) From and following the Closing Date, depending upon Borrowers’ election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Prime Rate or the LIBOR Rate, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(i) If a Prime Rate Loan, or any other Obligation other than a LIBOR Rate Loan, then at the sum of the Prime Rate plus the Applicable Margin for Prime Rate Loans.

(ii) If a LIBOR Rate Loan, then at the sum of the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans.

(b) All interest and fees under this Agreement and each Other Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Prime Rate Loan and the first day of an Interest Period with respect to a LIBOR Rate Loan shall be included in the calculation of interest. The date of payment of a Prime Rate Loan and the last day of an Interest Period with respect to a LIBOR Rate Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days’ interest shall be charged. Interest on all Prime Rate Loans is payable (in cash or PIK Interest, as applicable) in arrears on the last Business Day of each fiscal quarter and on the maturity of such Loans, whether by acceleration or otherwise. Interest on LIBOR Rate Loans shall be payable (in cash or PIK Interest, as applicable) on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval. In addition, interest on LIBOR Rate Loans is due on the maturity of such Loans, whether by acceleration or otherwise. For the avoidance of doubt, any PIK Interest shall be compounded on each interest payment date and added to the outstanding principal amount of the Term A Loan and, once paid, shall be treated as principal amount of the Term A Loan for all purposes of this Agreement. Following any such increase in the principal amount of the Term A Loan, interest will accrue on such increased amount.

(c) At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) in excess of the rates otherwise payable under this Agreement. Furthermore, at the election of Agent or Required Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Rate Loans then in effect expire, such Loans shall be converted into Prime Rate Loans and (y) the LIBOR election will not be available to Borrowers.

3.2 LIBOR Provisions.

(a) Subject to the provisions of Section 3.1(c) hereof, Borrowing Agent may request that the Term Loan be made as LIBOR Rate Loans, that outstanding portions of the Term Loan be converted to LIBOR Rate Loans and that all or any portion of a LIBOR Rate Loan be continued as a LIBOR Rate Loan upon expiration of the applicable Interest Period. Any such request will be made by submitting a Notice of Borrowing to Agent. Upon the expiration of an Interest Period, in the absence of a new Notice of Borrowing submitted to Agent not less than by 11:00 a.m. (Chicago time) three (3) Business Days prior to the end of such Interest Period, the LIBOR Rate Loan then maturing shall be automatically converted to a LIBOR Rate Loan with a one month Interest Period. There may be no more than six (6) LIBOR Rate Loans outstanding at any one time. Loans which are not requested as LIBOR Rate Loans in accordance with this Section 3.2(a) shall be Prime Rate Loans. Agent will promptly notify Lenders, by written notice, of each Notice of Borrowing received by Agent prior to the first day of the Interest Period of the LIBOR Rate Loan requested thereby.

(b) In the event, prior to commencement of any Interest Period relating to a LIBOR Rate Loan, Agent shall determine in good faith or be notified in good faith and in writing by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR, Agent shall promptly provide notice of such determination to Borrowing Agent and Lenders (which shall be conclusive and binding on Borrowers and Lenders). In such event (1) any request for a LIBOR Rate Loan or for a conversion to or continuation of a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Prime Rate Loan, (2) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan and (3) the obligations of Lenders to make LIBOR Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrowing Agent and Lenders.

(c) Notwithstanding any other provisions hereof, if any law, rule, regulation, treaty or directive or interpretation or application thereof shall make it unlawful for any Lender to make, fund or maintain LIBOR Rate Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrowing Agent and the other Lenders. In such an event, (1) the commitment of such Lender to make LIBOR Rate Loans or convert Prime Rate Loans to LIBOR Rate Loans shall be immediately suspended and (2) such Lender’s outstanding LIBOR Rate Loans shall be converted automatically to Prime Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by law.

(d) Upon (i) any failure of any Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrowing Agent’s delivery to Agent of any applicable Notice of Borrowing (in each case other than any such failure that arises as a result of a Lender failing to fund such LIBOR Rate Loan or as a result of a notice delivered pursuant to Section 3.8 hereof) or (ii) any payment of a LIBOR Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay Agent, for the benefit of all Lenders that funded or were prepared and required to fund any such LIBOR Rate Loan, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds but excluding any loss of interest rate margin that would have been earned on the repaid amounts) that any Lender may sustain as a result of such default or such payment. For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Rate Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

~~3.3 <Non-Use Fee><><. Borrowers shall pay to Agent, for the account of each Lender (other than a Defaulting Lender) with a Commitment to make Delayed Draw Term Loans, a non-use fee, for the period from the Closing Date to the earlier of (i) Delayed Draw Term Loan Commitment Completion Date and (ii) the Delayed Draw Term Loan Commitment Termination Date, in an amount equal to a rate per annum of 0.50% of such Lender’s Delayed Draw Term Loan Commitment Percentage of the Commitment of all Lenders to make the Delayed Draw Term Loans as of such date. Such non-use fee shall be payable in arrears on the last Business Day of each fiscal quarter and on the Maturity Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.>~~

3.3 [Reserved].

3.4 Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5 [Reserved].

3.6 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Increased Costs. In the event that any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for Indemnified Taxes or Other Taxes and the imposition of, or any change in the rate of, any Excluded Taxes payable by Agent or such Lender);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent or any Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Loans made by any Lender;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, converting to, continuing, renewing or maintaining its Loans hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the right of Agent or any Lender to demand such compensation; provided that Borrowers shall not be required to compensate Agent or any Lender pursuant to this Section for any reductions in return incurred more than 270 days prior to the date that Agent or such Lender notifies Borrowing Agent of such law, rule, regulation or guideline giving rise to such reductions and of the intention of Agent or such Lender to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

3.8 Basis for Determining Interest Rate Inadequate or Unfair. In the event that:

(a) Agent shall have determined that reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 3.2 hereof for any Interest Period; or

(b) Agent shall have determined that Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Prime Rate Loan into a LIBOR Rate Loan; or

(c) Agent shall have determined that (or any Lender shall have notified Agent that) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d) the Required Lenders shall have notified Agent that the LIBOR Rate will not adequately and fairly reflect the cost to the Lenders of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written notice of such notice or determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Prime Rate Loan, unless Borrowing Agent shall notify Agent in writing (including by electronic transmission) no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Prime Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Prime Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Prime Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the last Business Day of then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Prime Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9 Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Change in Law, any change in any guideline regarding capital adequacy or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and such Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error. Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the right of Agent or any Lender to demand such compensation; provided that Borrowers shall not be required to compensate Agent or any Lender pursuant to this Section for any reductions in return incurred more than 270 days prior to the date that Agent or such Lender notifies Borrowing Agent of such law, rule, regulation or guideline giving rise to such reductions and of the intention of Agent or such Lender to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

3.10 Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, provided that Borrowers shall not be required to increase any such amounts to the extent that the increase in such amount payable results from such Recipient’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction), (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Borrower shall indemnify each Recipient within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient and any penalties, interest and reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of a Recipient shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Recipient that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, (x) any Recipient that is not a Foreign Lender shall deliver to Borrowers and Agent two (2) duly completed valid copies of IRS Form W-9 demonstrating that such Person is exempt from United States federal backup withholding tax, and (y) any Foreign Lender shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed valid copies of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed valid copies of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed valid copies of IRS Form W-8BEN or W-8BEN-E, or

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) If a payment made to a Recipient under this Agreement or any Other Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Agent and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that such Recipient has complied with such applicable reporting requirements.

(g) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.10 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and Agent in writing of its legal inability to do so.

(h) If any Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant

Governmental Body with respect to such refund), provided that Borrowers, upon the request of the Recipient, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Body. This Section shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11 Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 3.2(b) hereof, (c) is a Defaulting Lender, (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, or (e) gives a notice described in Section 3.8(c) hereof, Borrowers may, by notice in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and its Delayed Draw Term Loan Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and its Delayed Draw Term Loan Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Loans and its Delayed Draw Term Loan Commitment Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

3.12 Designation of a Different Lending Office. If any Lender requests compensation under Sections 3.7 or 3.9 hereof, or requires Borrowers to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.10 hereof, then such Lender shall (at the request of Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 3.7, 3.9, or 3.10 hereof, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

IV	COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall provide Agent with written notice of all commercial tort claims in an aggregate amount in excess of $500,000 promptly upon the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claims, the events out of which such claims arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claims have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights in an aggregate amount in excess of $500,000, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2 Perfection of Security Interest. Each Loan Party shall take all action that may be necessary, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) using commercially reasonable efforts to enter into warehousing, lockbox, customs and freight agreements and other custodial arrangements reasonably satisfactory to Agent, and (v) executing and delivering financing statements, Control Agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All documented charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be at the sole expense of the Borrowers and payable by the Borrowers to Agent not later than ten (10) Business Days after written demand.

4.3 Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) subject to the rights of the applicable landlords, may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) subject to the rights of the applicable lessors, may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or Equipment for handling or removing the Collateral; and (e) subject to the rights of the applicable landlords, shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Loan Parties’ owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be at the sole expense of the Borrowers and payable by the Borrowers to Agent for its benefit and for the ratable benefit of Lenders not later than ten (10) Business Days after written demand.

4.4 Ownership and Location of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be fully authorized and able to sell, transfer, pledge and/or grant a Lien upon each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens whatsoever; (ii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iii) each Loan Party’s Equipment and each Loan Party’s Inventory (other than (A) Inventory in transit, (B) Service Inventory and (C) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) shall be located as set forth on Schedule 4.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, and shall not be removed from such locations without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 7.1(b) hereof.

(b) (i) There is no location at which any Loan Party has any Inventory (except for (A) Inventory in transit, (B) Service Inventory and (C) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) or other Collateral other than those locations listed on Schedule 4.4 hereto; (ii) Schedule 4.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, contains a correct and complete list, as of the ~~<Closing>~~Fourth Amendment Effective Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored, and none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4 hereto sets forth a correct and complete list as of the ~~<Closing>~~Fourth Amendment Effective Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4 hereto sets forth a correct and complete list as of the ~~<Closing>~~Fourth Amendment Effective Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which Real Properties are owned and which are leased, together with the names and addresses of any landlords or other third parties in possession, custody or control of any Collateral.

4.5 Defense of Agent’s and Lenders’ Interests. Until (a) the Payment in Full of all of the Obligations and (b) the termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for Dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall use commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations following the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6 Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its Permitted Discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its Permitted Discretion, for the purpose of inspecting the Collateral and any and all books and records pertaining thereto and to the operation of such Loan Party’s business. Notwithstanding the foregoing, (a) no more than one (1) such inspection shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period in which a Cash Dominion Period does not exist, (b) during a Cash Dominion Period, no more than two (2) such inspections shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (c) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clauses (a) and (b), there shall be no limitation on the number or frequency of such inspections which may be conducted at the expense of the Borrowers.

4.7 Appraisals. Agent may, in its Permitted Discretion, (a) at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current value of the Loan Parties’ assets (including without limitation Intellectual Property and the LTO Program), and (b) at any time after the Third Amendment Effective Date, engage the services of an independent financial advisor, and such financial advisor shall at all times thereafter be granted by Borrowers and their Subsidiaries with full access to, and shall at all times thereafter have the right to audit, check and inspect, the books, records, audits, correspondence and all other papers relating to the operation of each Loan Party’s business~~<, and (c) at any time during the Quality of Earnings Reporting Period, engage the services of a third party firm acceptable to Agent in its Permitted Discretion, for the purpose of performing a quality of earnings report>~~. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowing Agent as to the identity of any such firms; provided, that it is agreed by the parties hereto that (x) Gordon Brothers Asset Advisors, LLC shall be deemed to be an acceptable firm for purposes of appraising the value of the LTO Program and (y) FTI Consulting, Inc. shall be deemed to be an acceptable financial advisor. All of the fees and out-of-pocket costs and expenses of any appraisals and reports conducted, or engagement made, pursuant to this Section 4.7 shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers~~<; provided, that Borrowers shall not be responsible to pay or reimburse Agent for any such fees and out-of-pocket costs and expenses of an independent financial advisor engaged pursuant to the foregoing clause (b) of this Section 4.7 to the extent incurred or accrued after the last day of the month in which Agent receives financial statements and the related Compliance Certificate required by Section 9.8 hereof demonstrating that >Quantum and its Subsidiaries, on a consolidated basis, <are in compliance with each of the financial covenants >set forth in Section 6.5 <hereof (as in effect immediately prior to the Third Amendment Effective Date) for the four (4) >fiscal quarter <period then ended; provided further, that for purposes of determining compliance with the financial covenants set forth in Section 6.5 hereof (as in effect immediately prior to the Third Amendment Effective Date) for purposes of this proviso, EBITDA shall be calculated without giving effect to clause (c)(xviii) of the definition of EBITDA>~~. Notwithstanding the foregoing, (i) no more than one (1) quality of earnings report shall be performed at the expense of the Borrowers during the Term, (ii) no more than two (2) appraisals of Intellectual Property (which shall include, without limitation, appraisals of the LTO Program) shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (iii) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (ii), there shall be no limitation on the number or frequency of appraisals which may be conducted at the expense of the Borrowers.

4.8 Receivables; Deposit Accounts and Securities Accounts.

(a) The Receivables are and shall be bona fide and valid accounts representing a bona fide indebtedness incurred by the Customers therein named, for fixed sums as set forth in the invoices relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the Loan Parties, or work, labor or services theretofore rendered by the Loan Parties as of the date the applicable Receivables were created.

(b) Each Customer, to each Loan Party’s knowledge, as of the date each Receivable is created, is able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Each Loan Party’s chief executive office is located as set forth on Schedule 4.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof. Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) The Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Accounts and/or Depository Accounts (and any associated lockboxes) as Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent shall designate from time to time as contemplated by Section 4.8(h) hereof or as otherwise agreed to from time to time by Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Revolving Agent’s and Agent’s behalf and for Revolving Agent’s and, subject to the terms of the Intercreditor Agreement, Agent’s account, collect as Revolving Agent’s and, subject to the terms of the Intercreditor Agreement, Agent’s property and in trust for Revolving Agent and, subject to the terms of the Intercreditor Agreement, Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay the Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts and/or Depository Accounts. Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent, deliver to Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. Prior to the occurrence of a Cash Dominion Triggering Event, payments made by a Loan Party’s Customers remitted directly to Revolving Agent or Agent will be deposited by Revolving Agent or Agent, as the case may be, in the Blocked Accounts, and Customer remittances shall only be treated as a repayment of Advances or, subject to the terms of the Intercreditor Agreement, Loans, if the Borrowers so elect in a written notice to Revolving Agent or Agent, as applicable.

(e) At any time following the occurrence and during the continuance of an Event of Default, Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent shall have the right to send notice of the assignment of, and Revolving Agent’s and Agent’s security interests in and Liens on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral, and thereafter, Revolving Agent or, subject to the terms of the Intercreditor Agreement, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual and documented collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, shall be at the sole expense of Borrowers and payable by the Borrowers to Agent not later than ten (10) Business Days after written demand.

(f) Subject to the terms of the Intercreditor Agreement, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes, subject to the terms of the Intercreditor Agreement, Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for the Loan Parties or at any other business premises of Agent; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out the provisions of this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g) Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h) All proceeds of Collateral shall be deposited by the Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively the “Blocked Accounts”) established at a Specified Domestic Blocked Account Bank, Specified Swiss Blocked Account Bank or such other bank or banks as may be acceptable to Agent in its Permitted Discretion (each such bank, a “Blocked Account Bank” and collectively, “Blocked Account Banks”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent in its Permitted Discretion or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Loan Party shall deliver or cause to be delivered to Agent a Control Agreement, in form and substance reasonably satisfactory to Agent, among such Loan Party, Agent, Revolving Loan Agent and each bank at which each Blocked Account, each Depository Account and any other deposit account or securities account (other than any Swiss Blocked Account or any Excluded Account) of such Loan Party is maintained that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts, Depository Accounts and other deposit accounts and securities accounts. At any time during a Cash Dominion Period, subject to the terms of the Intercreditor Agreement, Agent or Revolving Loan Agent shall have the sole and exclusive right to direct, and Agent is hereby authorized to, subject to the terms of the Intercreditor Agreement, give instructions pursuant to such Control Agreements directing, the disposition of funds in the Blocked Accounts and Depository Accounts (any such instructions, an “Activation Notice”) to Agent on a daily basis, by wire transfer to a deposit account maintained by Agent, which such funds may, if an Event of Default has occurred and is continuing, be applied by Agent to repay the Obligations. Prior to the occurrence of a Cash Dominion Triggering Event, the Loan Parties shall retain the right to direct the disposition of funds in the Blocked Accounts and Agent shall not deliver an Activation Notice. In the event that Agent issues an Activation Notice, Agent agrees to rescind such Activation Notice at such time that no Cash Dominion Period shall exist (it being understood that, notwithstanding any such rescission, Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Cash Dominion Triggering Event shall have occurred or a Cash Dominion Period shall exist at any time thereafter). All funds deposited in the Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the other Secured Parties, and Borrowing Agent shall use commercially reasonable efforts to obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations in such order as Agent shall determine in its sole discretion.

(i) No Loan Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(j) All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the ~~<Closing>~~Fourth Amendment Effective Date are set forth on Schedule 4.8(j) hereto. No Loan Party shall open any new deposit account, securities account or investment account (other than an Excluded Account) with a bank, depository institution or securities intermediary other than Agent unless (i) the Loan Parties shall have provided written notice thereof to Agent within five (5) Business Days and (ii) if required by Agent in its sole discretion, such bank, depository institution or securities intermediary, each applicable Loan Party, Agent and Revolving Loan Agent shall within thirty (30) days following Agent’s request, enter into a Control Agreement in form and substance reasonably satisfactory to Agent and sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

(k) The aggregate amount on deposit in the Swiss Blocked Accounts shall not exceed $6,000,000 for any period of five (5) or more consecutive Business Days, on any date of determination.

4.9 Inventory. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in all material respects in accordance with the Federal Fair Labor Standards Act of 1938, as amended, modified or supplemented, and all rules, regulations and orders thereunder.

4.10 Maintenance of Equipment. The Loan Parties’ Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made. No Loan Party shall use or operate its Equipment in violation in any material respect of any law, statute, ordinance, code, rule or regulation.

4.11 Exculpation of Liability. Nothing set forth herein shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12 Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 7.2 hereto, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.13 Investment Property Collateral.

(a) Each Loan Party has the right to transfer the Investment Property free of any Liens other than Permitted Encumbrances and will use commercially reasonable efforts to defend its title to the Investment Property against the contrary claims of all Persons. Each Loan Party shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries (other than Foreign Subsidiaries) arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits Agent’s Lien on the Investment Property of such Loan Party arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.

(b) Each Loan Party shall, if the Investment Property includes securities or any other financial or other asset maintained in a securities account, cause the custodian with respect thereto to execute and deliver a notification and Control Agreement or other applicable agreement reasonably satisfactory to Agent in order to perfect and protect Agent’s Lien in such Investment Property.

(c) Except as set forth in Article XI hereof or in the Pledge Agreement, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement or under any of the Other Documents. In the event any additional Equity Interests are issued to any Loan Party as a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification or otherwise, then any certificates evidencing any such additional shares will be delivered to Agent within fifteen (15) Business Days (or such later date as Agent shall agree in its Permitted Discretion) and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property.

4.14 Provisions Regarding Certain Investment Property Collateral. The operating agreement or limited partnership agreement (as applicable) of any Subsidiary (other than a Foreign Subsidiary) of any Loan Party hereafter formed or acquired that is a limited liability company or a limited partnership, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of {membership interests} {partnership interests} set forth herein shall apply, in any way, to the pledge by any {member} {partner} of a security interest in and to its {membership interests} {partnership interests} to TCW Asset Management Company LLC, as agent for certain lenders, or its successors and assigns in such capacity (any such person, “Agent”), or to any foreclosure upon or subsequent disposition of such {membership interests} {partnership interests} by Agent. Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a {member} {partner} of the Company and shall have all of the rights of the {member} {partner} that previously owned such {membership interests} {partnership interests}.”

V	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1 Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Revolving Loan Documents, (b) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (i) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (ii) any immaterial Consents of any Governmental Body, or (iii) those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation, the Revolving Loan Documents.

5.2 Formation and Qualification.

(a) Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, in each case as listed on Schedule 5.2(a) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, and each Loan Party is qualified to do business and is in good standing in the other states listed on Schedule 5.2(a) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, which constitute all states in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b) Schedule 5.2(b) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, sets forth (i) a true, complete and correct list of the Subsidiaries of each Loan Party and (ii) a true, complete and correct list of all Equity Interests held by each Loan Party in each of its Subsidiaries.

(c) No Immaterial Subsidiary (i) owns or generates any Receivables or Inventory, (b) has revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) or (c) receives or generates any royalty revenue.

5.3 Survival of Representations and Warranties. All representations and warranties of such Loan Party in this Agreement and the Other Documents to which it is a party shall be true in all material respects at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof. Each Loan Party has filed all federal, and all material state and local tax returns and other material reports that it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable in excess of $1,000,000 in the aggregate, except for those taxes, assessments, fees and other governmental charges that are being Properly Contested. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements.

(a) The pro forma balance sheet of Quantum and its Subsidiaries, on a consolidated basis (the “Pro Forma Balance Sheet”), delivered to Agent prior to the Closing Date reflects the consummation of the Transactions and fairly reflects the financial condition of the Quantum and its Subsidiaries, on a consolidated basis, as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP. The Pro Forma Balance Sheet has been certified by the Chief Executive Officer, Chief Financial Officer or Treasurer of Borrowing Agent as fairly reflecting the financial condition of Quantum and its Subsidiaries as of the date that it was delivered. All financial statements referred to in this Section 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The twelve (12) month cash flow and balance sheet projections of Quantum and its Subsidiaries, on a consolidated basis (the “Closing Date Projections” and together with the Pro Forma Balance Sheet, collectively, the “Pro Forma Financial Statements”), delivered to Agent prior to the Closing Date were reviewed by the Chief Executive Officer, Chief Financial Officer or Treasurer of Quantum, are based on underlying assumptions which such officer believed to be reasonable on the date such Closing Date Projections were delivered.

(c) The audited consolidated and consolidating balance sheets of Quantum and its Subsidiaries (and such other Persons described therein) as of March 31, 2016, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes described in such financial statements) and present fairly the financial position of the Loan Parties at such date and the results of their operations for such period. The unaudited consolidated and consolidating balance sheets of Quantum and its Subsidiaries (and such other Persons described therein) as of September 30, 2016, and the related statements of income, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, present fairly the financial position of the Loan Parties at such date and the results of their operations at such date.

(d) Since March 31, 2016, there has been no change in the condition, financial or otherwise, of the Loan Parties as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property owned by the Loan Parties, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6 Entity Names. Except as set forth on Schedule 5.6 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, no Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7 O.S.H.A. Environmental Compliance; Flood Insurance.

(a) Except as set forth on Schedule 5.7 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, each Loan Party is in compliance in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.7 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, each Loan Party has been issued all required material federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) Except as set forth on Schedule 5.7 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, and except as could reasonably be expected to have a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) all of the Real Property owned, leased or occupied by any Loan Party has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property owned, leased or occupied by any Loan Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

(d) All Real Property owned by the Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance in all material respects with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required by Applicable Law, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) The Loan Parties, taken as a whole, are, and after giving effect to the Transactions, will be, solvent, able to pay their debts as they mature, (ii) the Loan Parties, taken as a whole, have, and after giving effect to the Transactions, will have, capital sufficient to carry on their existing businesses and all businesses in which they are about to engage, (iii) as of the ~~<Closing>~~Fourth Amendment Effective Date, the fair present saleable value of the assets of the Loan Parties, taken as a whole, calculated on a going concern basis, are in excess of the amount of their liabilities, and (iv) subsequent to the ~~<Closing>~~Fourth Amendment Effective Date, the fair saleable value of the assets of the Loan Parties, taken as a whole (calculated on a going concern basis), will be in excess of the amount of their liabilities.

(b) Schedule 5.8(b) hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, sets forth a complete and accurate description, with respect to all litigation, arbitration, actions or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the ~~<Closing>~~Fourth Amendment Effective Date, is pending or, to the knowledge of the Loan Parties, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the ~~<Closing>~~Fourth Amendment Effective Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

(c) No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 7.8 hereto and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(d) No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect,.

(e) No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.8(e) hereto. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws. (i) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Pension Benefit Plan or

Multiemployer Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Pension Benefit Plan or Multiemployer Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan or Multiemployer Plan; (vii) neither any Loan Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Pension Benefit Plan or Multiemployer Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan or Multiemployer Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable ERISA Event; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or similar applicable law; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) to the knowledge of the Company, no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9 Intellectual Property. As of the ~~<Closing>~~Fourth Amendment Effective Date, Schedule 5.9 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, provides a complete and correct list of: (a) all registered copyrights owned by each Loan Party; (b) all patents owned by each Loan Party and all applications for Patents owned by such Loan Party; (c) all registered trademarks owned by each Loan Party, all applications for registration of trademarks owned by such Loan Party; and (d) all Intellectual Property licenses entered into by each Loan Party pursuant to which (i) such Loan Party has provided any license in Intellectual Property owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) with a value in excess of $1,000,000 or (ii) any Person has granted to such Loan Party any license in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party (other than non-exclusive software licenses granted in the ordinary course of business). Other than as set forth on Schedule 5.9 hereto, no Loan Party owns any copyrights, patents or trademarks, the failure to register which could be materially adverse to the conduct of the business of the Loan Parties taken as a whole. Each Loan Party owns exclusively or holds licenses in all Intellectual Property that is necessary in or material to the conduct of its business, and all employees and contractors of each Loan Party who were involved in the creation or development of any Intellectual Property for such Loan Party that is necessary in or material to the business of such Loan Party have signed agreements containing assignment of such employer’s or contractor’s rights in any Intellectual Property to such Loan Party and obligations of confidentiality. To each Loan Party’s knowledge, (a) such Loan Party is not currently infringing or misappropriating any Intellectual Property rights of any Person, and (b) no product manufactured, used, distributed, licensed, or sold by or service provided by such Loan Party is currently infringing or misappropriating any Intellectual Property rights of any Person, in each case, except where such infringement either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

5.10 Licenses and Permits. Except as set forth in Schedule 5.10 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in compliance or to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11 [Reserved].

5.12 No Default. No Default or Event of Default has occurred.

5.13 No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes. No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees in existence or, to the knowledge of the Loan Parties, threatened in writing, and no collective bargaining contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15 Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Swaps. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.18 Business and Property of the Loan Parties. Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than as permitted pursuant to Section 7.9 hereof. On the ~~<Closing>~~Fourth Amendment Effective Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.

5.19 [Reserved].

5.20 [Reserved]

5.21 Equity Interests. The authorized and outstanding Equity Interests of each Loan Party, and each legal and beneficial holder thereof as of the ~~<Closing>~~Fourth Amendment Effective Date, are as set forth on Schedule 5.21 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.21 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Loan Parties. Except as set forth on Schedule 5.21 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, the Loan Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.22 Commercial Tort Claims. The Loan Parties do not have any commercial tort claim with a value in excess of $500,000, except as set forth on Schedule 5.22 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof.

5.23 Letter of Credit Rights. As of the ~~<Closing>~~Fourth Amendment Effective Date, the Loan Parties do not have letter of credit rights in respect of any letter of credit with a value in excess of $500,000, except as set forth on Schedule 5.23 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof.

5.24 Material Contracts. Schedule 5.24 hereto, as such Schedule may be updated from time to time in accordance with the terms hereof, sets forth all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no defaults currently exist thereunder which could reasonably be expected to have a Material Adverse Effect. No Loan Party has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract, except, in each case, any such termination which could not reasonably be expected to have a Material Adverse Effect.

5.25 Investment Property Collateral. (i) There are no restrictions on the pledge or transfer of any of the Subsidiary Stock other than restrictions referenced on the face of any certificates evidencing such Subsidiary Stock, restrictions under Applicable Law or restrictions stated in the Organizational Documents of any Loan Party with respect thereto, as applicable; (ii) each Loan Party is the legal owner of the Investment Property Collateral pledged by it hereunder, which is registered in the name of such Loan Party, a custodian or a nominee; (iii) the Investment Property Collateral is free and clear of any Liens except for Permitted Encumbrances which, in the case of any Investment Property Collateral constituting certificated securities, do not have priority over the Liens of Agent thereon; and (iv) the pledge of and grant of the security interest in the Investment Property Collateral is effective to vest in Agent a valid security interest therein.

5.26 Convertible Subordinated Debt Documents. As of the Closing Date, (i) Agent has received true, correct and complete copies of the Convertible Subordinated Debt Documents; and (ii) none of the Convertible Subordinated Debt Documents has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent. The subordination provisions with respect to the Convertible Subordinated Debt contained in the Convertible Subordinated Debt Documents are legal, valid and binding obligations of each Person a party thereto, and enforceable against such Person in accordance with their terms. No “Event of Default” (as defined in the Convertible Subordinated Debt Documents) has occurred and is continuing. As of the Closing Date, the outstanding principal amount owing under the Convertible Subordinated Debt Documents is $70,000,000. The Obligations constitute “Specified Senior Indebtedness” under the Convertible Subordinated Debt Documents.

5.27 Revolving Loan Documents. Agent has received true, correct and complete copies of the Revolving Loan Documents. None of the Revolving Loan Documents has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.28 Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the Other Documents) for purposes of or in connection with this Agreement or the Other Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Quantum’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

VI	AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Obligations and the termination of this Agreement:

6.1 Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of its business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Laws pursuant to another standard). Each Loan Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established in accordance with GAAP.

6.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), and use commercially reasonable efforts to enforce and protect the validity of any Intellectual Property right or other right included in the Collateral where the failure to do so could reasonably be expected to have a Material Adverse Effect; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3 Books and Records. Keep proper books of record and account in which entries that are full, true and correct in all material respects will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP.

6.4 Payment of Taxes. Pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon it or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except to the extent that such Loan Party or Subsidiary has Properly Contested such taxes, assessments or charges. If any material tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party or any of its Subsidiaries and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any material taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to the Loan Parties or their Subsidiaries pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Loan Party or any applicable Subsidiary has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be at the sole expense of Borrowers and payable by the Borrowers to Agent not later than ten (10) Business Days after written demand.

6.5 Financial Covenants.

(a) [Reserved].

(b) ~~(a) <Fixed Charge Coverage Ratio>~~Minimum EBITDA. Maintain as of the end of each fiscal quarter, ~~<a Fixed Charge Coverage Ratio for>~~EBITDA of Quantum and its Subsidiaries, on a consolidated basis, of not less than the ~~<ratio>~~amount set forth below for each ~~<four (4) consecutive >~~fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum ~~<Fixed Charge Coverage Ratio>~~EBITDA
~~December 31, 2017~~	~~1.25 to 1.00~~
~~<March 31>~~ September 30, 2018~~< and each fiscal quarter ending thereafter>~~	~~<1.00 to 1.00>~~$4,600,000

~~<(b) Senior Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:>~~

~~Fiscal Quarter Ending~~	~~Maximum Senior Net Leverage Ratio~~
December 31, ~~<2017>~~ 2018	~~<4.50 to 1.00>~~$8,500,000
~~March 31, 2018 and each fiscal quarter ending thereafter through and including the fiscal quarter ending March 31, 2019~~	~~4.25 to 1.00~~
~~June 30, 2019~~	~~3.75 to 1.00~~
~~September 30, 2019~~	~~3.25 to 1.00~~
~~December 31, 2019 and each fiscal quarter ending thereafter~~	~~3.00 to 1.00~~

~~(c) <Total Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Leverage Ratio for >Quantum and its Subsidiaries, on a consolidated basis, <of not greater than the ratio set forth below for each four (4) consecutive fiscal quarters then ended set forth below:>~~

~~Fiscal Quarter Ending~~	~~Maximum Total Leverage Ratio~~
~~December 31, 2017~~	~~5.50 to 1.00~~
~~March 31, 2018 and each fiscal quarter ending thereafter through and including the fiscal quarter ending March 31, 2019~~	~~4.75 to 1.00~~
~~June 30, 2019 and each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2019~~	~~3.75 to 1.00~~
~~March 31, 2020 and each fiscal quarter ending thereafter~~	~~3.50 to 1.00~~

(c) [Reserved].

(d) Minimum PNC Qualified Cash. Maintain at all times PNC Qualified Cash in an amount of not less than the Minimum PNC Qualified Cash Amount.

6.6 Insurance.

(a) (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against such hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance and, if applicable, the hazards of fire, flood and sprinkler leakage; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) deliver to Agent (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b) Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a mortgage or deed of trust in favor of Agent, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. Any surplus shall be paid by Agent to the Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to Agent, on demand.

(d) If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be at the sole expense of the Borrowers and payable by the Borrowers to Agent not later than ten (10) Business Days after written demand.

6.7 Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all of its material Indebtedness, except when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Agent and the Lenders and (ii) when due its material rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8 Environmental Matters.

(a) Ensure that all of the Real Property owned or leased by it and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property owned or leased by it in compliance with Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(b) Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws.

(c) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party or any of its Subsidiaries shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party or any of its Subsidiaries shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the applicable Real Property (or authorize third parties to enter onto such Real Property) and take such actions as Agent (or such third parties as directed by Agent) deems reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable and documented costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Prime Rate Loans shall be paid upon demand by the Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.

(d) Promptly upon the written request of Agent from time to time in its Permitted Discretion if a Default or Event of Default has occurred and is continuing, the Loan Parties shall provide Agent, at the Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within all of the Real Property owned or leased by any Loan Party. Agent hereby acknowledges that any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $2,000,000, Agent shall have the right to require the Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.9, 9.10, 9.11, 9.12 and 9.13 hereof as to which GAAP is applicable to fairly present the financial condition or operating condition (subject, in the case of interim financial statements, to normal year-end and audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein).

6.10 Federal Securities Laws. Promptly notify Agent in writing if any Loan Party (other than Quantum) or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

6.11 Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request in its Permitted Discretion in order that the provisions of this Agreement may be carried into effect.

6.12 Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivables in an aggregate amount in excess of $500,000 arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.13 [Reserved].

6.14 Post-Closing Covenants.

(a) Blocked Accounts.

(i) On or prior to November 15, 2016 (or such later date as Agent shall agree in its Permitted Discretion), Quantum shall deliver to Agent, in form and substance reasonably satisfactory to Agent, a Control Agreement among Quantum, Agent, Revolving Loan Agent and each Specified Domestic Blocked Account Bank with respect to each of the Blocked Accounts and each of the other deposit accounts and securities accounts of the Loan Parties maintained at such Specified Domestic Blocked Account Banks, duly authorized, executed and delivered by Quantum, Agent, Term Loan Agent and each applicable Specified Domestic Blocked Account Bank.

(ii) On or prior to December 31, 2016 (or such later date as Agent shall agree in its Permitted Discretion), Quantum shall deliver to Agent, in form and substance reasonably satisfactory to Agent: (A) a bank account pledge agreement by Quantum in favor of Agent and Revolving Loan Agent to be governed by the laws of Switzerland with respect to the Swiss Blocked Accounts, duly authorized, executed and delivered by Quantum, Agent and Revolving Loan Agent, (B) a notice of pledge in respect of the Swiss Blocked Accounts by Agent, Revolving Loan Agent and Quantum to Specified Swiss Blocked Account Bank to be governed by the laws of Switzerland, duly authorized, executed and delivered by Quantum, Agent and Revolving Loan Agent and duly acknowledged by Specified Swiss Blocked Account Bank, and (C) such other agreements, documents or instruments as Agent shall reasonably request in order to perfect the Lien of Agent in the Specified Swiss Blocked Accounts; provided that (x) in the event that Quantum shall fail to comply with the covenants set forth in this Section 6.14(a)(ii) on or prior to December 31, 2016 (or such later date as Agent shall agree in its Permitted Discretion), the cash maintained in the Blocked Account of Quantum maintained in the Swiss Blocked Accounts shall cease to be included in the calculation of Qualified Cash until such time as the covenants set forth in this Section 6.14(a)(ii) have been satisfied; and (y) the failure of Quantum to comply with the covenants set forth in this Section 6.14(a)(ii) shall not result in a Default or an Event of Default.

(iii) On or prior to March 31, 2017 (or such later date as Agent shall agree in its Permitted Discretion), all of the Blocked Accounts and all of the other deposit accounts and securities accounts of the Loan Parties maintained at PNC or any other bank (including without limitation each Blocked Account maintained at each Specified Domestic Blocked Account Bank but excluding each Excluded Account and each Swiss Blocked Account) shall be subject to a Control Agreement.

(b) Intellectual Property Security Interest Releases. Quantum shall use commercially reasonable efforts to deliver to Agent, on or prior to the date that is sixty (60) days following the Closing Date (or such later date as Agent shall agree in its Permitted Discretion), evidence, in form and substance reasonably satisfactory to Agent, that all security interests assigned to each of Keybank National Association, as Administrative Agent, and Credit Suisse, have been released as reflected in the public records of the United States Patent and Trademark Office or the Copyright Office, as applicable.

(c) Pledged Equity Interests. Quantum shall use commercially reasonable efforts to deliver to Agent, on or prior to the date that is sixty (60) days following the Closing Date (or such later date as Agent shall agree in its Permitted Discretion), an original stock certificate representing the Equity Interests of Plures Technologies, Inc., a Delaware corporation, issued to Quantum, together with an original stock power executed in blank.

(d) Insurance Endorsements. On or prior to the date that is ten (10) Business Days following the Closing Date (or such later date as Agent shall agree in its Permitted Discretion), Quantum shall deliver to Agent appropriate loss payable endorsements, in form and substance satisfactory to Agent, naming Agent as an additional insured and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage required by clauses (i) and (iii) of Section 6.6(a) of this Agreement, and providing (x) that all proceeds thereunder shall be payable to Agent, (y) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (z) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice).

6.15 Board Observation Rights. Agent shall have the right to either (a) appoint a single observer to the governing body of Quantum (the “Quantum Board of Directors”) who shall be entitled to attend (or at the option of such observer, monitor by telephone) all meetings of the Quantum Board of Directors (other than any portions of any meetings of the Quantum Board of Directors that constitute executive sessions or relate to this Agreement or which involve the exchange of privileged attorney-client information or work product), but shall not be entitled to vote, or (b) receive all Quantum Board of Directors meeting materials, Quantum Board of Directors notices and other materials (in each case other than any portions of such reports or materials that contain confidential information (including with respect to executive sessions) relating to this Agreement or attorney-client privileged information or work product) as and when provided to the members of the Quantum Board of Directors. To the extent Agent elects to appoint an observer in accordance with this section 6.15, Borrowers shall reimburse Agent for a reasonable and documented out-of-pocket travel expenses incurred by any such observer in connection with attendance at or participation in meetings to the extent consistent with Quantum’s policies of reimbursing directors generally for such expenses.

6.16 LTO Program.

(a) Subject to Section 6(b) of the Fourth Amendment, ensure that (a) all of the rights and interests under, in and to the LTO Program, the Recurring Royalty Revenue, all Format Development Agreements and any other contracts related to the foregoing, and (b) all Intellectual Property necessary to, and primarily used in, the LTO Program, are owned by, in the name of and registered under, as applicable, LTO Subsidiary; and

(b) Upon the occurrence of any Default or Event of Default, and at the reasonable request of Agent, promptly transfer to LTO Subsidiary any additional rights or interests relating to the LTO Program, including without limitation any Intellectual Property used in the LTO Program and any employees engaged in work relating to, or servicing, the LTO Program.

6.17 Repayment Transaction Status Report. Cause, no less frequently than once each week, the President or Chief Financial Officer of Quantum and the Investment Banker (as defined in the Fourth Amendment) to either (a) have a teleconference (at times during each such week that are mutually convenient for the Loan Parties and Agent) with Agent and each Lender that elects to participate in such teleconference to discuss the then current status of the Repayment Transaction (as defined in the Fourth Amendment) or (b) provide a written process update (which may be delivered via email) in reasonable detail regarding the current status of the Repayment Transaction (as defined in the Fourth Amendment).

VII	NEGATIVE COVENANTS.

No Loan Party nor any of its Subsidiaries shall, until the Payment in Full of the Obligations and the termination of this Agreement:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person, permit any other Person to consolidate with or merge with it, or acquire all or substantially all of the assets or Equity Interests of any Person, or of any division or line of business of any Person, except that:

(i) any Loan Party may merge, consolidate or reorganize with another Loan Party or a Subsidiary of a Loan Party or acquire the assets or Equity Interests of another Loan Party or a Subsidiary of a Loan Party so long as (A) in each case, Borrowing Agent shall provide Agent with notice of such merger, consolidation, reorganization or acquisition within five (5) Business Days following the consummation thereof or, to the extent that such merger, consolidation, reorganization or acquisition does not affect the priority or perfection of Agent’s Liens, concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof, (B) in connection with any merger, consolidation or reorganization to which Quantum is a party, Quantum must be the surviving entity of such merger, consolidation or reorganization, (C) in connection with any merger, consolidation or reorganization to which a Borrower is, and Quantum is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Borrower, (D) in connection with any merger, consolidation or reorganization to which a Guarantor is, and a Borrower is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Guarantor, and (E) Borrowing Agent shall deliver to Agent true, correct and complete copies of all of the material agreements, documents and instruments related to such merger, consolidation, reorganization or acquisition concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof,

(ii) any Subsidiary of a Loan Party that is not a Loan Party may merge, consolidate or reorganize with another Subsidiary of a Loan Party that is not a Loan Party or acquire the assets or Equity Interests of another Subsidiary of a Loan Party that is not a Loan Party so long as such Subsidiary shall deliver to Agent true, correct and complete copies of all of the relevant agreement, documents and instruments evidencing such merger, consolidation or reorganization concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof,

(iii) a Loan Party may make Permitted Investments, and

(iv) a Loan Party may make Permitted Acquisitions;

(b) Dispose of any of its properties or assets, except for Permitted Dispositions; or

(c) Liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for:

(i) the liquidation or dissolution of Immaterial Subsidiaries,

(ii) the liquidation or dissolution of a Borrower (other than Quantum) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Borrower are transferred to a Borrower that is not liquidating or dissolving,

(iii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, and

(iv) the liquidation or dissolution of a Subsidiary of a Loan Party that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Loan Party or a Subsidiary of a Loan Party that is not liquidating or dissolving.

7.2 Creation of Liens. Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3 Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) as disclosed on Schedule 7.3 hereto, (c) unsecured guarantees incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (d) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions, and (e) guarantees with respect to other Permitted Indebtedness, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness.

7.4 Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5 Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, other than any advance, loan or extension of credit constituting a Permitted Investment.

7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of (a) for the calendar year ending December 31, 2018, $12,000,000, and (b) for each calendar year ending thereafter, $15,000,000.

7.7 Restricted Payments. Declare, pay or make any Restricted Payment, except that:

(a) Quantum may make Restricted Payments to former employees, officers or directors of Quantum (or any spouses, ex-spouses or estates of any of the foregoing) on account of redemptions of Equity Interests of Quantum held by such Persons, provided that (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment; and (iii) the aggregate amount of such Restricted Payments (whether in exchange for cash or the issuance of Indebtedness permitted pursuant to clause (n) of the definition of “Permitted Indebtedness”) shall not exceed $1,000,000 during the term of this Agreement;

(b) Quantum may make Restricted Payments to former employees, officers or directors of Quantum (or any spouses, ex-spouses or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Quantum on account of repurchases of the Equity Interests of Quantum held by such Persons; provided (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment; and (iii) such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Quantum;

(c) Quantum may permit the Convertible Subordinated Debt to convert into Qualified Equity Interests in accordance with the terms of the Convertible Subordinated Debt Documents; provided that (i) such conversion is permitted by Applicable Law; and (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such conversion;

(d) Quantum may exchange Qualified Equity Interests for other Qualified Equity Interests in a cashless exchange (other than respect to cash payment made in exchange for fractional shares); provided that (i) such exchange is permitted by Applicable Law; and (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such exchange; and

(e) a Subsidiary of Quantum may make Restricted Payments to Quantum or any other Loan Party and a Subsidiary of Quantum that is not a Loan Party may make Restricted Payments to another Subsidiary of Quantum that is not a Loan Party; provided that, in each case such Restricted Payment is permitted by Applicable Law.

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9 Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted; provided, that the foregoing shall not prevent Borrowers and their Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business or is a reasonable extension of its or their business.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for

(a) transactions (other than the payment of management, consulting, monitoring or advisory fees) between any Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or Subsidiary, on the other hand, so long as (i) if such transactions involve one or more payments by such Loan Party or Subsidiary in excess of $5,000,000 for any single transaction or series of related transactions, such transactions are fully disclosed to Agent prior to the consummation thereof, and (ii) such transactions are no less favorable, taken as a whole, to the Loan Parties and their Subsidiaries than would be obtained in an arm’s length transaction with a non-Affiliate;

(b) any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party or its applicable Subsidiary, so long as such indemnity has been approved by the board of directors of such Loan Party or Subsidiary in accordance with Applicable Law;

(c) the payment of reasonable compensation, severance or employee benefit arrangements to employees, officers and outside directors of such Loan Party or its Subsidiaries in the Ordinary Course of Business and consistent with industry practice, so long as such payment has been approved by the board of directors of such Loan Party or Subsidiary in accordance with Applicable Law;

(d) transactions permitted by Section 7.1 or Section 7.7 hereof;

(e) transactions pursuant to, and made in accordance with, the Transfer Pricing Program;

(f) Permitted Intercompany Advances;

(g) transactions permitted under clause (j) of the definition of “Permitted Dispositions”;

(h) Investments permitted under clauses (h) and (n) of the definition of “Permitted Investments”; and

(j) Indebtedness owing to Affiliates permitted under clause (n) of the definition of “Permitted Indebtedness” or loans or advances to Affiliates permitted under clause (k) of the definition of “Permitted Investments”.

7.11 Reserved.

7.12 Subsidiaries.

(a) Form any Subsidiary unless: (i) if such Subsidiary is either a Foreign Subsidiary or an Immaterial Subsidiary, Borrowing Agent provides Agent with written notice of the formation of such Subsidiary and, if requested by Agent, true, correct and complete copies of the Organizational Documents of such Subsidiary and all of the material agreements, documents and instruments related to such formation concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the month in which such formation occurs, (ii) if such Subsidiary is a Domestic Subsidiary, (A) Borrowing Agent provides Agent with written notice of the formation of such Subsidiary and, if requested by Agent, true, correct and complete copies of the Organizational Documents of such Subsidiary and all of the material agreements, documents and instruments related to such formation within fifteen (15) Business Days following the date of such formation, and (B) at Agent’s discretion, or if requested by Borrowing Agent, (x) such Subsidiary expressly joins in this Agreement as a Borrower or a Guarantor and becomes jointly and severally liable for the obligations of the Loan Parties hereunder and under the Other Documents, and (y) executes a joinder to this Agreement and/or a Guaranty and a Guarantor Security Agreement in favor of Agent and such Other Documents related thereto as Agent shall reasonably request in connection therewith.

(b) Enter into any partnership, joint venture or similar arrangement which does not constitute a Permitted Investment.

(c) Permit any Immaterial Subsidiary to (i) own or generate any Receivables or Inventory, (ii) have revenues in any fiscal year in excess of $250,000 (other than, in the case of Quantum International, revenue generated through foreign branch offices pursuant to the Transfer Pricing Program) or (iii) receive or generate any royalty revenue, unless Borrowing Agent causes such Immaterial Subsidiary to become a Borrower or a Guarantor hereunder and under the Other Documents by providing to Agent the agreements, documents and instruments required to be delivered pursuant to Section 7.12(a)(ii) hereof.

7.13 Fiscal Year and Accounting Changes. Change its fiscal year from March 31 or make any change to its method of accounting (except as required by GAAP).

7.14 Reserved.

7.15 Amendment of Organizational Documents.

(a) Change (i) its legal name or its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa)without providing Agent with (A) written notice of such change within five (5) Business Days following such change, and (B) true, correct and complete copies of all of the agreements, documents and instruments related to such name change, or (ii) its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction.

(b) Amend, modify or waive any term or material provision of its Organizational Documents if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Agent and the Lenders; provided that such Loan Party shall provide Agent with true, correct and complete copies of any amendment, modification or waiver concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the month in which such amendment, modification or waiver occurs.

7.16 Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan or Multiemployer Plan, other than those Pension Benefit Plan or Multiemployer Plans disclosed on Schedule 5.8(e) hereto, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction” in respect of a Pension Benefit Plan or Multiemployer Plan, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (c) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan or Multiemployer Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (e) fail promptly to notify Agent of the occurrence of any Termination Event, (f) fail to comply, or permit any member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (h) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(e) hereof to cease to be true and correct.

7.17 Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness (other than the Convertible Subordinated Debt) of any Loan Party, except:

(a) Borrowers may prepay the Obligations to the extent permitted hereunder;

(b) subject to the terms of the Intercreditor Agreement, Borrowers may make mandatory prepayments in respect of the Revolving Loan Indebtedness pursuant to Sections 2.20(a) and 2.20(b) of the Revolving Loan Agreement (as in effect on the Closing Date hereof and as the same may be amended in accordance with the terms of the Intercreditor Agreement);

(c) Borrowers may make voluntary prepayments in respect of the Revolving Loan Indebtedness pursuant to Section 2.20(c) of the Revolving Loan Agreement (as in effect on the Closing Date hereof and as the same may be amended in accordance with the terms of the Intercreditor Agreement);

(d) [Reserved];

(e) any Loan Party may prepay, repurchase, redeem, retire or otherwise acquire any Indebtedness described in clauses (c), (f), (g), (h), (n), (q), (t) or (u) of the definition of “Permitted Indebtedness”; provided that (i) on the date of any such prepayment, repurchase, redemption, retirement or other acquisition and after giving effect thereto, (A) each of the Payment Conditions shall have been satisfied; and (B) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of such payment; (ii) in connection with any prepayment, repurchase, redemption, retirement or other acquisition of Indebtedness described in clauses (f), (g), (h), (n) and (u) of the definition of “Permitted Indebtedness”, all of the applicable subordination provisions (or the conditions set forth in the applicable Subordination Agreement) related to such Indebtedness shall have been satisfied; and

(f) Quantum may make payments in exchange for fractional shares in connection with the conversion of any Indebtedness that has been contractually subordinated in right of payment to the Obligations, in an otherwise cashless exchange (with cash payment made in exchange for fractional shares) into Qualified Equity Interests so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

7.18 Convertible Subordinated Debt. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Convertible Subordinated Debt, except that that (a) prior to the Second Amendment Effective Date, Quantum may repay, prepay, repurchase, redeem, retire or otherwise acquire up to $13,000,000 of the Convertible Subordinated Debt, and (b) on or prior to the Convertible Subordinated Debt Maturity Date, Quantum shall satisfy the Specified Convertible Subordinated Debt Condition, provided that, in connection with any repayment, prepayment, repurchase, redemption, retirement or other acquisition of the Convertible Subordinated Debt (other than the repayment, prepayment, repurchase, redemption, retirement or other acquisition permitted pursuant to clause (a) above): (A) immediately after giving effect to any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5(a) and 6.5(c) hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.9 hereof (in each case, after giving effect to the Second Amendment), (B) immediately after giving effect to any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, the Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, shall be less than or equal to 5.00 to 1.00 on a pro forma basis for the four (4) consecutive fiscal quarters ending immediately prior to any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.9 hereof, (C) on the date of any such repayment, prepayment, repurchase, redemption, retirement or other acquisition and immediately after giving effect thereto, each of the Convertible Subordinated Debt Payment Conditions shall have been satisfied, and (D) on or before the date of any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, Borrowing Agent shall have delivered to Agent, in form and substance satisfactory to Agent, a Compliance Certificate demonstrating by reasonably detailed calculations (including without limitation a calculation of EBITDA) that, upon giving effect to any repayment, prepayment, repurchase, redemption, retirement or other acquisition, Quantum and its Subsidiaries were and will be in compliance with the conditions set forth in clauses (A) through (C) of this proviso.

7.19 Amendments to Certain Documents. Enter into any amendment, waiver or modification of (a) any of the Convertible Subordinated Debt Documents that is adverse to the interests of Agent and the Lenders in the reasonable determination of Agent without the prior written consent of Agent and in any event Borrowing Agent shall deliver to Agent true, correct and complete copies of any material amendment, waiver or modification of any of the Convertible Subordinated Debt Documents (whether or not adverse to the interests of Agent and the Lenders) concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the month in which such amendment, waiver or modification occurs, or (b) any of the Revolving Loan Documents, except to the extent permitted by the terms of the Intercreditor Agreement.

7.20 LTO Subsidiary as a Special Purpose Vehicle. Permit LTO Subsidiary to incur any Indebtedness other than (a) the Obligations, (b) the Revolving Loan Indebtedness and (c) liabilities arising in connection with the LTO Program in the ordinary course of business.

VIII CONDITIONS PRECEDENT.

8.1 Conditions to Initial Loans. The agreement of Lenders to make the Term A Loan on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of the Term A Loan, of the following conditions precedent:

(a) Executed Documents. Agent shall have received, in form and substance satisfactory to Agent, this Agreement and each of the Other Documents, in each case duly authorized, executed and delivered by the Loan Parties and any other Person party thereto;

(b) Intercreditor Agreement. Agent shall have received, in form and substance reasonably satisfactory to Agent, the Intercreditor Agreement, duly authorized, executed and delivered by Revolving Loan Agent and acknowledged by the Loan Parties;

(c) Stock Certificates. Agent shall have received originals of stock certificates representing 100% (or 65%, as applicable) of the Equity Interests of each Subsidiary of Quantum, together with stock powers executed in blank.

(d) Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(d) attached hereto.

(e) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrowing Agent dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(f) W-9. Agent shall have received a duly completed W-9 (or other applicable IRS tax form) of each Loan Party;

(g) Quality of Earnings; Closing Date EBITDA. Agent shall have received, and been satisfied with its review of, a quality of earnings report performed by a third party firm acceptable to Agent in its Permitted Discretion, which report, among other things, shall confirm that the EBITDA of Quantum and its Subsidiaries for the twelve (12) month period ending on or about July 31, 2016 was equal to or greater than $23,000,000 (the “July Quality of Earnings Report”), and Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that EBITDA of Quantum and its Subsidiaries, using methodology substantially consistent with the determination of EBITDA in the July Quality of Earnings Report, for the twelve (12) month period ending on or about September 30, 2016 was equal to or greater than $30,000,000 (the “Closing EBITDA Amount”);

(h) Total Funded Debt. After giving pro forma effect to the Loans made hereunder on the Closing Date and the Advances made by Revolving Loan Lenders on the Closing Date, the total amount of Funded Debt of Quantum and its Subsidiaries, on a consolidated basis, on the Closing Date shall be less than or equal to the lesser of (i) $146,000,000 and (ii) the amount equal to the product of (x) the Closing EBITDA Amount, multiplied by (y) 4.6;

(i) Maximum Senior Net Leverage Ratio. After giving pro forma effect to the Loans made hereunder on the Closing Date and the Advances made by Revolving Loan Lenders on the Closing Date, the Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, for the four (4) consecutive fiscal quarters ending on or about September 30, 2016 shall be less than or equal to 1.70 to 1.00;

(j) Undrawn Availability. After giving effect to the Advances made by the Revolving Loan Lenders on the Closing Date, the Borrowers shall have Undrawn Availability of at least $30,000,000;

(k) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts with one or more Blocked Account Banks for the collection or servicing of the Receivables and proceeds of the Collateral, and Agent shall have received, in form and substance reasonably satisfactory to Agent, a Control Agreement among Agent, Revolving Loan Agent, Quantum and each Specified Domestic Blocked Account Bank with respect to the Blocked Accounts maintained by Quantum at Specified Domestic Blocked Account Banks;

(l) Advances and Revolving Loan Documents. Agent shall have received true, correct and complete copies of the Revolving Loan Documents, all of which shall be in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by the parties thereto and in effect on the Closing Date, and the transactions contemplated by the Revolving Loan Documents shall be consummated simultaneously with the making of the initial Loans hereunder;

(m) Filings, Registrations and Recordings. Agent shall have received each document (including any Uniform Commercial Code financing statement and Uniform Commercial Code termination statement) required by this Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral and in order to terminate the perfected security interest in or lien upon the Collateral of Existing Agent shall have been properly filed, registered or recorded (or arrangements reasonable satisfactory to Agent for such filing, registration or recording shall have been made) in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;

(n) Payoff Letter. Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, a payoff letter from Existing Agent providing that, among other things, all of the Indebtedness of the Loan Parties under the Existing Loan Documents has been paid and satisfied in full;

(o) Lien Waiver Agreements. Borrowers shall have exercised commercially reasonable efforts to deliver to Agent (a) a Lien Waiver Agreement from the owner or lessor of the chief executive office of Quantum and (b) Lien Waiver Agreements from the owners or lessors of all of the other premises leased by Quantum listed on Schedule 4.4 hereto and all of the warehouses and other locations used by Quantum listed on Schedule 4.4 hereto in which Equipment and Inventory having a value in excess of $1,000,000 is located;

(p) Secretary’s Certificates, Authorizing Resolutions and Good Standing Certificates. Agent shall have received, in form and substance reasonably satisfactory to Agent, a certificate of the Secretary or Assistant Secretary (or other equivalent officer or manager) of each Loan Party dated as of the Closing Date which shall certify (i) copies of resolutions, in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body or member) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement and the Other Documents to which such Loan Party is a party (including authorization of the incurrence of Indebtedness, borrowing of the Loans on a joint and several basis with all Loan Parties as provided for herein), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of the Loan Parties (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each other jurisdiction in which the failure to be duly qualified or licensed could reasonably be expected to have a Material Adverse Effect, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(q) Legal Opinion. Agent shall have received, in form and substance reasonably satisfactory to Agent, the executed legal opinion of counsel to the Loan Parties which shall cover such matters incident to the Transactions as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to Agent and Lenders;

(r) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents, the Convertible Subordinated Debt Documents or any of the Transactions and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(s) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory and Equipment of the Loan Parties and all books and records in connection therewith;

(t) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(u) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be reasonably satisfactory in all respects to Agent;

(v) Insurance. Agent shall have received in form and substance reasonably satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, credit insurance, casualty insurance and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by the Loan Parties’ insurance broker containing such information regarding the Loan Parties’ casualty and liability insurance policies as Agent shall reasonably request and naming Agent as an additional insured and/or lenders loss payee, and (iii) loss payable endorsements issued by the Loan Parties’ insurer naming Agent as lenders loss payee;

(w) Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the Term A Loan made pursuant to this Agreement;

(x) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the Transactions and Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent shall deem necessary;

(y) No Adverse Material Change. (i) Since March 31, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(z) Notice of Borrowing. Agent shall have received an executed Notice of Borrowing;

(aa) Contract Review. Agent shall have received and reviewed all Material Contracts of the Loan Parties including all material leases, union contracts, collective bargaining contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be reasonably satisfactory in all respects to Agent; and

(bb) Compliance with Laws. Agent shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws.

Each Lender that makes its initial extensions of credit under this Agreement shall be conclusively deemed to be satisfied with, or have waived, the conditions precedent set forth in this Section 8.1.

IX INFORMATION AS TO BORROWERS.

Each Loan Party shall, or (except with respect to Section 9.11 hereof) shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations and the termination of this Agreement:

9.1 [Reserved].

9.2 Schedules. Deliver to Agent, in form and substance satisfactory to Agent: (a) at all times during an Additional Reporting Period, on or before Wednesday of each week, (i) a sales/collections report and roll-forward for the prior week, and (ii) a report summarizing all Qualified Cash and PNC Other Cash, (b) on or before the twentieth (20th) day of each month as of and for the prior month: (i) accounts receivable agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules inclusive of reconciliations to the general ledger, (iii) perpetual Inventory reports inclusive of reconciliations to the general ledger, (iv) a detailed report summarizing all cash and Cash Equivalents of Quantum and its Subsidiaries (including an indication of which amounts constitute Qualified Cash and at which Blocked Account Banks such Qualified Cash is maintained), and (v) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), (c) within forty-five (45) days after the end of each fiscal quarter, (i) a list of all Material Customers, and (ii) a roll-forward of the production Inventory reserve, and (d) promptly following Agent’s request: such other schedules, documents, reports and/or information regarding the Collateral or the financial condition of the Loan Parties and their Subsidiaries as Agent may reasonably request. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3 Environmental Reports.

(a) To the extent any Loan Party is not in material compliance with applicable Environmental Laws, such Loan Party shall furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 hereof, with a certificate signed by an officer of Borrowing Agent setting forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.

(b) In the event any Loan Party receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at all of the Real Property owned or leased by any Loan Party (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at any such Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days after such receipt, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c) Borrowing Agent shall, concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such copies, notification or demand letter are received, forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward to Agent, concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such correspondence is received, copies of all material correspondence received by any Loan Party from any Governmental Body regarding such claims until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at any Real Property owned or leased by any Loan Party, operations or business that any Loan Party is required to file under any Environmental Laws, in each case concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such filing occurred. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4 Litigation. Notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects Collateral having a value in excess of $1,000,000 or which could reasonably be expected to have a Material Adverse Effect, in each case, concurrently with the delivery of the monthly financial statements pursuant to Section 9.9 hereof with respect to the period in which any Loan Party becomes aware of such claim, litigation, suit or administrative proceeding.

9.5 Material Occurrences. (a) Immediately after such Loan Party has knowledge thereof, notify Agent in writing upon the occurrence of any Default or Event of Default; and (b) promptly, but in any event within fifteen (15) Business Days after such Loan Party has knowledge thereof, notify Agent in writing upon the occurrence of: (i) any event of default under the Convertible Debt Documents; (ii) any default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness in an amount of $1,000,000 or more, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (iii) any matter materially affecting the value, enforceability or collectability of any material portion of the Collateral; and (iv) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; and (c) promptly, but in any event not later than concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such Loan Party has knowledge thereof, notify Agent in writing upon the occurrence of: (i) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Loan Party or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (ii) the receipt by any Loan Party of any notice from any Material Customer of its intent to either (x) terminate its relationship directly or indirectly with a Loan Party, or (y) materially and adversely modify any material agreement involving such Loan Party; (v) any material and adverse change in the relationship or arrangements within the LTO Consortium; (iii) any investigation, hearing, proceeding or other inquest by any Governmental Body into any Loan Party, or to the knowledge of Quantum, any Affiliate of any Loan Party with respect to Anti-Terrorism Laws; and (iv) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business or any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and in each case as to clauses (a), (b) and (c) of this Section 9.5, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.

9.6 Government Receivables. Notify Agent concurrently with the delivery of the financial statements required to be delivered to Agent pursuant to Section 9.9 hereof if its Receivables in an aggregate amount in excess of $500,000 arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7 Annual Financial Statements. Furnish Agent within ~~<(i) >~~ninety (90) days after the end of each fiscal year (other than the ~~<2018 >~~fiscal year~~<) and (ii) one hundred twenty (120) days after the end of the 2018 fiscal year,>~~ ending on or about March 31, 2018) audited financial statements of Quantum and its Subsidiaries, on a consolidated basis and unaudited financial statements of Quantum and its Subsidiaries, on a consolidating basis (which shall consist of a balance sheet and statements of income, stockholders’ equity and cash flow), from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP, and in reasonable detail and audited by independent certified public accountants reasonably acceptable to Agent (the “Accountants”) and certified without qualification~~< (except, solely with respect to the 2018 fiscal year, to the extent such qualification solely is due to the projected, potential or possible failure to comply with any covenant under this Agreement or the Revolving Loan Agreement during the one year period following the date such certification is delivered)>~~. The reports described in this Section shall be accompanied by a Compliance Certificate.

9.8 Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each fiscal quarter, (a) an unaudited balance sheet of Quantum and its Subsidiaries, on a consolidated and consolidating basis, and unaudited statements of income, stockholders’ equity and cash flow of Quantum and its Subsidiaries, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter, all prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of Quantum and its Subsidiaries and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year and (b) a written statement of management of Quantum setting forth a discussion of the financial condition, changes in financial condition and results of operations of Quantum and its Subsidiaries. The reports described in this Section shall be accompanied by a Compliance Certificate.

9.9 Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month (or within forty-five (45) days after the end of the months of March, June, September and December), an unaudited balance sheet of Quantum and its Subsidiaries, on a consolidated and consolidating basis, and unaudited statements of income and cash flow of Quantum and its Subsidiaries, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, all (other than the statements of cash flow) prepared in accordance with GAAP in all material respects, subject to normal and year-end adjustments that individually and in the aggregate are not material to the business operations of Quantum and its Subsidiaries and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports described in this Section shall be accompanied by a Compliance Certificate.

9.10 Other Reports. Furnish Agent, (a) promptly, but in any event within five (5) days following delivery or receipt thereof, copies of all material notices and other communications sent or received by Quantum pursuant to the Convertible Debt Documents, and (b) if requested by Agent, (i) if and when filed by Quantum, all Form 10-Q quarterly reports, Form 10-K annual reports, Form 8-K current reports and any other reports filed by Quantum with the SEC, and (ii) copies of any reports or other information provided by

Quantum to its shareholders generally. Any report requested by Agent to be furnished pursuant to clause (b) of this Section 9.10 shall be deemed to have been furnished on the date on which Quantum has filed such report with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent without charge; provided that, notwithstanding the foregoing, Borrowing Agent shall deliver to Agent paper or electronic copies of any such report to be furnished pursuant to clause (b) of this Section 9.10 if Agent requests that Borrowing Agent furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by Agent to Borrowing Agent.

9.11 Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by the Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least five (5) days prior thereto, (i) notice of Quantum’s opening of a new chief executive office, or (ii) notice of Quantum’s closing of its chief executive office, and (c) concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof with respect to the period in which such Loan Party (i) opens any new office or place of business (other than its chief executive office), in each case to the extent such location is required to be disclosed on Schedule 4.4 hereto, notice of such opening, (ii) closes any existing office or place of business (other than its chief executive office), notice of such closing, and (iii) learns of the occurrence thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any collective bargaining contract to which any Loan Party is a party or by which any Loan Party is bound and which could reasonably be expected to have a Material Adverse Effect.

9.12 Projected Operating Budget. Furnish Agent, no later than forty-five (45) days after the beginning of each fiscal year (commencing with fiscal year ending on or about March 31, 2017), month by month projections (including an operating budget) and cash flow of Quantum and its Subsidiaries, on a consolidated basis, for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), and year by year projections (including an operating budget) and cash flow of Quantum and its Subsidiaries, on a consolidated basis, for the forthcoming three (3) fiscal years, such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Quantum to the effect that such projections represent the good faith estimate of Quantum, on the date such projections are delivered, of the future performance Quantum and its Subsidiaries for the periods covered thereby based upon assumptions believed by Quantum to be reasonable at the time of the delivery thereof to Agent. The form and scope of the projections required to be delivered to Agent described in this Section shall be in a form and scope consistent with the Closing Date Projections or otherwise reasonably acceptable to Agent.

9.13 Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8 hereof, a written report summarizing all material variances from budgets submitted by the Loan Parties pursuant to Section 9.12 hereof and a discussion and analysis by management with respect to such variances.

9.14 SEC Inquiry. (a) Furnish Agent, promptly, but in any event within three (3) Business Days following delivery or receipt thereof, copies of all notices and other communications sent or received by Quantum in connection with the SEC Inquiry, (b) notify Agent, promptly, but in any event within three (3) Business Days thereof, of any material update or development in connection with the Independent Investigation, and (c) furnish Agent, promptly, but in any event within three (3) Business Days following the creation, delivery or receipt thereof, copies of all reports, summaries or findings prepared by, or any other material written communication received from, the Audit Committee; provided that Quantum shall not be required to furnish to Agent any document, information or other matter (i) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or (ii) that is subject to attorney-client or similar privilege, or constitutes attorney work-product.

9.15 ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or Multiemployer Plan or the establishment of any new Pension Benefit Plan or Multiemployer Plan or the commencement of contributions to any Pension Benefit Plan or Multiemployer Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment under a Pension Benefit Plan or Multiemployer Plan or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16 Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the terms or conditions of this Agreement.

9.17 Updates to Certain Schedules. Concurrently with the delivery of the monthly financial statements required to be delivered pursuant to Section 9.9 hereof, deliver to Agent, in form and, unless such updates are solely factual in nature, in substance reasonably satisfactory to Agent, such updates to Schedules 4.4 (Locations of Equipment and Inventory), 5.9 (Intellectual Property), 5.21 (Equity Interests), 5.22 (Commercial Tort Claims) and 5.23 (Letter-of-Credit Rights) to this Agreement and such other Schedules hereto as the Loan Parties shall deem required to maintain the related representations and warranties herein as true and correct. Any such updated Schedules delivered by the Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.18 Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; provided, however, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.

9.19 Weekly Information Report. Furnish Agent, weekly (no later than Thursday of each week (or, if Thursday is not a Business Day, on the next succeeding Business Day)) (a) an information report, in form to be mutually agreed upon by Quantum and Agent, which such report shall in any event include, without limitation, , actual accounts payable aging for the prior week, actual cash receipts and cash disbursements for the prior week, and (b) Quantum’s quarterly revenue forecast, updated as of the Tuesday of such week (or, if Tuesday is not a Business Day, on the next succeeding Business Day), prepared in good faith based upon assumptions which the Borrowers believe to be reasonable in light of the conditions existing at the time of delivery thereof (collectively, each a “Weekly Information Report”).

9.20 Monthly Cash Flow Forecast Report. Furnish Agent, monthly (no later than ten (10) Business Days after the end of each month), a thirteen (13) week cash flow forecast, commencing as of the first day of the week in which it was delivered, prepared by the Company, covering Quantum and its Subsidiaries on a consolidated basis, which such cash flow forecast shall be in form and substance reasonably satisfactory to Agent and prepared in good faith based upon assumptions which the Borrowers believe to be reasonable in light of the conditions existing at the time of delivery thereof (each a “Cash Flow Forecast”).

9.21 Variance Report. Furnish Agent, weekly (no later than Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day)), (a) commencing with the first full week after the first Cash Flow Forecast required pursuant to Section 9.20 has been received, a variance report comparing the actual cash receipts and cash disbursements for the prior week to the forecasted results for such week as set forth in the most recently received Cash Flow Forecast and (b) a variance report comparing the quarterly revenue forecast from the most recently received Weekly Information Report to the quarterly revenue forecast from the immediately preceding Weekly Information Report.

X EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Nonpayment. Failure by any Loan Party to pay (a) when due any principal of the Loans (including without limitation pursuant to Section 2.3 hereof), or (b) within three (3) Business Days of being due (or in the case of maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment, when due), any interest on the Obligations or any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2 Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any of the Other Documents or in any agreement, documents, certificate or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3 Financial Information. Failure by any Loan Party to (a) furnish financial information when due under Sections 9.7, 9.9, 9.12, 9.13, 9.19, 9.20 or 9.21 of this Agreement, or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms of Section 4.6 hereof;

10.4 [Reserved].

10.5 Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.10 and 10.11 hereof:

(a) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in Sections 4.1, 4.2, 4.6, 4.8, 6.2 (solely if a Loan Party is not in good standing in its jurisdiction of incorporation or formation), 6.5, 6.6(a), 6.14, 6.16, any Section of Article VII (other than Section 7.16), or Sections 9.1, 9.2, 9.5(a) or 16.18 of this Agreement;

(b) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition or covenant contained in Sections 4.4, 4.5, 4.7, 4.12, 6.3, 6.11, 6.17, 9.4, 9.5(b), 9.6, 9.10, 9.11, 9.17 or 9.18 of this Agreement which is not cured within fifteen (15) days after the earlier of (x) knowledge of such failure or neglect by a Responsible Officer of any Loan Party or (y) the receipt by Borrowing Agent of written notice of such failure or neglect from Agent or any Lender (provided that such fifteen (15) day period shall not apply in the case of any failure or neglect to perform, keep or observe any term, provision, condition or covenant which is not capable of being cured at all or within such fifteen (15) day period); or

(c) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or any of the Other Documents which is not cured within thirty (30) days after the earlier of (x) knowledge of such failure or neglect by a Responsible Officer of any Loan Party or (y) the receipt by Borrowing Agent of written notice of such failure or neglect from Agent or any Lender (provided that such thirty (30) day period shall not apply in the case of any failure or neglect to perform, keep or observe any term, provision, condition or covenant which is not capable of being cured at all or within such thirty (30) day period);

10.6 Judgments. Any (a) judgment, writ, order or decree for the payment of money are rendered against any Loan Party for an aggregate amount in excess of $1,500,000 or against all Loan Parties for an aggregate amount in excess of $1,500,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, or (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect;

10.7 Bankruptcy. Any Loan Party or any Subsidiary of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any formal action for the purpose of effecting any of the foregoing;

10.8 Reserved;

10.9 Lien Priority. Any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having a first priority Lien (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law) except (a) as a result of a Disposition of the applicable Collateral in a transaction permitted hereunder, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time $1,000,000 or (c) as the result of an action or failure to act on the part of Agent;

10.10 Reserved;

10.11 Cross Default. Either (a) an “Event of Default” under (and as such term is defined in) the Convertible Subordinated Debt Documents, (b) any specified “event of default” under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $1,000,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of such Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness), (c) Revolving Loan Agent breaches, violates, terminates or challenges the validity of the Intercreditor Agreement or (d) any creditor party to any Subordination Agreement breaches, violates, terminates or challenges the validity of such Subordination Agreement;

10.12 Termination or Limitation of Guaranty, Guarantor Security Agreement or Pledge Agreement. Termination or limitation of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Loan Party or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement (other than any termination permitted in accordance with the terms of this Agreement);

10.13 Change of Control. Any Change of Control shall occur;

10.14 Invalidity. This Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;

10.15 SEC Inquiry. Either (a) any material update or development has occurred, or finding reached, in connection with the SEC Inquiry or the Independent Investigation which could reasonably be expected to result in a Material Adverse Effect, or (b) the SEC Inquiry or the Independent Investigation has discovered, determined or ruled that any consolidated financial statements of Quantum and its Subsidiaries were materially misleading in the reasonable judgment of Agent; or

10.16 Pension Plans. An event or condition specified in Section 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof.

XI LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 hereof (other than Section 10.7(g) hereof), all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated, and (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used by such Loan Party in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The Net Cash Proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for Disposition or otherwise to complete raw material or work in process into finished goods or other finished products for Disposition; (ii) to fail to obtain third party consents for access to Collateral to be Disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or Disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to Dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to Dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or Disposition of Collateral or to provide to Agent a guaranteed return from the collection or Disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or Disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Without limiting any other provision hereof:

(i) At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, Agent shall be free to purchase all or any part of the Investment Property Collateral. Any such sale may be on cash or credit. Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property Collateral for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act. Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Investment Property Collateral is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Investment Property Collateral at any time without giving prior notice to any Loan Party or other Person.

(ii) Each Loan Party recognizes that Agent may be unable to effect or cause to be effected a public sale of the Investment Property Collateral by reason of certain prohibitions of the Securities Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property Collateral for their own account, for investment and without a view to the distribution or resale thereof. Each Loan Party understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property Collateral were sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Investment Property Collateral for the period of time necessary to permit the issuer of the securities which are part of the Investment Property Collateral (even if the issuer would agree), to register such securities for sale under the Securities Act. Each Loan Party agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(iii) The Net Cash Proceeds arising from the Disposition of the Investment Property Collateral after deducting expenses incurred by Agent will be applied to the Obligations pursuant to Section 11.5 hereof. If any excess remains after the discharge of all of the Obligations, the same will be paid to the applicable Loan Party or to any other Person that may be legally entitled thereto.

At any time after the occurrence and during the continuance of an Event of Default (A) Agent may transfer any or all of the Investment Property Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property Collateral, but no such transfer shall constitute a taking of such Investment Property Collateral in satisfaction of any or all of the Obligations, and (B) Agent shall be entitled to receive, for application to the Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property Collateral.

11.2 Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against the Loan Parties or each other.

11.3 Setoff. Subject to Section 14.13 hereof, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations, or in respect of the Collateral may, at Agent’s discretion, and shall, at the direction of the Required Lenders, be paid over or delivered as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations arising under this Agreement, under the Other Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH”, “SIXTH” and “SEVENTH” above.

XII WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII EFFECTIVE DATE AND TERMINATION.

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until the Maturity Date (the “Term”) unless sooner terminated as herein provided. The Loan Parties may terminate this Agreement at any time upon ten (10) Business Days prior written notice to Agent upon the Payment in Full of all of the Obligations.

13.2 Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until (a) all of the Obligations have been Paid in Full and this Agreement has been terminated and (b) each of the Loan Parties has released the Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against the Secured Parties. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed in connection herewith shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been Paid in Full and this Agreement has been terminated in accordance with its terms. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until all of the Obligations have been Paid in Full and this Agreement shall have been terminated in accordance with its terms. All representations, warranties, covenants, waivers and agreements set forth herein shall survive termination hereof until all of the Obligations have been Paid in Full and this Agreement has been terminated.

XIV REGARDING AGENT.

14.1 Appointment. Each Lender hereby designates TCW to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section 3.4 hereof and in the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, this Agreement or any Other Documents by or through any trustee, sub-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the Agent. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof set forth in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements set forth in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Loans to the Loan Parties shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3 Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4 Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to the Loan Parties (provided that no such approval by the Loan Parties shall be required after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5 Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6 Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received written notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8 Indemnification. To the extent Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9 Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Loans made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10 Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.9, 9.12 and 9.13 hereof from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11 Loan Parties Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12 No Reliance on Agent’s Customer Identification Program. To the extent the Loans or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13 Other Agreements. Each of the Lenders agrees that it shall not, without the prior written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.14 Swiss Law Governed Security Documents.

(a) Without prejudice to the provisions of this Agreement or any of the Other Documents, the parties hereto acknowledge and agree that, for the purposes of taking and ensuring the continuing validity of any pledge or security agreement governed by the laws of Switzerland, Agent shall hold: (i) the security that it holds under any such Swiss law governed pledge or security agreement that is accessory in nature (akzessorisch) for itself and for and on behalf of the other Secured Parties as a direct representative (direkte Stellvertretung) and (ii) the security that it holds under any such Swiss law governed pledge or security agreement that is non-accessory in nature (nicht-akzessorisch) as an agent for the benefit of the Secured Parties (Halten unter einem Treuhandveraltnis).

(b) With regards to any pledge or security agreement governed by the laws of Switzerland, (i) each Lender (on behalf of itself and its Affiliates) hereby appoints and authorizes Agent (x) to enter into, do all actions required in connection with and enforce (all in accordance with this Agreement) each of the Other Documents governed by the laws of Switzerland that is non-accessory in nature (nicht-akzessorisch) in its own name but for the benefit of the Secured Parties, and (y) to enter into, do all actions required in connection with and enforce (all in accordance with this Agreement) each of the Other Documents governed by the laws of Switzerland that is accessory in nature (akzessorisch) for itself and for and on behalf of the Secured Parties as a direct representative (direkter Stellvertreter), and each Lender (on behalf of itself and its Affiliates) and (ii) each Loan Party acknowledges that each Lender (including, without limitation, any future Lender) will be a party to each of the Other Documents governed by the laws of Switzerland.

XV BORROWING AGENCY.

15.1 Borrowing Agency Provisions.

(a) Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request the Delayed Draw Term Loan, (iii) sign and endorse notes, (iv) execute and deliver all instruments, documents, applications, security agreements and all other agreements, documents, instruments, certificates, notices and further assurances now or hereafter required hereunder, (v) make elections regarding interest rates, and (vi) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or the Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to the Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to the willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses.

15.2 Waiver of Subrogation. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Commitments, the termination of this Agreement and the Payment in Full of the Obligations.

XVI	MISCELLANEOUS.

16.1 Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any of the Other Documents may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party to this Agreement hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent (for all Loan Parties) at its address set forth in Section 16.6 hereof and to all other parties to this Agreement to their respective addresses set forth in Section 16.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each party to this Agreement waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any of the Other Documents, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2 Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not set forth herein and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be amended, modified, changed, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent and Borrowing Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Agent with the consent in writing of Required Lenders, and the Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Delayed Draw Term Loan Commitment Percentage or the maximum dollar amount of the Delayed Draw Term Loan without the consent of such Lender directly affected thereby;

(ii) extend the Term or the time for payment of principal or interest of the Loans (excluding the due date of any mandatory prepayment of the Loans), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by the Loans or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 hereof (unless imposed by Agent));

(iii) alter the definition of the term “Required Lenders” or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(iv) alter, amend or modify the provisions of Section 11.5 hereof without the consent of each Lender directly and adversely affected thereby;

(v) release all or substantially all of the Collateral (other than in accordance with the provisions of this Agreement) without the consent of all Lenders directly affected thereby; or

(vi) release any Borrower without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from the Loan Parties. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to an Assignment Agreement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Agent is hereby authorized by the Loan Parties and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent have not been satisfied or the Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Loans to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement (the “Protective Advances”). Lenders holding the Loans shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective pro rata share of the outstanding Loans. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(e), any such Protective Advances funded by Agent shall be deemed to be Loans made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding Loans.

16.3 Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Loans to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Loans held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) the Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to any Lender which granted an interest in its Loans or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Loans hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with the prior written consent of Borrowing Agent and such Participant acknowledges that it is entitled to no greater rights hereunder and under the Other Documents than the applicable Lender, and (ii) in no event shall the Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Loans or other Obligations payable hereunder to both such Lender and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Loans. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations hereunder or under any Other Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Loan or other Obligation is in registered form under Treas. Reg. Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register

(c) Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Loans under this Agreement and the Other Documents to one or more additional Persons (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to an Assignment Agreement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Assignment Agreement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender thereunder with a Delayed Draw Term Loan Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement, the Assignment Agreement creating a novation for that purpose. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Delayed Draw Term Loan Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Delayed Draw Term Loan Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowing Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowing Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within seven (7) Business Days after having received prior notice thereof.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to an Assignment Agreement modified as appropriate to reflect the interest being assigned (“Modified Assignment Agreement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Assignment Agreement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Assignment Agreement and recordation in the Register, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Assignment Agreement, be released from its obligations under this Agreement, the Modified Assignment Agreement creating a novation for that purpose. Such Modified Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent, acting as a non-fiduciary agent of the Loan Parties, shall maintain at its address a copy of each Assignment Agreement and Modified Assignment Agreement delivered to it and the Register for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party; provided that such Transferee or prospective Transferee shall agree to be bound by the provisions of Section 16.15 hereof.

(g) Notwithstanding anything to the contrary set forth in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4 Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5 Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Loans and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party or any Subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with any Real Property owned or leased by any Loan Party, any Hazardous Discharge, the presence of any Hazardous Materials affecting any Real Property owned or leased by any Loan Party (whether or not the same originates or emerges from such Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any Real Property owned or leased by any Loan Party under any Environmental Laws and any loss of value of such Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. The Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at any Real Property owned or leased by any Loan Party, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. The foregoing to the contrary notwithstanding, (A) the Loan Parties shall have no obligation to any Indemnified Party under this Section 16.5 with respect to any Claims that (I) a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees, attorneys or agents; (II) result from disputes solely between or among the Lenders or from disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the provisions of this Section 16.5 shall extend to Agent (but not the Lenders) relative to disputes between or among Agent, on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, and (B) any obligation for any Claim with respect to legal counsel shall be limited to the reasonable and documented fees, charges and disbursements of (I) one primary counsel and any special and local counsel for Agent and the other Indemnified Parties and (II) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Indemnified Parties. This Section 16.5 shall not apply with respect to Taxes.

16.6 Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which the Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth below in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:

TCW Asset Management Company LLC

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

Attention: Jason Andreotes

Telephone: 617-936-2279

Facsimile: 617-948-2003

In each case, with a copy to (and such copy shall not constitute notice hereunder):

Cortland Capital Market Services LLC

225 West Washington Street, 21st Floor

Chicago, Illinois 60606

Attention: Valerie Opperman and Legal Department

Facsimile: 312-376-0751

Email: valerie.opperman@cortlandglobal.com and legal@cortlandglobal.com and with a copy to:

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3700

Chicago, Illinois 60603

Attention: Seth Good, Esq.

Facsimile: (312) 863-7838

(B)	If to Borrowing Agent or any Loan Party:

“Quantum Corporation

224 Airport Parkway, Suite 5500

San Jose, CA 95110

Attention: Shawn Hall

Facsimile: (408) 944-6581

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese, Esq.

Facsimile: (650) 463-2600

16.7

Survival. The obligations of the Loan Parties under Sections 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 hereof and the obligations of Lenders under Sections 14.8 and 16.5 hereof, shall survive termination of this Agreement and the Other Documents and the Payment in Full of the Obligations.

16.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9 Expenses. The Loan Parties shall pay (a) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel and any special and local counsel), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by Agent on any Lender (including the reasonable and documented fees, charges and disbursements of (x) one primary counsel and any special and local counsel for Agent and the Lenders and (y) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Lenders), and shall pay all fees and time charges for attorneys who may be employees of Agent in connection with the enforcement or protection of its rights in connection with this Agreement and the Other Documents, including its rights under this Section, (c) all documented out-of-pocket expenses incurred by Agent on any Lender (including the reasonable and documented fees, charges and disbursements of (x) one primary counsel and any special and local counsel for Agent and the Lenders and (y) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Lenders), and shall pay all fees and time charges for attorneys who may be employees of Agent in connection with the enforcement or protection of its rights in connection with the Loans issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (d) all reasonable and documented out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10 Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11 Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15 Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, so long as such examiners are informed of the confidential nature of such information; (b) to its Affiliates, outside auditors, counsel and other professional advisors, so long as such Affiliates, outside auditors, counsel or other professional advisors either have a legal obligation to keep such information confidential or agree to comply with the provisions of this Section 16.15; (c) to Agent or any Lender; (d) to any prospective Transferees, so long as such prospective Transferees agree to comply with the provisions of this Section 16.15; and (e) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been Paid in Full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16 Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17 Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18 Anti-Terrorism Laws.

(a) Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (C) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (D) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (E) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary contained in this Agreement, any Other Document, or any other agreement, arrangement or understanding among any Agent, Lenders and the Loan Parties, Agent, each Lender and each Loan Party acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution.

XVII	GUARANTY.

17.1 Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

17.2 Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Agent, any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than the Payment in Full of the Obligations and any defense that any other guarantee or security was or was to be obtained by Agent.

17.3 No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

17.4 Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVII, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

17.5 Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c) the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(e) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of Disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Loans or other financial accommodations to the Loan Parties pursuant to this Agreement and/or the Other Documents.

17.6 Waiver of Notice. Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions (in each case other than the defense of Payment in Full of the Obligations).

17.7 Agent’s Discretion. Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

17.8 Reinstatement.

(a) The Guaranty provisions herein set forth herein shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Persons.

(b) Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c) No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d) If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e) All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to Payment in Full of the Obligations. Except to the extent prohibited otherwise by this Agreement, if an Event of Default shall have occurred and be continuing, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent. This assignment, postponement and subordination shall only terminate when the Obligations are Paid in Full and this Agreement is irrevocably terminated.

(f) Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees that, after the occurrence and during the continuance of an Event of Default, it shall make no payments to any Guarantor without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof.

[signature pages follow]

~~<Conformed through:>~~

~~<First Amendment to Term Loan Credit and Security Agreement, dated as of April 19, 2017 > <Second Amendment to Term Loan Credit and Security Agreement, dated as of November 6, 2017>~~

~~<Third Amendment to Term Loan Credit and Security Agreement, dated as of February 14, 2018>~~

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:

QUANTUM CORPORATION

By:
Name:
Title:

AGENT AND LENDER:

TCW ASSET MANAGEMENT COMPANY LLC, as Agent and Lender

By:
Name:
Title:

Payment Account Designation:

[Bank Name: State Street Bank & Trust Co. ABA: 011000028 Account Number: 10512614 Account Name: TCW Asset Management Company LLC Ref: Quantum Corporation]

Signature Page to Term Loan Credit and Security Agreement

~~<Conformed through:>~~

~~<First Amendment to Term Loan Credit and Security Agreement, dated as of April 19, 2017 > <Second Amendment to Term Loan Credit and Security Agreement, dated as of November 6, 2017>~~

~~<Third Amendment to Term Loan Credit and Security Agreement, dated as of February 14, 2018>~~

Each of the parties has signed this Agreement as of the day and year first above written.

LENDERS:

TCW DIRECT LENDING, LLC
By: TCW Asset Management Company LLC, its
Investment Advisor

By:
Name:
Title:

WEST VIRGINIA DIRECT LENDING LLC By: TCW Asset Management Company LLC, its Investment Advisor

By:
Name:
Title:

TCW SKYLINE LENDING, L.P.
By: TCW Asset Management Company LLC, its
Investment Advisor

By:
Name:
Title:

Signature Page to Term Loan Credit and Security Agreement